Registration Statement No. 333-254060

Filed Pursuant to Rule 424(b)(3)

Prospectus

BIT DIGITAL, INC.

6,412,500 Ordinary Shares

This prospectus relates to the sale by selling shareholder (the “Selling Shareholder”), including (i) up to 412,500 shares issuable to Ionic Ventures, LLC, or Ionic, upon conversion by Ionic of senior convertible notes due May 5, 2021 (the “Notes”), and (ii) up to 6,000,000 shares issuable to Ionic under a Purchase Agreement dated as of January 11, 2021 between the Company and Ionic, which we refer to herein as the Purchase Agreement. See “Selling Shareholder.”

The Selling Shareholder has advised us that they will sell the Ordinary Shares from time to time in the open market, on the Nasdaq Capital Market, in privately negotiated transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or a combination of those methods. See also “Plan of Distribution” on page 88 for more information.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of Ordinary Shares by the Selling Shareholder. However, we may receive proceeds of up to $80,000,000 from the sale of Ordinary Shares to Ionic under the Purchase Agreement, from time to time in our discretion after the date the registration statement of which this prospectus is a part is declared effective and after the other conditions in the Purchase Agreement have been satisfied.

Ionic is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”). Ionic may sell the Ordinary Shares described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” on page 88 for more information about how Ionic may sell the Ordinary Shares being registered pursuant to this prospectus.

As of May 4, 2021, there were 48,320,870 of our Ordinary Shares outstanding, of which 39,558,670 Ordinary Shares were held by non-affiliates. The 6,412,500 shares which are being registered for resale by Ionic hereunder (412,500 upon the conversion of the Notes and 6,000,000 shares which may be issued under the Purchase Agreement) represent less than 1/3 of the shares held by non-affiliates as of May 4, 2021.

We will pay the expenses incurred in registering the Ordinary Shares to which this prospectus relates, including legal and accounting fees. See “Plan of Distribution.”

Our Ordinary Shares are traded on the Nasdaq Capital Market tier under the symbol “BTBT”. On May 4, 2021, the closing price of our Ordinary Shares was $11.93 per share.

We are an “emerging growth company,” as that term is used in the Jumpstart Our Business Startups Act of 2012 and are subject to reduced public company reporting requirements.

Investing in our Ordinary Shares is highly speculative and involves a significant degree of risk. See “Risk Factors” beginning on page 11 of this prospectus for a discussion of information that should be considered before making a decision to purchase our Ordinary Shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 20, 2021

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ADDITIONAL INFORMATION

You should rely only on the information contained in this prospectus or in any related free-writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or any free-writing prospectus. We are offering to sell, and seeking offers to buy, the Ordinary Shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is current only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Ordinary Shares.

FORWARD-LOOKING STATEMENTS

This report contains “forward-looking statements” for purposes of the safe harbor provisions provided by Section 27 of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that represent our beliefs, projections and predictions about future events. All statements other than statements of historical fact are “forward-looking statements,” including any projections of earnings, revenue or other financial items, any statements of the plans, strategies and objectives of management for future operations, any statements concerning proposed new projects or other developments, any statements regarding future economic conditions or performance, any statements of management’s beliefs, goals, strategies, intentions and objectives, and any statements of assumptions underlying any of the foregoing. Words such as “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, as well as statements in the future tense, identify forward-looking statements.

These statements are necessarily subjective and involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievements described in or implied by such statements. Actual results may differ materially from expected results described in our forward-looking statements, including with respect to correct measurement and identification of factors affecting our business or the extent of their likely impact, and the accuracy and completeness of the publicly available information with respect to the factors upon which our business strategy is based or the success of our business.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of whether, or the times by which, our performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and management’s belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, those factors discussed under the headings “Risk Factors”, “Operating and Financial Review and Prospects,” and elsewhere in this prospect

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PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including our financial statements and related notes and the risks described under “Risk Factors” beginning on page 11. We note that our actual results and future events may differ significantly based upon a number of factors. The reader should not put undue reliance on the forward-looking statements in this document, which speak only as of the date on the cover of this prospectus.

All references to “we,” “us,” “our,” “Company,” “Registrant” or similar terms used in this prospectus refer to Bit Digital, Inc.(formerly known as Golden Bull Limited), a Cayman Islands exempted company (“Bit Digital”), including its consolidated subsidiaries, unless the context otherwise indicates. We currently conduct our business through, Bit Digital Hong Kong Limited, a Hong Kong company and our operating entity in China; Bit Digital U.S.A. Inc., a Delaware corporation, and our operating entity in the United States; and Bit Digital Canada, Inc., our operating entity in Canada..

“PRC” or “China” refers to the People’s Republic of China, excluding, for the purpose of this prospectus, Taiwan, Hong Kong and Macau, “RMB” or “Renminbi” refers to the legal currency of China and “$”, “US$” or “U.S. Dollars” refers to the legal currency of the United States.

This prospectus contains translations of Renminbi amounts into U.S. dollars at specified rates solely for the convenience of the reader. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all.

Our Business

On September 8, 2020, the Company entered into a certain share purchase agreement (the “Disposition SPA”) by and among a BVI company, Sharp Whale Limited (the “Purchaser”), Point Cattle Holding Limited (the “Subsidiary”) and Golden Bull Limited (now Bit Digital, Inc., the “Seller”). Pursuant to the Disposition SPA, the Purchaser agreed to purchase the Subsidiary in exchange for nominal consideration of $10.00 and other good and valuable consideration. The Board of Directors approved the transaction contemplated by the Disposition SPA (the “Disposition’). The closing of the Disposition occurred on September 8, 2020 and represented the Company’s complete disposition of the peer-to-peer lending business and focus onto the bitcoin mining business and its planned auto leasing business in the U.S. once the Coronavirus pandemic is curtailed.

Bit Digital is an emerging bitcoin mining company with operations in PRC and the United States. The Company commenced its mining operations in February 2020, following the suspension of its peer-to-peer lending business in October 2019. See “Business-Legal Proceedings’ below. Our bitcoin mining operations, hosted by third party suppliers, uses specialized computers, known as miners, to generate bitcoins, a cryptocurrency. The miners use application specific integrated circuit (“ASIC”) chips. These chips enable the miners to apply greater computational power, or “hash rate’, to provide transaction verification services (known as solving a block”) which helps support the bitcoin blockchain. For every block added, the bitcoin blockchain awards a bitcoin award equal to a set number of bitcoins per block. These bitcoin awards are subject to “halving,” whereby the bitcoin award per block is reduced by half in order to control the supply of bitcoins on the market. Miners with a greater hash rate have a higher chance of solving a block and receiving a bitcoin award.

Our mining facilities and mining platform operate with the primary intent of accumulating bitcoin which we may sell for fiat currency from time to time depending on market conditions and management’s determination of our cash flow needs. After a third halving of bitcoins in May 2020, our mining strategy has been to mine bitcoins as fast and as many as possible given there are less bitcoins and a lower efficiency of mining. In view of the long delivery time to purchase new miners from miner suppliers like Bitmain and MicroBT, we chose to acquire second-hand miners which can be delivered in only a few weeks. We have not signed leases for bitcoin mining facilities. In order to achieve lower utility costs, the mining facilities are maintained by our third-party suppliers. The bitcoin mining facilities in PRC are maintained by Hong Kong suppliers. They are our hosts and they install the miners, provide IT consulting, maintenance and repair work on site for us. Our miners’ facilities in Texas and Nebraska are maintained by Compute North, a well-known miner hosting company in North America.

As of March 31, 2021, the Company owned a total of 40,965 miners, including 7,025 Antminer S17+, 195 Antminer S17E, 32 Antminer S17Pro, 205 Antminer S19Pro, 800 Antminer T3, 9,110 Antminer T17, 256 Antminer T17+, 2,200 Whatsminer M10, 4,125 Whatsminer M20S, 16,917 Whatsminer M21S and 100 Whatsminer M31S.

As of April 30, 2021, the Company owned a total of 43,606 miners, including 1,426 Antminer S17, Antminer S17+, 195 Antminer S17E, 32 Antminer S17Pro, 205 Antminer S19Pro, 800 Antminer T3, 9,110 Antminer T17, 256 Antminer T17+, 2,200 Whatsminer M10, 5,079 Whatsminer M20S, 16,917 Whatsminer M21S and 361 Whatsminer M31S with the locations across the PRC and in Texas, Nebraska and Georgia in the United States.

As of April 30, 2021, in Xinjiang, the Company had 12,830 bitcoin miners; in Sichuan Province, we had 19,060 miners; in Yunnan Province, we had 3,200 miners; in Nebraska, we had 6,890 miners, in Texas, we had 100 miners; in Georgia, we had 100 miners; and in Canada, we had 1,426 miners. The total hash rate of all the 43,606 miners has increased to 2,423.15Ph/s.

However, as a common practice in the mining industry in China, we may migrate our miners within the above locations on a seasonal basis depending on water and electricity availability and cost. We had already migrated our miners from Inner Mongolia to Xinjiang since the government of China’s Inner Mongolia announced a solicitation on February 25, 2021 of banning cryptocurrency mining facilities which it did in March 2021 to allow for energy conservation. The Company is currently evaluating plans to make more purchases to increase our total mining hash, conditioned upon our raising the required funds.

In March through April 2021, the Company ordered an additional 2,130 bitcoin miners in transit, including 1,800 Antminer S17+, 280 Avalon A1246 and 50 VM V1 for a total purchase price of $ 9,853,245. With the new purchase of 2,130 bitcoin miners, the total hash rate will reach to 2,574 Ph/s and they are expected to be launched in the U.S. by the end of May 2021.

Selling Shareholder Transactions

The Notes

On December 31, 2020, the Company entered into a Securities Purchase Agreement (the “SPA”) with Ionic (the “Holder”) for the sale of subordinated convertible notes due May 5, 2021 (the “Notes”) up to an aggregate original principal amount of $1,650,000 with an original issue discount (OID) of 10% in a private placement.

The initial Note having an original principal amount of $1,100,000 was issued and sold on February 5, 2021 at a first closing and a second Note having an original principal amount of $550,000 was issued and sold at a second closing on March 12, 2021, upon the filing of the registration statement of which this prospectus forms a part.

The Company received approximately $1,280,000 in net proceeds after the second closing, after deducting fees payable to broker-dealers and certain other transaction expenses, including fees and expenses of legal counsels in connection with the transactions.

The Notes are unsecured and are expressly junior to any existing or future debt obligations of the Company. The Notes bear interest at 8% per annum, increasing to 15% if not paid within three (3) months of the initial closing, or May 5, 2021 (“Maturity Date”) or otherwise upon an Event of Default (as defined in the Notes).

The Company had the right to redeem the Notes in whole and not in part at 110% of face value plus all accrued and unpaid interest thereon (and late charges, if any) during the first 60 days from issuance and at 120% of face value plus all accrued and unpaid interest on (and late charges, if any) thereafter, payable in cash. The Notes were also subject to redemption (at the election of the Holder) at 120% upon an Event of Default or a Change of Control (as such terms are defined in the Notes). The Notes include certain customary Events of Default. Upon the occurrence of a Bankruptcy Event of Default (as defined in the Notes), the Notes would automatically become immediately due and payable in cash in an amount equal to all outstanding principal, interest, and late charges multiplied by a redemption premium of 120%.

The Notes were not earlier redeemed by the Company and automatically converted into Ordinary Shares upon the effectiveness of the registration statement of which this prospectus is made a part at the Conversion Price then in effect (if no Event of Default had occurred, at the Standard Conversion Price then in effect of $6.00 per share). The Standard Conversion Price of $6.00 per share is equal to the lower of $6.00 per share and 80% of the average of the three lowest VWAPs during the 15 trading days ending and including the date of conversion. The Event of Default Conversion Price is equal to 85% of the Standard Conversion Price. We are registering 412,500 of such conversion shares in the registration statement of which this prospectus forms a part, which represents 150% of the maximum number of shares issuable upon conversion of $1,650,000 principal amount of subordinated convertible notes at an assumed conversion price of $6.00 per share.

This Registration Statement was not filed within 30 days of the first closing and we are obligated under the Registration Rights Agreement to pay a one percent (1%) penalty of the principal amount of the Note for every 30 days of lateness. We have also agreed to use best efforts to have this Registration Statement declared effective within 90 days from the first closing. Until 30 days from the effective date of this Registration Statement, as long as the Notes are outstanding, the Company will not issue any equity securities except Excluded Securities (as defined in the SPA). The Holder and its affiliates have not and will not enter into a short position while the Notes are outstanding.

The Company has agreed with Ionic not to enter into a Fundamental Transaction (as defined in the Notes), unless the successor entity assumes all of the obligations under the Notes pursuant to written agreements satisfactory to the holder of the Notes, and the successor entity is a publicly traded corporation whose common equity or Ordinary Shares, as applicable, are quoted or listed on a national securities exchange. The Company is also subject to certain customary affirmative and negative covenants.

Purchase Agreement

On January 11, 2021, the Company entered into the Purchase Agreement with Ionic (also herein referred to as the “Investor”) whereby we have the right, but not the obligation, to sell to Ionic, and Ionic is obligated to purchase up to in the aggregate $80,000,000 worth of Ordinary Shares. Sales of Ordinary Shares by the Company, if any, will be subject to certain limitations, and may occur from time to time, at the Company’s sole discretion, over the 36-month period commencing on the date that the registration statement of which this prospectus forms a part, which the Company agreed to file with the SEC pursuant to the registration rights agreement (the “RRA”) we entered into with Ionic on January 11, 2021 in connection with the Purchase Agreement, is declared effective by the SEC and a final prospectus in connection therewith is filed and the other conditions set forth in the Purchase Agreement are satisfied (such date on which all of such conditions are satisfied, the “Commencement Date”). For the avoidance of any doubt, all Notes will be fully converted into Ordinary Shares prior to the Commencement Date.

The purchase price of the Ordinary Shares purchased by the Investor under the Purchase Agreement will be derived from prevailing market prices of the Company’s Ordinary Shares immediately preceding the time of sale. The Company will control the timing and amount of future sales, if any, of Ordinary Shares to the Investor. The Investor has no right to require the Company to sell any Ordinary Shares to the Investor, but the Investor is obligated to make purchases as the Company directs, subject to certain conditions.

Under the Purchase Agreement, from and after the Commencement Date, the Company has the right, from time to time in its sole discretion and subject to certain conditions and limitations set forth in the Purchase Agreement, to direct the Investor to purchase up to the lesser of (i) $2,500,000 in Ordinary Shares; and (ii) 75% of the average dollar volume of Ordinary Shares for the lowest 8 of 10 Trading Days prior to providing notice to the Investor. The Company may effect a regular purchase at the Regular Purchase Price equal to 85% of the arithmetic average of the three (3) lowest volume weighted average prices (“VWAP”) calculated for the period five (5) Trading Days prior to and ending five (5) Trading Days after delivery of pre-settlement purchase shares (the “Regular Purchase Measurement Period”) based on an estimate and true-up. The Company may also effect an alternate purchase at the Alternate Purchase Price equal to 80% of the arithmetic average of the VWAPs calculated for the period on and ending five (5) Trading Days after delivery of pre-settlement shares (the “Alternate Purchase Measurement Period”) based on an estimate and true-up.

The Company may deliver a notice to the Investor for a regular purchase or an alternate purchase as often as every business day, so long as (i) on any such notice date, the closing sale price of the Ordinary Shares is not below the Floor Price (initially set at $1.00 per ordinary share, subject to customary adjustments), (ii) shares for all prior regular purchases and alternate purchases have theretofore been received by the Investor in accordance with the Purchase Agreement, and (iii) no current Regular Purchase Measurement Period or Alternate Purchase Measurement Period is running (unless, with respect to regular purchases only, the Company and the Investor mutually agree otherwise in writing). Notwithstanding the foregoing, the Company shall not deliver a regular purchase or alternate purchase notice to the Investor if an Event of Default has occurred and is continuing, or if any event which, after notice and/or lapse of time, would become an Event of Default, has occurred and is continuing.

In all instances, the Company may not sell Ordinary Shares to the Investor under the Purchase Agreement if it would result in the Investor beneficially owning more than 4.99% of the outstanding Ordinary Shares. Under applicable rules of the Nasdaq Capital Market, the Company, as a Foreign Private Issuer, has elected to follow home country practice and does not require shareholder approval in the event that issuances under the Purchase Agreement exceed twenty (20%) percent or more of the Ordinary Shares outstanding immediately prior to the execution of the Purchase Agreement.

The Purchase Agreement and the RRA each contains representations, warranties, covenants, closing conditions and indemnification and termination provisions by, between and for the benefit of the parties which are customary of transactions of this nature. Additionally, sales to the Investor under the Purchase Agreement may be limited, to the extent applicable, by Nasdaq and SEC rules. The Company agreed with the Investor that it will not enter into any “variable rate” transactions with any third party for a period defined in the Purchase Agreement. The Investor has covenanted not to cause or engage in any direct or indirect short selling or hedging of the Company’s Ordinary Shares.

In connection with each Regular Purchase and Alternate Purchase, the Company shall issue to Ionic a number of additional Ordinary Shares (the “Commitment Shares”) equal to the product of (x) the number of Ordinary Shares sold to Ionic and (y) 2.5% as a commitment fee for no additional consideration. Up to 145,732 shares are being registered hereunder as Commitment Shares, of which half (72,866) may be issued as Additional Commitment Shares to satisfy the Additional Commitment Fee as described below.

The Purchase Agreement may be terminated by the Company at any time, at its sole discretion, however upon any such termination, if the Company has sold less than $40,000,000 to the Investor under the Purchase Agreement, the Company shall pay an additional commitment fee of $1,000,000 (the “Additional Commitment Fee”), which shall be payable either in cash or in Ordinary Shares at a price equal to 100% of the Closing Price on the date immediately preceding the date of receipt by the Investor of the Company Termination Notice (such shares, the “Additional Commitment Shares”) at the Company’s discretion, within two (2) Trading Days after a Company Termination Note is received by the Investor; provided, however, that the Additional Commitment Fee shall be reduced by the aggregate Purchase Amount previously sold hereunder prior to the Company Termination Notice multiplied by 2.5%. Up to 72,866 (half) of the Commitment Shares being registered hereunder may be issued as Additional Commitment Shares to satisfy the Additional Commitment Fee under the terms of the Purchase Agreement.

This registration statement failed to go effective by the 90th calendar day following the date of the Purchase Agreement (or, if such registration statement is subject to a full review by the SEC, the 120th calendar day after the date of the Purchase Agreement) and the Company shall issue to Investor 10,000 Ordinary Shares (“Effectiveness Default Shares”).

The proceeds received by the Company under the Purchase Agreement are expected to be used for working capital and general corporate purposes.

Although the Purchase Agreement provides that we may sell up to $80,000,000 of our Ordinary Shares to Ionic, only 6,412,500 Ordinary Shares are being offered under this prospectus which may be issued to Ionic if and when we sell shares to Ionic under the Purchase Agreement (of which 5,829,268 shares may be sold to Ionic and up to 145,732 shares (2.5% of the number of shares sold for cash) may be issued as a commitment fee for no additional consideration as Commitment Shares). We are contractually obligated under the RRA to issue 15,000 Filing Default Shares for not timely filing this Registration Statement and another 10,000 shares hereunder as this Registration Statement was not timely declared effective.

Depending on the market prices of our Ordinary Shares at the time we elect to issue and sell Ordinary Shares to Ionic under the Purchase Agreement, we may need to register additional Ordinary Shares in order to receive aggregate gross proceeds equal to the $80,000,000 total commitment available to us under the Purchase Agreement.

As of May 4, 2021, there were 48,320,870 of our Ordinary Shares outstanding, of which 39,558,670 Ordinary Shares were held by non-affiliates. If all of the 6,412,500 Ordinary Shares offered by Ionic under this prospectus were issued and outstanding as of May 4, 2021, such shares would represent approximately 11.72% of the total number of Ordinary Shares outstanding and less than 1/3 of the total number of outstanding shares held by non-affiliates. If we elect to sell to Ionic more than the 5,975,000 shares which are offered under this prospectus to Ionic under the Purchase Agreement, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Ionic is dependent upon the number of shares we sell to Ionic under the Purchase Agreement.

Issuances of our ordinary shares in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of Ordinary Shares that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to Ionic.

Of the 6,000,000 Ordinary Shares being registered herein under the Purchase Agreement, up to 5,975,000 shares may be issued and sold for cash to Ionic, up to 145,732 shares (2.5% of the number of shares sold for cash) may be issued to Ionic for no consideration as Commitment Shares, and 15,000 shares are being registered as Filing Default Shares and 10,000 shares as Effectiveness Default Shares.

The Offering

Ordinary Shares Offered	An aggregate of 6,412,500 Ordinary Shares are registered for resale by the Selling Shareholder, consisting of:

(i) 412,500 shares issuable to Ionic upon the conversion of senior convertible Notes; and

(ii) 6,000,000 shares issuable to Ionic pursuant to the Purchase Agreement dated as of January 11, 2021, of which:

(a) up to 5,829,268 shares may be issued and sold to Ionic for cash;

(b) up to 145,732 shares (2.5% of the number of shares sold for cash) may be issued for no consideration as Commitment Shares (of which half (72,866) may be issued as Additional Commitment Shares to satisfy the Additional Commitment Fee; and

(c) 15,000 shares are issuable for Filing Default Shares and 10,000 shares are issuable as Effectiveness Default Shares.

Ordinary Shares Outstanding	48,320,870(1)

Use of Proceeds	We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of Ordinary Shares by the Selling Shareholder. However, we may receive proceeds of up to $80,000,000 from the sale of Ordinary Shares to Ionic under the Purchase Agreement, from time to time in our discretion after the date the registration statement of which this prospectus is a part is declared effective and the other conditions in the Purchase Agreement have been satisfied. The proceeds received from Ionic under the Purchase Agreement will be used to purchase bitcoin miners and for working capital purposes. See “Use of Proceeds.”

Dividend Policy	We have never declared any cash dividends on our Ordinary Shares. We currently intend to retain all available funds and any future earnings for use in financing the growth of our business and do not anticipate paying any cash dividends for the foreseeable future. See “Dividend Policy.”

Trading Symbol	Our common stock currently trades on the Nasdaq Capital Market with the symbol “BTBT.”

Risk Factors	You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 11 of this prospectus before deciding whether or not to invest in our Ordinary Shares.

(1)	Reflects shares issued and outstanding as of May 4, 2021.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

The following summary consolidated financial statements for the years ended December 31, 2020, 2019 and 2018 are derived from our audited consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with generally accepted accounting principles in the United States, or U.S. GAAP.

The following summary consolidated financial statements for the years ended December 31, 2019 and 2018 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The Company commenced its mining operations in February 2020 and we disposed of our peer-to-peer lending business (the sole operation of the Company for 2019 and 2018, which has ceased operation in October 2019) and the car rental business in PRC on September 8, 2020. In accordance with ASC 205-20-45, the results of all discontinued operations, less applicable income taxes, are reported as components of net income (loss) separate from the net loss of continuing operations. Accordingly, the summary statement of operations data for the years ended December 31, 2019 and 2018, and summary consolidated balance sheets as of December 31, 2019 and 2018, as comparative statements of operations, have been retroactively adjusted to reflect the discontinued operations.

Our historical results for any period are not necessarily indicative of results to be expected for any future period. You should read the following summary financial information in conjunction with the consolidated financial statements and related notes and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

STATEMENTS OF OPERATIONS
(Expressed in U.S. dollars, except for the number of shares)

	For the Years Ended December 31,
	2020	2019	2018
Revenue from cryptocurrency mining	$21,065,113	$-	$-

Cost and operating expenses
Cost of revenues (exclusive of depreciation and amortization shown below)	(14,104,628)	-	-
Depreciation and amortization expenses	(3,324,655)	-	-
General and administrative expenses	(2,515,117)	(1,993,325)	(1,891,213)
Total operating expenses	(19,944,400)	(1,993,325)	(1,891,213)

Income (Loss) from Operations	1,120,713	(1,993,325)	(1,891,213)

Realized gain on exchange of cryptocurrencies	805,557	-	-
Interest income	41	-	-
Other expenses	(1,965)	-	-
Net income (loss) from continuing operations before income taxes	1,924,346	(1,993,325)	(1,891,213)
Income tax expenses	-	-	-
Net income (loss) from continuing operations	1,924,346	(1,993,325)	(1,891,213)

Net loss from discontinued operations	(3,834,683)	(7,682,866)	(1,645,913)

Net loss	$(1,910,337)	$(9,676,191)	$(3,537,126)
Other comprehensive loss
Foreign currency translation adjustment	-	(75,120)	(391,463)
Reclassified to net loss from discontinued operations, net of tax	100,185	-	-
	100,185	(75,120)	(391,463)
Comprehensive loss	$(1,810,152)	$(9,751,312)	$(3,928,589)
Weighted average number of ordinary share outstanding
Basic and Diluted	30,591,122	15,197,815	14,392,001
Loss per share
Basic and Diluted	$(0.06)	$(0.62)	$(0.24)

CONSOLIDATED BALANCE SHEET DATA

(Expressed in U.S. dollars, except for the number of shares)

	December 31, 2020	December 31, 2019
ASSETS
Current Assets
Cash and cash equivalents	$405,133	$15,988
USDC	56,005	-
Cryptocurrencies	6,237,917	-
Other current assets	2,020,374	12,501
Assets of discontinued operations	-	531,767
Total Current Assets	8,719,429	560,256

Restricted cash, noncurrent	-	600,000
Deposits for equipment	1,324,963	110,000
Property and equipment, net	29,849,157	-
Assets of discontinued operations, noncurrent	-	3,246,277
Total Assets	$39,893,549	$4,516,533

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$1,365,716	$-
Due to related parties	336,722	120,000
Other payables and accrued liabilities	191,536	266,047
Current liabilities of discontinued operations	-	43,546
Total Current Liabilities	1,893,974	429,593

Total Liabilities	1,893,974	429,593

Commitments and Contingencies

Shareholders’ Equity
Common shares, $0.01 par value, 150,000,000 and 50,000,000 shares authorized, 48,043,788 and 15,399,185 shares issued and outstanding of December 31, 2020 and 2019, respectively	480,438	153,992
Share subscription receivables	-	(45,457)
Additional paid-in capital	53,219,626	17,610,220
Statutory reserve	-	6,189
Accumulated deficit	(15,700,489)	(13,790,152)
Accumulated other comprehensive loss	-	(100,185)
Total Bit Digital, Inc.’s Shareholders’ Equity	37,999,575	3,834,607
Noncontrolling interests	-	252,333
Total Equity	37,999,575	4,086,940
Total Liabilities and Equity	$39,893,549	$4,516,533

Corporate History and Structure

We began our operations in China through Shanghai Dianniu Internet Finance Information Service Co. Ltd., which was formed in November 2015. In early 2017, we incorporated Golden Bull Limited under the laws of the Cayman Islands as our offshore holding company under our former name Point Cattle International Limited. In March 2017, we established our wholly owned Hong Kong subsidiary, Point Cattle Group Company Limited, which formed Shanghai Fuyu Information and Technology Co., Ltd., its wholly-owned subsidiary in PRC (the “WFOE”). Through the contractual arrangements between the WFOE, Dianniu and the majority shareholders of Dianniu, we controlled 93.2% of Dianniu and derived 93.2% of the economic interest from Dianniu.

On June 3, 2019, Golden Bull USA, Inc. (“Golden Bull USA”) was incorporated in the State of New York, as a wholly-owned subsidiary of the Company. This entity was formed to develop a car rental business in the United States, which has been put on hold as a result of the Covid-19 pandemic.

On October 24, 2019, the Pudong Branch of the Shanghai Public Security Bureau (the “Bureau”) announced on its website that it conducted its investigations against Shanghai Dianniu Internet Finance Information Service Co., Ltd., which was a variable interest entity (“VIE”) of the Company, for suspected illegal collection of public deposit. This was as a result of a policy change of the Chinese government which decided to suspend the Company’s peer to peer lending business, as well as the peer to peer lending business of many other companies, alleging the illegal collection of public deposits. The Bureau took criminal enforcement measures against 17 people in the case and detained at least six suspects. On March 24, 2020, the Bureau updated the announcement that it transferred 7 suspects to the procuratorates for criminal prosecution and took criminal enforcement measures against other 14 suspects, and our former Chief Executive Officer is still online hunting. As of the date of this prospectus, while the Company has not been subject to any enforcement actions or investigations, 9 persons, including a former director of the Company, have been sentenced guilty of fund-raising fraud or illegally collecting public deposits by the People’s Court of Shanghai Pudong New District, and were sentenced to imprisonment and the confiscations and return of all the illegal gains, the final outcome of the investigation was still not published and the impact could not be estimated. Pursuant to a Share Purchase Agreement dated September 8, 2020, the Company sold its subsidiary Point Cattle Holdings Limited and its subsidiaries and VIEs to an unaffiliated third party and the operations of its peer-to-peer lending business were classified as discontinued operations. See “Business- Legal Proceedings” below. The former CEO and CFO were removed from their management positions as well as from the Board in October 2019. The Board of the Company elected a new CEO and CFO and set up the new management team in October 2019. No former management or employees were retained and no former management or employees have any involvement in the Company’s business operations, nor any voice in Management or the Board of Directors since October 2019.

In October 2019, the Company decided to enter the bitcoin mining business and commenced operations in February 2020.

On April 8, 2020 the Company acquired Bit Digital Hong Kong Limited (“Bit Digital Hong Kong”) (formerly known as XMAX Chain Limited), as a wholly-owned subsidiary in Hong Kong. Bit Digital Hong Kong was purchased from an unaffiliated third party. Management determined that Bit Digital Hong Kong was formed in March 2018.

On September 1, 2020, the Company formed Bit Digital USA Inc. (“BT USA”), as a wholly-owned Delaware subsidiary in order to conduct its bitcoin mining business in the U.S.

On September 8, 2020, the Company entered into a certain share purchase agreement (the “Disposition SPA”) by and among a BVI company, Sharp Whale Limited (the “Purchaser”), Point Cattle Holding Limited (the “Subsidiary”) and Golden Bull Limited (now Bit Digital, Inc., the “Seller”). Pursuant to the Disposition SPA, the Purchaser agreed to purchase the Subsidiary in exchange for nominal consideration of $10.00 and other good and valuable consideration. The Board of Directors approved the transaction contemplated by the Disposition SPA (the “Disposition’). The closing of the Disposition occurred on September 8, 2020 and represented the Company’s complete disposition of the peer-to-peer lending business and focus onto the bitcoin mining business and its planned auto leasing business in the U.S. once the Coronavirus pandemic is curtailed.

On September 10, 2020, the Cayman Islands recorded the Certification of Incorporation on Change of Name, officially recognizing the changing of the Company’s name to “Bit Digital, Inc.” which the company’s management believes provided a focused corporate image that more closely reflects the operating bitcoin mining business.

After our acquisition of Bit Digital Hong Kong and the formation of U.S. entities for operations of bitcoin mining and the disposal of old operations of peer-to-peer lending business and related legal entities, the Company is a Cayman entity with one Hong Kong subsidiary, Bit Digital Hong Kong and two U.S. subsidiaries, with no subsidiary or VIE legal entities in mainland China.

All of the bitcoin mining operations in mainland China are conducted by Bit Digital Hong Kong. As of this date, we have been advised by PRC counsel that, although some provincial or local governments of PRC issued special limitations and prohibitions to bitcoin mining operations and other local governments of PRC may issue similar limitations in the future, the bitcoin mining operations in mainland China are not prohibited by the existing PRC laws enacted by the National People’s Congress and its Standing Committee and PRC administrative regulations enacted by the State Council publicly available. Notwithstanding, that fact, as PRC laws and policies are subject to change, we have initiated the process of forming a subsidiary in PRC.

Foreign Private Issuer Status

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

●	Our insiders are not required to comply with Section 16 of the Exchange Act requiring such individuals, and entities to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”), and we are eligible to take advantage of certain exemptions from various reporting and financial disclosure requirements that are applicable to other public companies, that are not emerging growth companies, including, but not limited to, (1) presenting only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations in this prospectus, (2) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), (3) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and (4) exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We intend to take advantage of these exemptions. As a result, investors may find investing in our Ordinary Shares less attractive.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. As a result, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of such extended transition period.

We could remain an emerging growth company for up to five years, or until the earliest of (1) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion, (2) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our Ordinary Shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least 12 months, or (3) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Corporate Information

Our principal executive offices are located at 33 Irving Place, New York, New York 10003. Our telephone number at this address is 1-347-328-3680. Our office in Hong Kong is located at Room 3603, Tower 2 Metro Plaza, Hong Kong, China. Our telephone number at that address is +(86)-021-61659027. Our registered office in the Cayman Islands is located at Corporate Filing Services Ltd., 3rd Floor, Harbour Centre, 103 South Church Street, George Town, Grand Cayman, KY 1-1002, Cayman Islands. Our agent for service of process in the United States is Corporation Service Company, 19 West 44th Street, Suite 201, New York, NY 10036. The Company’s legal advisers are as follows: in the PRC: Merits & Tree Law Offices,5th Fl., Raffles City, Beijing Office Tower, No.1 Dongzhimen South Street, Dongcheng District, Beijing 100007, PRC; in the Cayman Islands: Harney Westwood & Riegels, 3rd Floor, Harbour Place, 103 South Church Street, PO Box 10240, KY1-1002, Grand Cayman, Cayman Islands; and in the United States: Davidoff Hutcher & Citron LLP, 605 Third Ave, New York, NY 10158. Our Auditors are: Audit Alliance, LLP, 20 Maxwell Road #11-09, Maxwell House, Singapore 069113. See “Experts” regarding prior auditors. Investors should contact us for any inquiries through the address and telephone number of our principal executive offices.

RISK FACTORS

An investment in our Ordinary Shares involves a high degree of risk. You should carefully consider the risks and uncertainties described below together with all other information contained in this prospectus, including the matters discussed under the headings “Forward-Looking Statements” and “Operating and Financial Review and Prospects” before you decide to invest in our Ordinary Shares. We are a holding company with substantial operations in China and are subject to a legal and regulatory environment that in many respects differs from the United States. If any of the following risks, or any other risks and uncertainties that are not presently foreseeable to us, actually occur, our business, financial condition, results of operations, liquidity and our future growth prospects could be materially and adversely affected.

Risks Related to this Offering

The sale or issuance of Ordinary Shares to Ionic may cause dilution, and the sale of Ordinary Shares acquired by Ionic, or the perception that such sales may occur, could cause the price of our Ordinary Shares to fall.

On December 31, 2020, the Company entered into a Securities Purchase Agreement with Ionic for the sale of subordinated convertible Notes up to an aggregate original principal amount of $1,650,000 with an original issue discount (OID) of 10% in a private placement. The Notes were not earlier redeemed by the Company and were automatically converted into Ordinary Shares upon the effectiveness of the registration statement of which this prospectus is made a part at the Conversion Price then in effect (if no Event of Default has occurred, at the Standard Conversion Price then in effect, and if an Event of Default has occurred, at the Event of Default Conversion Price). The Standard Conversion Price is equal to the lower of $6.00 per share and 80% of the average of the three lowest VWAPs during the 15 trading days ending and including the date of conversion. The Event of Default Conversion Price is equal to 85% of the Standard Conversion Price. We are registering 412,500 of such conversion shares in the registration statement of which this prospectus forms a part. Also, on January 11, 2021, we entered into the Purchase Agreement with Ionic pursuant to which Ionic has committed to purchase up to $80,000,000 of our Ordinary Shares. Of the 5,975,000 shares being registered hereunder which are issuable under the Purchase Agreement, up to 5,829,268 of such shares may be sold for cash and issued to Ionic under the Purchase Agreement at our discretion from time to time commencing after the satisfaction of certain conditions set forth in the Purchase Agreement including that the SEC has declared effective the registration statement that includes this prospectus, and up to 145,732 (2.5% of the number of shares sold for cash) of such shares being may be issued for no additional consideration as Commitment Shares as such purchases are effected in accordance with the terms of the Purchase Agreement. We are contractually obligated to issue 15,000 ordinary shares for the late filing of this registration statement and to also issue an additional 10,000 shares as this registration statement was not timely declared effective. The purchase price for the Ordinary Shares that we may sell to Ionic under the Purchase Agreement will fluctuate based on the price of Ordinary Shares. Depending on market liquidity at the time, sales of such Ordinary Shares may cause the trading price of our Ordinary Shares to fall.

We generally have the right to control the timing and amount of any future sales of our Ordinary Shares to Ionic under the Purchase Agreement. Sales of our Ordinary Shares, if any, to Ionic will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Ionic all, some or none of the additional Ordinary Shares that may be available for us to sell pursuant to the Purchase Agreement. Therefore, sales to Ionic by us could result in substantial dilution to the interests of other holders of our Ordinary Shares. Additionally, the sale of a substantial number of Ordinary Shares to Ionic, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. If and when we do sell Ordinary Shares to Ionic, after Ionic has acquired the Ordinary Shares, Ionic may resell all, some or none of those Ordinary Shares at any time or from time to time in its discretion.

We may not have access to the full amount available under the Purchase Agreement with Ionic.

Under the Purchase Agreement, from and after the Commencement Date, the Company has the right, from time to time in its sole discretion and subject to certain conditions and limitations set forth in the Purchase Agreement, to direct the Investor to purchase up to the lesser of (i) $2,500,000 in Ordinary Shares; and (ii) 75% of the average dollar volume of Ordinary Shares for the lowest 8 of 10 Trading Days prior to providing notice to the Investor. The Company may effect a regular purchase at the Regular Purchase Price equal to 85% of the arithmetic average of the three (3) lowest VWAPs calculated for the period five (5) Trading Days prior to and ending five (5) Trading Days after delivery of pre-settlement purchase shares based on an estimate and true-up. The Company may also effect an alternate purchase at the Alternate Purchase Price equal to 80% of the arithmetic average of the VWAPs calculated for the period on and ending five (5) Trading Days after delivery of pre-settlement shares based on an estimate and true-up.

Although the Purchase Agreement provides that we may sell up to $80,000,000 of our Ordinary Shares to Ionic, only 5,975,000 Ordinary Shares are being offered under this prospectus pursuant to the Purchase Agreement (of which up to 145,732 shares may be issued as Commitment Shares for no consideration and 5,829,268 shares which may be issued and sold to Ionic in the future, if and when we sell Ordinary Shares to Ionic under the Purchase Agreement). As a result, depending on the market prices of our Ordinary Shares, we may not be able to sell the full $80,000,000 commitment amount contemplated by the Purchase Agreement. For example, assuming that we sell all 5,829,268 Ordinary Shares registered hereunder that may be issued and sold under the Purchase Agreement for cash at a purchase price of $10.00 per share, our total gross proceeds would only be $58,292,680.

In the event that the market price of our Ordinary Shares decreases, we may be able to issue and sell more Ordinary Shares to Ionic of up to $80,000,000 under the Purchase Agreement than can be represented by the 5,975,000 Ordinary Shares registered for resale under the registration statement that includes this prospectus. In such case we will need to register for resale under the Securities Act additional Ordinary Shares to represent such Ordinary Shares, which will require additional time, resources and cost to us. In addition, the issuance and sale of such additional Ordinary Shares could cause substantial dilution to our shareholders.

The extent to which we rely on Ionic as a source of funding during the next three (3) years will depend on a number of factors, including the prevailing market price of our Ordinary Shares and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from Ionic were to prove unavailable or prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we sell all $80,000,000 of Ordinary Shares under the Purchase Agreement to Ionic, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

Ionic will pay less than the then-prevailing market price for our Ordinary Shares, which could cause the price of our Ordinary Shares to decline.

The purchase price of Ordinary Shares sold to Ionic under the Purchase Agreement is derived from the market price of our Ordinary Shares on the Nasdaq Capital Market. The Ordinary Shares to be sold to Ionic pursuant to the Purchase Agreement will be purchased at a discounted price depending on the type of purchase. The Company may effect a regular purchase at the Regular Purchase Price equal to 85% of the arithmetic average of the three (3) lowest VWAPs calculated for the period five (5) Trading Days prior to and ending five (5) Trading Days after delivery of pre-settlement purchase shares based on an estimate and true-up. The Company may also effect an alternate purchase at the Alternate Purchase Price equal to 80% of the arithmetic average of the VWAPs calculated for the period on and ending five (5) Trading Days after delivery of pre-settlement shares based on an estimate and true-up. As a result of this pricing structure, Ionic may sell the Ordinary Shares it receives immediately after receipt of the Ordinary Shares, which could cause the price of our Ordinary Shares to decrease. These sales may have a further impact on the price of our Ordinary Shares.

General Risks

We have a history of operating losses, and we may not be able to sustain profitability; we have recently shifted our bitcoin mining business, and we may not be continuously successful in this business.

We only recently became profitable from continuing bitcoin mining operations and have an accumulated deficit as of December 31, 2020 of $15,700,489. We may again incur losses, as we continue to work to grow our bitcoin mining business. We were previously engaged in peer to peer (“P2P”) online lending business in China. Starting in or about November 2019, we made a decision to diversify into the bitcoin mining business, as well as car rental business, which latter plans were suspended as a result of the coronavirus pandemic. In September 2020, we disposed of our P2P and car rental business and totally focused on bitcoin mining business. Currently, our operations are focused on our bitcoin mining business located at our bitcoin mining facilities in PRC, the United States and soon Canada. Our current strategy is in an industry that is itself new and evolving and is subject to the risks discussed below. Even though we are currently operating profitability, we may not be able to sustain profitability in subsequent periods.

Our results of operation may fluctuate significantly and may not fully reflect the underlying performance of our business.

Our results of operations, including the levels of our net revenues, expenses, net loss and other key metrics, may vary significantly in the future due to a variety of factors, some of which are outside of our control, and period-to-period comparisons of our operating results may not be meaningful, especially given our limited operating history. Accordingly, the results for any one quarter are not necessarily an indication of future performance. Fluctuations in quarterly results may adversely affect the market price of our Ordinary Shares. Factors that may cause fluctuations in our annual financial results include:

●	the amount and timing of operating expenses related to our new business operations and infrastructure;

●	fluctuations in the price of bitcoin; and

●	general economic, industry and market conditions.

We may be subject to penalties as a result of the Chinese government suspension of our P2P lending business

The Company is currently engaged in the bitcoin mining business. Initially, we were primarily an online finance marketplace, or “peer-to-peer” lending company, in China that provided borrowers access to loans. On October 24, 2019, the Pudong Branch of the Shanghai Public Security Bureau (the “Bureau”) announced that it conducted its investigation against Shanghai Dianniu Internet Finance Information Service Co. Ltd, which was a variable interest entity (VIE) of the Company, for suspected illegal collection of public deposits. The Bureau took criminal enforcement measures against 17 suspects in the case and detained at least six suspects. On March 24, 2020, the Bureau updated an announcement that it had transferred seven suspects to the procuratorates for criminal prosecution and took criminal action against 14 defendants, and our former CEO is still online hunting as of the date of this prospectus. While the Company has not been subject to any enforcement actions or investigations, 9 persons, including a former director of the Company, have been sentenced guilty of fund-raising fraud or illegally collecting public deposits by the People’s Court of Shanghai Pudong New District, and were sentenced to imprisonment and the confiscations and return of all the illegal gains. the Company’s current management believes that its former Chief Financial Officer, as well as members of the VIE’s management, may have been the subject of these proceedings. The Public Security Bureau also initiated online hunting for the Company’s former Chief Executive Officer. As of the date of this prospectus, the final outcome of investigation was still not published and the impact on the Company could not be estimated.

Pursuant to a Share Purchase Agreement dated September 8, 2020, the Company sold its subsidiary Point Cattle Holdings Limited and its subsidiaries and VIEs to an unaffiliated third party and the operations of its peer-to-peer lending business were classified as discontinued operations. As of the date of this prospectus, the spun-off subsidiaries and VIEs engaging in peer-to-peer lending business have no relationship with the Company. See “Business - Legal Proceedings.”

We have not received any administrative penalty for our historical peer-to-peer lending business as of the date of this prospectus. Nevertheless, uncertainties still exist since the PRC law system also contains government policies and internal rules (some of which are not published in a timely manner or at all) that may have retroactive effect. According to the newly issued Regulations on the Prevention and Treatment of Illegal Fundraising, which came into force on May 1, 2021, no one shall benefit from illegal fund-raising. Even if there is no criminal offense, the PRC governmental authority or regulator has the right to seal up, freeze, seize the related assets ,and the PRC governmental authority also could mandatorily request the person/entity who commits illegal fund-raising or who assists the illegal fund-raising to return or sell related assets at the current price to recover the funds. In addition, although the Company is not responsible for customers’ claimed losses, the filing of any such claims and/or government investigations or proceedings against the Company or any of its affiliates, even if not justified, may create negative publicity and have a material adverse effect on the Company. If such situations occur, our business, financial condition and results of operations may be materially and adversely affected even though our former VIE entities of the P2P lending business have been disposed of.

We may acquire other businesses, form joint ventures or acquire other companies or businesses that could negatively affect our operating results, dilute our stockholders’ ownership, increase our debt or cause us to incur significant expense; notwithstanding the foregoing, our growth may depend on our success in uncovering and completing such transactions.

We are seeking to enter bitcoin mining related business around the globe; however, we cannot offer any assurance that acquisitions of businesses, assets and/or entering into strategic alliances or joint ventures will be successful. We may not be able to find suitable partners or acquisition candidates and may not be able to complete such transactions on favorable terms, if at all. If we make any acquisitions, we may not be able to integrate these acquisitions successfully into our existing infrastructure. In addition, in the event we acquire any existing businesses we could assume unknown or contingent liabilities.

Any future acquisitions also could result in the issuance of stock, incurrence of debt, contingent liabilities or future write-offs of intangible assets or goodwill, any of which could have a negative impact on our cash flows, financial condition and results of operations. Integration of an acquired company may also disrupt ongoing operations and require management resources that otherwise would be focused on developing and expanding our existing business. We may experience losses related to potential investments in other companies, which could harm our financial condition and results of operations. Further, we may not realize the anticipated benefits of any acquisition, strategic alliance or joint venture if such investments do not materialize.

To finance any acquisitions or joint ventures, we may choose to issue shares of common stock, preferred stock or a combination of debt and equity as consideration, which could significantly dilute the ownership of our existing stockholders or provide rights to such preferred stockholders in priority over our common stockholders. Additional funds may not be available on terms that are favorable to us, or at all. If the price of our Ordinary Shares is low or volatile, we may not be able to acquire other companies or fund a joint venture project using stock as consideration.

From time to time we may evaluate and potentially consummate strategic investments or acquisitions, which could require significant management attention, disrupt our business and adversely affect our financial results.

We may evaluate and consider strategic investments, combinations, acquisitions or alliances in the bitcoin mining business. These transactions could be material to our financial condition and results of operations if consummated. If we are able to identify an appropriate business opportunity, we may not be able to successfully consummate the transaction and, even if we do consummate such a transaction, we may be unable to obtain the benefits or avoid the difficulties and risks of such transaction.

Strategic investments or acquisitions will involve risks commonly encountered in business relationships, including:

●	difficulties in assimilating and integrating the operations, personnel, systems, data, technologies, products and services of the acquired business;

●	inability of the acquired technologies, products or businesses to achieve expected levels of revenue, profitability, productivity or other benefits;

●	difficulties in retaining, training, motivating and integrating key personnel;

●	diversion of management’s time and resources from our normal daily operations;

●	difficulties in successfully incorporating licensed or acquired technology and rights into our businesses;

●	difficulties in maintaining uniform standards, controls, procedures and policies within the combined organizations;

●	difficulties in retaining relationships with customers, employees and suppliers of the acquired business;

●	risks of entering markets, in parts of the U.S., in which we have limited or no prior experience;

●	regulatory risks, including remaining in good standing with existing regulatory bodies or receiving any necessary pre-closing or post-closing approvals, as well as being subject to new regulators with oversight over an acquired business; assumption of contractual obligations that contain terms that are not beneficial to us, require us to license or waive intellectual property rights or increase our risk for liability;

●	failure to successfully further develop the acquired technology;

●	liability for activities of the acquired business before the acquisition, including intellectual property infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities;

●	potential disruptions to our ongoing businesses; and

●	unexpected costs and unknown risks and liabilities associated with strategic investments or acquisitions.

We may not make any investments or acquisitions, or any future investments or acquisitions may not be successful, may not benefit our business strategy, may not generate sufficient revenues to offset the associated acquisition costs or may not otherwise result in the intended benefits. In addition, we cannot assure you that any future investment in or acquisition of new businesses or technology will achieve market acceptance or prove to be profitable.

Our loss of any of our management team, our inability to execute an effective succession plan, or our inability to attract and retain qualified personnel, could adversely affect our business.

Our success and future growth will depend to a significant degree on the skills and services of our management, including Mr. Erke Huang who serves as our Chief Financial Officer. We will need to continue to grow our management in order to alleviate pressure on our existing team and in order to continue to develop our business. If our management, including any new hires that we may make, fails to work together effectively and to execute our plans and strategies on a timely basis, our business could be harmed. Furthermore, if we fail to execute an effective contingency or succession plan with the loss of any member of management, the loss of such management personnel may significantly disrupt our business.

The loss of key members of management could inhibit our growth prospects. Our future success also depends in large part on our ability to attract, retain and motivate key management and operating personnel. As we continue to develop and expand our operations, we may require personnel with different skills and experiences, and who have a sound understanding of our business and the bitcoin industry. The market for highly qualified personnel in this industry is very competitive and we may be unable to attract such personnel. If we are unable to attract such personnel, our business could be harmed.

We incur significant costs and demands upon management and accounting and finance resources as a result of complying with the laws and regulations affecting public companies; if we fail to maintain proper and effective internal controls, our ability to produce accurate and timely financial statements could be impaired, which could harm our operating results, our ability to operate our business and our reputation.

As a public reporting company, we are required to, among other things, maintain a system of effective internal control over financial reporting. Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. Substantial work will continue to be required to further implement, document, assess, test and remediate our system of internal controls.

If our internal control over financial reporting is not effective, we may be unable to issue our financial statements in a timely manner, we may be unable to obtain the required audit or review of our financial statements by our independent registered public accounting firm in a timely manner or we may be otherwise unable to comply with the periodic reporting requirements of the SEC, our common stock listing on Nasdaq could be suspended or terminated and our stock price could materially suffer. In addition, we or members of our management could be subject to investigation and sanction by the SEC and other regulatory authorities and to stockholder lawsuits, which could impose significant additional costs on us and divert management attention.

Because cryptocurrencies may be determined to be investment securities, we may inadvertently violate the Investment Company Act and incur large losses as a result and potentially be required to register as an investment company or terminate operations and we may incur third party liabilities.

We are engaged in the mining of bitcoins which the SEC said is currency and not securities. We therefore believe that we are not engaged in the business of investing, reinvesting, or trading in securities, and we do not hold ourselves out as being engaged in those activities. However, under the Investment Company Act a company may be deemed an investment company under section 3(a)(1)(C) thereof if the value of its investment securities is more than 40% of its total assets (exclusive of government securities and cash items) on an unconsolidated basis.

As a result of our investments and our mining activities, including investments in which we do not have a controlling interest, the investment securities we hold could exceed 40% of our total assets, exclusive of cash items and, accordingly, we could determine that we have become an inadvertent investment company. The bitcoins we own, acquire or mine may be deemed an investment security by the SEC, although we do not believe the bitcoins we own, acquire or mine are securities. An inadvertent investment company can avoid being classified as an investment company if it can rely on one of the exclusions under the Investment Company Act. One such exclusion, Rule 3a-2 under the Investment Company Act, allows an inadvertent investment company a grace period of one year from the earlier of (a) the date on which an issuer owns securities and/or cash having a value exceeding 50% of the issuer’s total assets on either a consolidated or unconsolidated basis and (b) the date on which an issuer owns or proposes to acquire investment securities having a value exceeding 40% of the value of such issuer’s total assets (exclusive of government securities and cash items) on an unconsolidated basis. We may take actions to cause the investment securities held by us to be less than 40% of our total assets, which may include acquiring assets with our cash and bitcoin on hand or liquidating our investment securities or bitcoin or seeking a no-action letter from the SEC if we are unable to acquire sufficient assets or liquidate sufficient investment securities in a timely manner.

As the Rule 3a-2 exception is available to a company no more than once every three years, and assuming no other exclusion were available to us, we would have to keep within the 40% limit for at least three years after we cease being an inadvertent investment company. This may limit our ability to make certain investments or enter into joint ventures that could otherwise have a positive impact on our earnings. In any event, we do not intend to become an investment company engaged in the business of investing and trading securities.

Classification as an investment company under the Investment Company Act requires registration with the SEC. If an investment company fails to register, it would have to stop doing almost all business, and its contracts would become voidable. Registration is time consuming and restrictive and would require a restructuring of our operations, and we would be very constrained in the kind of business we could do as a registered investment company. Further, we would become subject to substantial regulation concerning management, operations, transactions with affiliated persons and portfolio composition, and would need to file reports under the Investment Company Act regime. The cost of such compliance would result in the Company incurring substantial additional expenses, and the failure to register if required would have a materially adverse impact to our operations.

We face risks related to the novel Coronavirus (COVID-19) outbreak, which could significantly disrupt our operations and financial results.

We believe that our results of operations, business and financial condition has continuously been adversely impacted by the effects of the novel Coronavirus (COVID-19). Currently, the majority of our mining operations are in China. Although the novel Coronavirus (COVID-19) outbreak in China has been strictly and well controlled, to date the Chinese local authorities normally require quarantine or restriction on the movement of residents once new novel Coronavirus (COVID-19) patient found in their jurisdiction according to the severity of the situation. If a similar situation occurs near our mining factories, we may experience disruptions to our business operations resulting from quarantines, self-isolations, or other movement and restrictions on the ability of our mining consultants to perform their jobs. If we are unable to effectively service our miners, our ability to mine bitcoin will be adversely affected as miners go offline, which would have an adverse effect on our business and the results of our operations.

In addition to global macroeconomic effects, the novel Coronavirus (COVID-19) outbreak and any other related adverse public health developments may cause disruption to our mining activities. The novel Coronavirus (COVID-19) or other disease outbreak will in the short-term, and may over the longer term, adversely affect the economies and financial markets of many countries, resulting in an economic downturn that may adversely affect demand for bitcoin and impact our operating results. Although the magnitude of the impact of the novel Coronavirus (COVID-19) outbreak on our business and operations remains uncertain, the continued global spread of the novel Coronavirus (COVID-19) or the occurrence of other epidemics and the imposition of related public health measures and travel and business restrictions will adversely impact our business, financial condition, operating results and cash flows. In addition, we have experienced and will experience disruptions to our business operations resulting from quarantines, self-isolations, or other movement and restrictions on the ability of our employees to perform their jobs. If we are unable to effectively service our miners, our ability to mine bitcoin will be adversely affected as miners go offline, which would have an adverse effect on our business and the results of our operations.

Our third-party manufacturers, suppliers, sub-contractors and customers have been and will continue to be disrupted by worker absenteeism, quarantines, restrictions on employees’ ability to work, office and factory closures, disruptions to ports and other shipping infrastructure, border closures, or other travel or health-related restrictions. Depending on the magnitude of such effects on our supply chain, shipments of parts for our existing miners, which are second-hand, as well as any new miners we purchase, may be delayed. As our miners require repair or become obsolete and require replacement, our ability to obtain adequate replacements or repair parts from their manufacturer may therefore be hampered. Supply chain disruptions could therefore negatively impact our operations. If not resolved quickly, the impact of the novel Coronavirus (COVID-19) global pandemic could have a material adverse effect on our business.

The coronavirus pandemic is a serious threat to health and economic wellbeing affecting our employees, investors and our sources of supply.

On March 11, 2020, the World Health Organization announced that infections of the novel Coronavirus (COVID-19) had become pandemic, and on March 13, the U.S. President announced a National Emergency relating to the disease. There has been and continues to be widespread infection in the United States with a second wave now appearing in China, with the potential for catastrophic impact. Mandatory business closures have had catastrophic impacts on domestic and foreign economies of uncertain duration.

The effectiveness of the novel Coronavirus (COVID-19) vaccine remains to be verified worldwide. The sweeping nature of the novel Coronavirus (COVID-19) pandemic makes it extremely difficult to predict how the company’s business and operations will be affected in the longer run. So far, the likely overall economic impact of the pandemic is widely viewed as highly negative to the global economy.

If we cannot maintain our corporate culture as we grow, we could lose the innovation, collaboration and focus that contribute to our business.

We believe that a critical component of our success is our corporate culture, which we believe fosters innovation, encourages teamwork and cultivates creativity. As we develop the infrastructure of a public company and continue to grow, we may find it difficult to maintain these valuable aspects of our corporate culture. Any failure to preserve our culture could negatively impact our future success, including our ability to attract and retain employees, encourage innovation and teamwork and effectively focus on and pursue our corporate objectives.

We do not have any business insurance coverage.

Insurance companies in China currently do not offer as extensive an array of insurance products as insurance companies in more developed economies. Currently, we do not have any business liability or disruption insurance to cover our operations. We have determined that the costs of insuring for these risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. Any uninsured business disruptions may result in our incurring substantial costs and the diversion of resources, which could have an adverse effect on our results of operations and financial condition.

If we are unable to successfully continue our bitcoin mining business plan, it would affect our financial and business condition and results of operations.

Our previously announced growth strategy included the expansion of our operations to our upstream and downstream industries. In fiscal 2018, we set new financial targets to grow operating income, accelerate earnings per share growth faster than operating income growth and improve return on invested capital. In October 2019, we decided to enter the bitcoin mining business. There are various risks related to these efforts, including the risk that these efforts may not provide the expected benefits in our anticipated time frame, if at all, and may prove costlier than expected; and the risk of adverse effects to our business, results of operations and liquidity if past and future undertakings, and the associated changes to our business, do not prove to be cost effective or do not result in the cost savings and other benefits at the levels that we anticipate. Our intentions and expectations with regard to the execution of our business plan, and the timing of any related initiatives, are subject to change at any time based on management’s subjective evaluation of our overall business needs. If we are unable to successfully execute our business plan, whether due to failure to realize the anticipated benefits from our business initiatives in the anticipated time frame or otherwise, we may be unable to achieve our financial targets.

Failure to manage our liquidity and cash flows may materially and adversely affect our financial conditions and results of operations. As a result, we may need additional capital, and financing may not be available on terms acceptable to us, or at all.

During the year ended December 31, 2020, we raised gross proceeds aggregating $5.2 million in cash and $14.6 million in USDC in certain private placements, which enabled us to implement our new business strategy. However, we incurred net losses of approximately $1.9 million, $9.7 million and $3.5 million for the years ended December 31, 2020, 2019 and 2018, respectively. We also had negative cash flows from our operating activities of approximately $3.1 million, $1.3 million and $5.1 million for the years ended December 31, 2020, 2019 and 2018, respectively. We cannot assure you our business model will allow us to generate positive cash, given our substantial expenses in relation to our revenue at this stage of our Company’s development. Our continued inability to offset our expenses with adequate revenue, will adversely affect our liquidity, financial condition and results of operations. Although we believe that our cash on hand and anticipated cash flows from operating activities will be sufficient to meet our anticipated working capital requirements and capital expenditures in the ordinary course of business for the next 12 months, we cannot assure you this will be the case. We expect to need additional cash resources in the future as we wish to pursue opportunities for investment, acquisition, capital expenditure or similar actions in order to implement our business plan. In this regard, we are seeking to issue equity under the registration statement of which this prospectus is a part, and/or debt securities and may obtain credit facilities. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

Bitcoin-Related Risks

Our results of operations are expected to be impacted by significant fluctuation of Bitcoin price

The price of Bitcoin has experienced significant fluctuations over its relatively short existence and may continue to fluctuate significantly in the future. Bitcoin prices ranged from approximately US$3,792 per coin as of December 31, 2018, US$7,220 per coin as of December 31, 2019 to US$ 28,922 per coin as of December 31, 2020 according to Blockchain.info. According to the same source, from January 1, 2020 to December 31, 2020, the highest Bitcoin price was approximately US$29,307 per coin and the lowest was US$3,800 per coin.

We expect our results of operations to continue to be affected by the bitcoin price as most of the revenue is from bitcoin mining production as of the filing date. Any future significant reductions in the price of bitcoin will likely have a material and adverse effect on our results of operations and financial condition. We cannot assure you that the bitcoin price will remain high enough to sustain our operation or that the bitcoin price will not decline significantly in the future. Furthermore, fluctuations in the bitcoin price can have an immediate impact on the trading price of our Ordinary Shares even before our financial performance is affected, if at all.

Various factors, mostly beyond our control, could impact the bitcoin price. For example, the usage of bitcoins in the retail and commercial marketplace is relatively low in comparison with the usage for speculation, which contributes to Bitcoin price volatility. Additionally, the reward for bitcoin mining will decline over time, with the most recent halving event occurred in May 2020 and next one to occur four years later, which may further contribute to Bitcoin price volatility.

It may be illegal now, or in the future, to acquire, own, hold, sell or use bitcoin, ether, or other cryptocurrencies, participate in blockchains or utilize similar bitcoin assets in China or other countries, the ruling of which would adversely affect us.

Although currently cryptocurrencies generally are not regulated or are lightly regulated in most countries, one or more countries such as China and Russia, which have taken harsh regulatory action, may take regulatory actions in the future that could severely restrict the right to acquire, own, hold, sell or use these bitcoin assets or to exchange for fiat currency. In March 2021, the government of China’s Inner Mongolia Autonomous Region (“Inner Mongolia”), where the Company used to deploy miners, has banned cryptocurrency mining in order to constrain growth in energy consumption. Other provinces in China where the Company deploys miners may do the same. In many nations, particularly in China and Russia, financial institutions are barred from accepting deposits of cryptocurrencies. Such restrictions may adversely affect us as the large-scale use of cryptocurrencies as a means of exchange is presently confined to certain regions globally. Such circumstances could have a material adverse effect on our ability to continue as a going concern or to pursue our new strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any bitcoin or other cryptocurrencies we mine or otherwise acquire or hold for our own account, and harm investors.

Our mining operating costs outpace our mining revenues, which could seriously harm our business or increase our losses.

Our mining operations are costly, and our expenses may increase in the future. We intend to use funds on hand and from shares sold under the Purchase Agreement to continue to purchase bitcoin mining machines. This expense increase may not be offset by a corresponding increase in revenue. Our expenses may be greater than we anticipate, and our investments to make our business more efficient may not succeed and may outpace monetization efforts. Increases in our costs without a corresponding increase in our revenue would increase our losses and could seriously harm our business and financial perform.

We have an evolving business model which is subject to various uncertainties.

As bitcoin assets may become more widely available, we expect the services and products associated with them to evolve. In order to stay current with the industry, our business model may need to evolve as well. From time to time, we may modify aspects of our business model relating to our strategy. We cannot offer any assurance that these or any other modifications will be successful or will not result in harm to our business. We may not be able to manage growth effectively, which could damage our reputation, limit our growth and negatively affect our operating results. Further, we cannot provide any assurance that we will successfully identify all emerging trends and growth opportunities in this business sector, and we may lose out on those opportunities. Such circumstances could have a material adverse effect on our business, prospects or operations.

The properties included in our mining network may experience damages, including damages that are not covered by insurance.

Our current mining operation in Xinjiang Uyghur Autonomous Region (“Xinjiang”), Yunnan and Sichuan China and the states of Texas, Nebraska and Georgia in the United States are, and any future mining sites we may establish will be, subject to a variety of risks relating to physical condition and operation, including, but not limited to:

●	the presence of construction or repair defects or other structural or building damage;

●	any noncompliance with or liabilities under applicable environmental, health or safety regulations or requirements or building permit requirements;

●	any damage resulting from natural disasters, such as hurricanes, earthquakes, fires, floods and windstorms; and

●	claims by employees and others for injuries sustained at our properties.

For example, our mine could be rendered inoperable, temporarily or permanently, as a result of a fire or other natural disaster, the coronavirus, or by a terrorist or other attack on the mine. The security and other measures we take to protect against these risks may not be sufficient. Additionally, our mine could be materially adversely affected by a power outage or loss of access to the electrical grid or loss by the grid of cost-effective sources of electrical power generating capacity. Given the power requirement, it would not be feasible to run miners on back-up power generators in the event of a power outage. we do not have any insurance to cover the replacement cost of any lost or damaged miners, or any interruption of our mining activities. In the event of an uninsured loss, such mines may not be adequately repaired in a timely manner or at all and we may lose some or all of the future revenues anticipated to be derived from such mines.

If, pursuant to our hosting service contracts (the “Hosting Agreements”) with hosting service providers, hosting service providers cannot or will not supply sufficient electric power for us to operate our miners, we may be required to relocate some or all of our miners to an alternative facility, which may have a less advantageous cost structure and our business and results of operations may suffer as a result.

We have made a significant capital investment in purchasing second-hand miners in order to implement them rapidly to mine bitcoin at prices advantageous to us. Management believes, based on its knowledge of the industry, that the Hosting Agreements provide many advantages as opposed to other alternative arrangements. If we are required to deploy or move our miners from the current hosting service providers to other mining facilities, we may be forced to accept less advantageous terms. Further, during relocation to a new mining facility, we will not be able to operate our miners and therefore we will not be able to generate revenue.

If we are unable to secure sufficient power supply from the current hosting service providers, or if the current hosting service providers are unable to supply sufficient electric power, we may be forced to seek out an alternative mining facility. Should this occur, our operations may be disrupted, which may have a material adverse effect on our operations.

If our Hosting Agreements with the current hosting service providers are terminated, we may be forced to seek a replacement facility to operate our miners on acceptable terms; should this occur, our operations may be disrupted, which may have a material adverse effect on our operations.

If we are forced to relocate to a new mining facility, we may not be successful in identifying adequate replacement facilities to house our miners. And even if we do identify such facilities, we may not be able to secure use of those facilities at rates that are economically viable to support our mining activities. Relocating our miners will require us to incur costs to transition to a new facility including, but not limited to, transportation expenses and insurance, downtime while we are unable to mine, legal fees to negotiate the new lease, de-installation at our current facility and, ultimately, installation at any new facility we identify. These costs may be substantial, and we cannot guarantee that we will be successful in transitioning our miners to a new facility. If we are required to move our miners, our business may suffer, and our results of operations would be expected to be materially adversely affected.

Regulatory changes or actions may alter the nature of an investment in us or restrict the use of cryptocurrencies in a manner that adversely affects our business, prospects or operations.

As cryptocurrencies have grown in both popularity and market size, governments around the world have reacted differently to cryptocurrencies; certain governments have deemed them illegal, and others have allowed their use and trade without restriction, while in some jurisdictions, such as in the U.S., subject to extensive, and in some cases overlapping, unclear and evolving regulatory requirements. Ongoing and future regulatory actions may impact our ability to continue to operate, and such actions could affect our ability to continue as a going concern or to pursue our business strategy at all, which could have a material adverse effect on our business, prospects or operations.

The development and acceptance of cryptographic and algorithmic protocols governing the issuance of and transactions in cryptocurrencies is subject to a variety of factors that are difficult to evaluate.

The use of cryptocurrencies to, among other things, buy and sell goods and services and complete transactions, is part of a new and rapidly evolving industry that employs bitcoin assets based upon a computer-generated mathematical and/or cryptographic protocol. Large-scale acceptance of cryptocurrencies as a means of payment has not, and may never, occur. The growth of this industry in general, and the use of bitcoin, in particular, is subject to a high degree of uncertainty, and the slowing or stopping of the development or acceptance of developing protocols may occur unpredictably. The factors include, but are not limited to:

●	continued worldwide growth in the adoption and use of cryptocurrencies as a medium to exchange;

●	governmental and quasi-governmental regulation of cryptocurrencies and their use, or restrictions on or regulation of access to and operation of the network or similar bitcoin systems;

●	changes in consumer demographics and public tastes and preferences;

●	the maintenance and development of the open-source software protocol of the network;

●	the increased consolidation of contributors to the bitcoin blockchain through mining pools;

●	the availability and popularity of other forms or methods of buying and selling goods and services, including new means of using fiat currencies;

●	the use of the networks supporting cryptocurrencies for developing smart contracts and distributed applications;

●	general economic conditions and the regulatory environment relating to cryptocurrencies; and

●	negative consumer sentiment and perception of bitcoin specifically and cryptocurrencies generally.

The outcome of these factors could have negative effects on our ability to continue as a going concern or to pursue our business strategy at all, which could have a material adverse effect on our business, prospects or operations as well as potentially negative effect on the value of any bitcoin or other cryptocurrencies we mine or otherwise acquire or hold for our own account, which would harm investors in our securities.

Banks and financial institutions may not provide banking services, or may cut off services, to businesses that engage in bitcoin-related activities or that accept cryptocurrencies as payment, including financial institutions of investors in our securities.

A number of companies that engage in bitcoin and/or other bitcoin-related activities have been unable to find banks or financial institutions that are willing to provide them with bank accounts and other services. Similarly, a number of companies and individuals or businesses associated with cryptocurrencies may have had and may continue to have their existing bank accounts closed or services discontinued with financial institutions in response to government action, particularly in China, where regulatory response to cryptocurrencies has been to exclude their use for ordinary consumer transactions within its jurisdiction.

Subject to such restrictions, we also may be unable to obtain or maintain these services for our business. The difficulty that many businesses that provide bitcoin and/or derivatives on other bitcoin-related activities have and may continue to have in finding banks and financial institutions willing to provide them services may be decreasing the usefulness of cryptocurrencies as a payment system and harming public perception of cryptocurrencies and could decrease their usefulness and harm their public perception in the future.

The usefulness of cryptocurrencies as a payment system and the public perception of cryptocurrencies could be damaged if banks or financial institutions were to close the accounts of businesses engaging in bitcoin and/or other bitcoin-related activities. This could occur as a result of compliance risk, cost, government regulation or public pressure. The risk applies to securities firms, clearance and settlement firms, national stock and derivatives on commodities exchanges, the over-the-counter market, and the Depository Trust Company, which, if any of such entities adopts or implements similar policies, rules or regulations, could negatively affect our relationships with financial institutions and impede our ability to convert cryptocurrencies to fiat currencies. Such factors could have a material adverse effect on our ability to continue as a going concern or to pursue our new strategy at all, which could have a material adverse effect on our business, prospects or operations and harm investors.

We may face risks of Internet disruptions, which could have an adverse effect on the price of cryptocurrencies.

A disruption of the Internet may affect the use of cryptocurrencies and subsequently the value of our securities. Generally, cryptocurrencies and our business of mining cryptocurrencies is dependent upon the Internet. A significant disruption in Internet connectivity could disrupt a currency’s network operations until the disruption is resolved and have an adverse effect on the price of cryptocurrencies and our ability to mine cryptocurrencies.

The impact of geopolitical and economic events on the supply and demand for cryptocurrencies is uncertain.

Geopolitical crises may motivate large-scale purchases of bitcoin and other cryptocurrencies, which could increase the price of bitcoin and other cryptocurrencies rapidly. This may increase the likelihood of a subsequent price decrease as crisis-driven purchasing behavior dissipates, adversely affecting the value of our inventory following such downward adjustment. Such risks are similar to the risks of purchasing commodities in general uncertain times, such as the risk of purchasing, holding or selling gold. Alternatively, as an emerging asset class with limited acceptance as a payment system or commodity, global crises and general economic downturn may discourage investment in cryptocurrencies as investors focus their investment on less volatile asset classes as a means of hedging their investment risk.

As an alternative to fiat currencies that are backed by central governments, cryptocurrencies, which are relatively new, are subject to supply and demand forces. How such supply and demand will be impacted by geopolitical events is largely uncertain but could be harmful to us and investors in our common stock. Political or economic crises may motivate large-scale acquisitions or sales of cryptocurrencies either globally or locally. Such events could have a material adverse effect on our ability to continue as a going concern or to pursue our new strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any bitcoin or any other cryptocurrencies we mine or otherwise acquire or hold for our own account.

Acceptance and/or widespread use of bitcoin is uncertain.

Currently, there is a relatively limited use of any bitcoin in the retail and commercial marketplace, thus contributing to price volatility that could adversely affect an investment in our securities. Banks and other established financial institutions may refuse to process funds for bitcoin transactions, process wire transfers to or from bitcoin exchanges, bitcoin-related companies or service providers, or maintain accounts for persons or entities transacting in bitcoin. Conversely, a significant portion of bitcoin demand is generated by investors seeking a long-term store of value or speculators seeking to profit from the short- or long-term holding of the asset. Price volatility undermines any bitcoin’s role as a medium of exchange, as retailers are much less likely to accept it as a form of payment. Market capitalization for a bitcoin as a medium of exchange and payment method may always be low.

The relative lack of acceptance of bitcoins in the retail and commercial marketplace, or a reduction of such use, limits the ability of end users to use them to pay for goods and services. Such lack of acceptance or decline in acceptances could have a material adverse effect on our ability to continue as a going concern or to pursue our business strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of bitcoins we mine or otherwise acquire or hold for our own account.

Transactional fees may decrease demand for bitcoin and prevent expansion.

As the number of bitcoins currency rewards awarded for solving a block in a blockchain decreases, the incentive for miners to continue to contribute to the bitcoin network may transition from a set reward to transaction fees. In order to incentivize miners to continue to contribute to the bitcoin network, the bitcoin network may either formally or informally transition from a set reward to transaction fees earned upon solving a block. This transition could be accomplished by miners independently electing to record in the blocks they solve only those transactions that include payment of a transaction fee. If transaction fees paid for bitcoin transactions become too high, the marketplace may be reluctant to accept bitcoin as a means of payment and existing users may be motivated to switch from bitcoin to another bitcoin or to fiat currency. Either the requirement from miners of higher transaction fees in exchange for recording transactions in a blockchain or a software upgrade that automatically charges fees for all transactions may decrease demand for bitcoin and prevent the expansion of the bitcoin network to retail merchants and commercial businesses, resulting in a reduction in the price of bitcoin that could adversely impact an investment in our securities. Decreased use and demand for bitcoin may adversely affect its value and result in a reduction in the price of bitcoin and the value of our Ordinary Shares.

The decentralized nature of the governance of bitcoin systems may lead to ineffective decision making that slows development or prevents a network from overcoming emergent obstacles. Governance of many bitcoin systems is by voluntary consensus and open competition with no clear leadership structure or authority. To the extent lack of clarity in corporate governance of bitcoin systems leads to ineffective decision making that slows development and growth of such cryptocurrencies, the value of our Ordinary Shares may be adversely affected.

There is a lack of liquid markets, and possible manipulation of blockchain/bitcoin-based assets.

Cryptocurrencies that are represented and trade on a ledger-based platform may not necessarily benefit from viable trading markets. Stock exchanges have listing requirements and vet issuers; requiring them to be subjected to rigorous listing standards and rules, and monitor investors transacting on such platform for fraud and other improprieties. These conditions may not necessarily be replicated on a distributed ledger platform, depending on the platform’s controls and other policies. The laxer a distributed ledger platform is about vetting issuers of bitcoin assets or users that transact on the platform, the higher the potential risk for fraud or the manipulation of the ledger due to a control event. These factors may decrease liquidity or volume or may otherwise increase volatility of investment securities or other assets trading on a ledger-based system, which may adversely affect us. Such circumstances could have a material adverse effect on our ability to continue as a going concern or to pursue our business strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any bitcoin or other cryptocurrencies we mine or otherwise acquire or hold for our own account, and harm investors.

Our operations, investment strategies and profitability may be adversely affected by competition from other methods of investing in cryptocurrencies.

We compete with other users and/or companies that are mining cryptocurrencies and other potential financial vehicles, including securities backed by or linked to cryptocurrencies through entities similar to us. Market and financial conditions, and other conditions beyond our control, may make it more attractive to invest in other financial vehicles, or to invest in cryptocurrencies directly, which could limit the market for our shares and reduce their liquidity. The emergence of other financial vehicles and exchange-traded funds have been scrutinized by regulators and such scrutiny and the negative impressions or conclusions resulting from such scrutiny could be applicable to us and impact our ability to successfully pursue our business strategy or operate at all, or to maintain a public market for our securities. Such circumstances could have a material adverse effect on our ability to continue as a going concern or to pursue our business strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any bitcoin or other cryptocurrencies we mine or otherwise acquire or hold for our own account, and harm investors.

The development and acceptance of competing blockchain platforms or technologies may cause consumers to use alternative distributed ledgers or other alternatives.

The development and acceptance of competing blockchain platforms or technologies may cause consumers to use alternative distributed ledgers or an alternative to distributed ledgers altogether. Our business utilizes presently existent digital ledgers and blockchains and we could face difficulty adapting to emergent digital ledgers, blockchains, or alternatives thereto. This may adversely affect us and our exposure to various blockchain technologies and prevent us from realizing the anticipated profits from our investments. Such circumstances could have a material adverse effect on our ability to continue as a going concern or to pursue our business strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any bitcoin or other cryptocurrencies we mine or otherwise acquire or hold for our own account, and harm investors.

Our bitcoins may be subject to loss, theft or restriction on access.

There is a risk that some or all of our bitcoins could be lost or stolen. Cryptocurrencies are stored in bitcoin sites commonly referred to as “wallets” by holders of bitcoins which may be accessed to exchange a holder’s bitcoin assets. Access to our bitcoin assets could also be restricted by cybercrime (such as a denial of service attack) against a service at which we maintain a hosted hot wallet. A hot wallet refers to any bitcoin wallet that is connected to the Internet. Generally, hot wallets are easier to set up and access than wallets in cold storage, but they are also more susceptible to hackers and other technical vulnerabilities. Cold storage refers to any bitcoin wallet that is not connected to the Internet. Cold storage is generally more secure than hot storage but is not ideal for quick or regular transactions and we may experience lag time in our ability to respond to market fluctuations in the price of our bitcoin assets. We hold all of our cryptocurrencies in cold storage to reduce the risk of malfeasance, but the risk of loss of our bitcoin assets cannot be wholly eliminated.

Hackers or malicious actors may launch attacks to steal, compromise or secure cryptocurrencies, such as by attacking the bitcoin network source code, exchange miners, third-party platforms, cold and hot storage locations or software, or by other means. We may be in control and possession of one of the more substantial holdings of bitcoins. As we increase in size, we may become a more appealing target of hackers, malware, cyber-attacks or other security threats. Any of these events may adversely affect our operations and, consequently, our investments and profitability. The loss or destruction of a private key required to access our digital wallets may be irreversible and we may be denied access for all time to our bitcoin holdings or the holdings of others held in those compromised wallets. Our loss of access to our private keys or our experience of a data loss relating to our digital wallets could adversely affect our investments and assets.

Cryptocurrencies are controllable only by the possessor of both the unique public and private keys relating to the local or online digital wallet in which they are held, which wallet’s public key or address is reflected in the network’s public blockchain. We will publish the public key relating to digital wallets in use when we verify the receipt of transfers and disseminate such information into the network, but we will need to safeguard the private keys relating to such digital wallets. To the extent such private keys are lost, destroyed or otherwise compromised, we will be unable to access our bitcoin rewards and such private keys may not be capable of being restored by any network. Any loss of private keys relating to digital wallets used to store our cryptocurrencies could have a material adverse effect on our ability to continue as a going concern or to pursue our business strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any bitcoin or other cryptocurrencies we mine or otherwise acquire or hold for our own account.

Risks due to hacking or adverse software event.

In order to minimize risk, we have established processes to manage wallets that are associated with our bitcoin holdings. There can be no assurances that any processes we have adopted or will adopt in the future are or will be secure or effective, and we would suffer significant and immediate adverse effects if we suffered a loss of our bitcoin due to an adverse software or cybersecurity event. We utilize several layers of threat reduction techniques, including: (i) the use of hardware wallets to store sensitive private key information; (ii) performance of transactions offline; and (iii) offline generation storage and use of private keys.

At present, the Company is evaluating several third-party custodial wallet alternatives, but there can be no assurance that such services will be more secure than those the Company presently employs. Human error and the constantly evolving state of cybercrime and hacking techniques may render present security protocols and procedures ineffective in ways which we cannot predict. If our security procedures and protocols are ineffectual and our bitcoin assets are compromised by cybercriminals, we may not have adequate recourse to recover our losses stemming from such compromise and we may lose much of the accumulated value of our bitcoin mining activities. This would have a material adverse impact on our business and operations.

Incorrect or fraudulent bitcoin transactions may be irreversible.

Bitcoin transactions are irrevocable and stolen or incorrectly transferred cryptocurrencies may be irretrievable. As a result, any incorrectly executed or fraudulent bitcoin transactions could adversely affect our investments and assets.

Bitcoin transactions are not, from an administrative perspective, reversible without the consent and active participation of the recipient of the cryptocurrencies from the transaction. In theory, bitcoin transactions may be reversible with the control or consent of a majority of processing power on the network, however, we do not now, nor is it feasible that we could in the future, possess sufficient processing power to affect this reversal. Once a transaction has been verified and recorded in a block that is added to a blockchain, an incorrect transfer of a bitcoin or a theft thereof generally will not be reversible, and we may not have sufficient recourse to recover our losses from any such transfer or theft. It is possible that, through computer or human error, or through theft or criminal action, our bitcoin rewards could be transferred in incorrect amounts or to unauthorized third parties, or to uncontrolled accounts. Further, according to the SEC, at this time, there is no specifically enumerated U.S. or foreign governmental, regulatory, investigative or prosecutorial authority or mechanism through which to bring an action or complaint regarding missing or stolen bitcoin. We are, therefore, presently reliant on existing private investigative entities, such as Chain analysis and Kroll to investigate any potential loss of our bitcoin assets. These third-party service providers rely on data analysis and compliance of ISPs with traditional court orders to reveal information such as the IP addresses of any attackers who may have targeted us. To the extent that we are unable to recover our losses from such action, error or theft, such events could have a material adverse effect on our ability to continue as a going concern or to pursue our business strategy at all, which could have a material adverse effect on our business, prospects or operations of and potentially the value of any bitcoin or other cryptocurrencies we mine or otherwise acquire or hold for our own account.

Our interactions with a blockchain may expose us to SDN or blocked persons or cause us to violate provisions of law that did not contemplate distribute ledger technology.

The Office of Financial Assets Control of the US Department of Treasury (“OFAC”) requires us to comply with its sanction program and not conduct business with persons named on its specially designated nationals (“SDN”) list. However, because of the pseudonymous nature of blockchain transactions we may inadvertently and without our knowledge engage in transactions with persons named on OFAC’s SDN list. Our Company’s policy prohibits any transactions with such SDN individuals, but we may not be adequately capable of determining the ultimate identity of the individual with whom we transact with respect to selling bitcoin assets. Moreover, federal law prohibits any U.S. person from knowingly or unknowingly possessing any visual depiction commonly known as child pornography. Recent media reports have suggested that persons have imbedded such depictions on one or more blockchains. Because our business requires us to download and retain one or more blockchains to effectuate our ongoing business, it is possible that such digital ledgers contain prohibited depictions without our knowledge or consent. To the extent government enforcement authorities literally enforce these and other laws and regulations that are impacted by decentralized distributed ledger technology, we may be subject to investigation, administrative or court proceedings, and civil or criminal monetary fines and penalties, all of which could harm our reputation and affect the value of our common stock.

Our reliance primarily on a single model of miner may subject our operations to increased risk of mine failure.

The performance and reliability of our miners and our technology is critical to our reputation and our operations. Because we currently use MicroBT, Bitmain and Innosilicon miners, if there are issues with those machines, our entire system could be affected. Any system error or failure may significantly delay response times or even cause our system to fail. Any disruption in our ability to continue mining could result in lower yields and harm our reputation and business. Any exploitable weakness, flaw, or error common to MicroBT, Bitmain and Innosilicon miners affects all our miners, if a defect other flaw is exploited, our entire mine could go offline simultaneously. Any interruption, delay or system failure could result in financial losses, a decrease in the trading price of our Ordinary Shares and damage to our reputation.

The Company’s reliance on a third-party mining pool service provider for our mining revenue payouts may have a negative impact on the Company’s operations.

We use third–party mining pools to receive our mining rewards from the network. Mining pools allow miners to combine their processing power, increasing their chances of solving a block and getting paid by the network. The rewards are distributed by the pool operator, proportionally to our contribution to the pool’s overall mining power, used to generate each block. Should the pool operator’s system suffer downtime due to a cyber-attack, software malfunction or other similar issues, it will negatively impact our ability to mine and receive revenue. Furthermore, we are dependent on the accuracy of the mining pool operator’s record keeping to accurately record the total processing power provided to the pool for a given bitcoin mining application in order to assess the proportion of that total processing power we provided. While we have internal methods of tracking both our power provided and the total used by the pool, the mining pool operator uses its own record-keeping to determine our proportion of a given reward. We have little means of recourse against the mining pool operator if we determine the proportion of the reward paid out to us by the mining pool operator is incorrect, other than leaving the pool. If we are unable to consistently obtain accurate proportionate rewards from our mining pool operators, we may experience reduced reward for our efforts, which would have an adverse effect on our business and operations.

The limited rights of legal recourse available to us and our lack of insurance protection for risk of loss of our digital assets exposes us and our shareholders to the risk of loss of our digital assets for which no person may ultimately be held liable and we may not be able to recover our losses.

The digital assets held by us are not insured. Further, banking institutions will not accept our digital assets and they are therefore not insured by the Federal Deposit Insurance Corporation (“FDIC”) or the Securities Investor Protection Corporation (“SIPC”). Therefore, a loss may be suffered with respect to our digital assets which is not covered by insurance and we may not be able to recover any of our carried value in these digital assets if they are lost or stolen or suffer significant and sustained reduction in conversion spot price. If we are not otherwise able to recover damages from a malicious actor in connection with these losses, our business and results of operations may suffer, which may have a material negative impact on our stock price.

If regulatory changes or interpretations of our activities require our registration as a money services business (“MSB”) under the regulations promulgated by FinCEN under the authority of the U.S. Bank Secrecy Act, or otherwise under state laws, we may incur significant compliance costs, which could be substantial or cost-prohibitive. If we become subject to these regulations, our costs in complying with them may have a material negative effect on our business and the results of our operations.

To the extent that our activities cause us to be deemed an MSB under the regulations promulgated by FinCEN under the authority of the U.S. Bank Secrecy Act, we may be required to comply with FinCEN regulations, including those that would mandate us to implement anti-money laundering programs, make certain reports to FinCEN and maintain certain records.

To the extent that our activities cause us to be deemed a “money transmitter” (“MT”) or equivalent designation, under state law in any state in which we operate (currently, Nebraska and Texas), we may be required to seek a license or otherwise register with a state regulator and comply with state regulations that may include the implementation of anti-money laundering programs, maintenance of certain records and other operational requirements. Such additional federal or state regulatory obligations may cause us to incur extraordinary expenses, possibly affecting an investment in our securities in a materially adverse manner. Furthermore, the Company and our service providers may not be capable of complying with certain federal or state regulatory obligations applicable to MSBs and MTs. If we are deemed to be subject to and determine not to comply with such additional regulatory and registration requirements, we may act to leave a particular state or the U.S. completely. Any such action would be expected to materially adversely affect our operations.

Current regulation of the exchange of bitcoins under the CEA by the CFTC is unclear; to the extent we become subject to regulation under the CFTC in connection with our exchange of bitcoin, we may incur additional compliance costs, which may be significant.

Current legislation, including the Commodities Exchange Act of 1936, as amended (the “CEA”) is unclear with respect to the exchange of bitcoins. Changes in the CEA or the regulations promulgated thereunder, as well as interpretations thereof and official promulgations by the Commodity Futures Trading Commission (“CFTC”), which oversees the CEA, may impact the classification of bitcoins and therefore may subject them to additional regulatory oversight by the CFTC.

Presently, bitcoin derivatives are not excluded from the definition of a “commodity future” by the CFTC. We cannot be certain as to how future regulatory developments will impact the treatment of bitcoins under the law. Bitcoins have been deemed to fall within the definition of a commodity and, we may be required to register and comply with additional regulation under the CEA, including additional periodic report and disclosure standards and requirements. Moreover, we may be required to register as a commodity pool operator or as a commodity pool with the CFTC through the National Futures Association. Such additional registrations may result in extraordinary, non-recurring expenses, thereby materially and adversely impacting an investment in us. If we determine not to comply with such additional regulatory and registration requirements, we may seek to curtail our U.S. operations. Any such action would be expected to materially adversely affect our operations. As of the date of this prospectus, no CFTC orders or rulings are applicable to our business.

Cryptocurrencies face significant scaling obstacles that can lead to high fees or slow transaction settlement times.

Cryptocurrencies face significant scaling obstacles that can lead to high fees or slow transaction settlement times and attempts to increase the volume of transactions may not be effective. Scaling cryptocurrencies is essential to the widespread acceptance of cryptocurrencies as a means of payment, which widespread acceptance is necessary to the continued growth and development of our business. Many bitcoin networks face significant scaling challenges. For example, cryptocurrencies are limited with respect to how many transactions can occur per second. Participants in the bitcoin ecosystem debate potential approaches to increasing the average number of transactions per second that the network can handle and have implemented mechanisms or are researching ways to increase scale, such as increasing the allowable sizes of blocks, and therefore the number of transactions per block, and sharding (a horizontal partition of data in a database or search engine), which would not require every single transaction to be included in every single miner’s or validator’s block. However, there is no guarantee that any of the mechanisms in place or being explored for increasing the scale of settlement of bitcoin transactions will be effective, or how long they will take to become effective, which could adversely affect an investment in our securities.

The price of cryptocurrencies may be affected by the sale of such cryptocurrencies by other vehicles investing in cryptocurrencies or tracking bitcoin markets.

The global market for bitcoin is characterized by supply constraints that differ from those present in the markets for commodities or other assets such as gold and silver. The mathematical protocols under which certain cryptocurrencies are mined permit the creation of a limited, predetermined amount of currency, while others have no limit established on total supply. To the extent that other vehicles investing in cryptocurrencies or tracking bitcoin markets form and come to represent a significant proportion of the demand for cryptocurrencies, large redemptions of the securities of those vehicles and the subsequent sale of cryptocurrencies by such vehicles could negatively affect bitcoin prices and therefore affect the value of the bitcoin inventory we hold. Such events could have a material adverse effect on our ability to continue as a going concern or to pursue our business strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any bitcoin or other cryptocurrencies we mine or otherwise acquire or hold for our own account.

Because there has been limited precedent set for financial accounting of bitcoin and other bitcoin assets, the determination that we have made for how to account for bitcoin assets transactions may be subject to change.

Because there has been limited precedent set for the financial accounting of cryptocurrencies and related revenue recognition and no official guidance has yet been provided by the Financial Accounting Standards Board, the Public Company Accounting Oversight Board or the SEC, it is unclear how companies may in the future be required to account for bitcoin transactions and assets and related revenue recognition. A change in regulatory or financial accounting standards could result in the necessity to change our accounting methods and restate our financial statements. Such a restatement could adversely affect the accounting for our newly mined bitcoin rewards and more generally negatively impact our business, prospects, financial condition and results of operation. Such circumstances would have a material adverse effect on our ability to continue as a going concern or to pursue our business strategy at all, which would have a material adverse effect on our business, prospects or operations as well as and potentially the value of any cryptocurrencies we hold or expects to acquire for our own account and harm investors.

There are risks related to technological obsolescence, the vulnerability of the global supply chain for bitcoin hardware disruption, and difficulty in obtaining new hardware which may have a negative effect on our business.

Our mining operations can only be successful and ultimately profitable if the costs, including hardware and electricity costs, associated with mining cryptocurrencies are lower than the price of a bitcoin. As our mining facility operates, our miners experience ordinary wear and tear, and may also face more significant malfunctions caused by a number of extraneous factors beyond our control. To date, we have purchased second-hand miners from third parties. The degradation of our miners will require us to, over time, replace those miners which are no longer functional. Additionally, as the technology evolves, we may be required to acquire newer models of miners to remain competitive in the market. Reports have been released which indicate that miner manufacturer or seller adjusts the prices of its miners according to bitcoin prices, so the cost of new machines is unpredictable but could be extremely high. As a result, at times, we may obtain miners and other hardware from third parties at premium prices, to the extent they are available. This upgrading process requires substantial capital investment, and we may face challenges. Further, the global supply chain for bitcoin miners is presently heavily dependent on China, which has been severely affected by the emergence of the COVID-19 coronavirus global pandemic. The global reliance on China as a main supplier of bitcoin miners has been called into question in the wake of the COVID-19 pandemic. Should similar outbreaks or other disruptions to the China-based global supply chain for bitcoin hardware occur, we may not be able to obtain adequate replacement parts for our existing miners or to obtain additional miners from the manufacturer or third parties on a timely basis. Such events could have a material adverse effect on our ability to pursue our business strategy, which could have a material adverse effect on our business and the value of our Ordinary Shares.

The bitcoin for which we mine, is subject to halving; the bitcoin reward for successfully uncovering a block will halve several times in the future and their value may not adjust to compensate us for the reduction in the rewards we receive from our mining efforts.

Halving is a process designed to control the overall supply and reduce the risk of inflation in cryptocurrencies using a Proof-of-Work consensus algorithm. At a predetermined block, the mining reward is cut in half, hence the term “halving.” For bitcoin, the reward was initially set at 50 bitcoin currency rewards per block and this was cut in half to 25 in November 28, 2012 at block 210,000 and again to 12.5 on July 9, 2016 at block 420,000. The next halving for bitcoin occurred in May 2020 at block 630,000 when the reward was reduced to 6.25. This process will reoccur until the total amount of bitcoin currency rewards issued reaches 21 million, which is expected around 2140. While bitcoin prices have had a history of price fluctuations around the halving of its bitcoin rewards, there is no guarantee that the price change will be favorable or would compensate for the reduction in mining reward. If a corresponding and proportionate increase in the trading price of bitcoin does not follow these anticipated halving events, the revenue we earn from our mining operations would see a corresponding decrease, which would have a material adverse effect on our business and operations.

Our future success will depend in large part upon the value of bitcoin; the value of bitcoin may be subject to pricing risk and has historically been subject to wide swings.

Our operating results will depend in large part upon the value of bitcoin because it’s the sole cryptocurrency we currently mine. Specifically, our revenues from our bitcoin mining operations are based upon two factors: (1) the number of bitcoin rewards we successfully mine and (2) the value of bitcoin. In addition, our operating results are directly impacted by changes in the value of bitcoin, because under the value measurement model, both realized and unrealized changes will be reflected in our statement of operations (i.e., we will be marking bitcoin to fair value each quarter). This means that our operating results will be subject to swings based upon increases or decreases in the value of bitcoin. Furthermore, our strategy currently focuses entirely on bitcoin (as opposed to other cryptocurrencies). Further, our current application-specific integrated circuit (“ASIC”) machines (which we refer to as “miners”) are principally utilized for mining bitcoin and bitcoin cash and cannot mine other cryptocurrencies, such as ether, that are not mined utilizing the “SHA-256 algorithm.” If other cryptocurrencies were to achieve acceptance at the expense of bitcoin or bitcoin cash causing the value of bitcoin or bitcoin cash to decline, or if bitcoin were to switch its proof of work algorithm from SHA-256 to another algorithm for which our miners are not specialized, or the value of bitcoin or bitcoin cash were to decline for other reasons, particularly if such decline were significant or over an extended period of time, our operating results would be adversely affected, and there could be a material adverse effect on our ability to continue as a going concern or to pursue our business strategy at all, which could have a material adverse effect on our business, prospects or operations, and harm investors.

Bitcoin and other bitcoin market prices, which have historically been volatile and are impacted by a variety of factors (including those discussed below), are determined primarily using data from various exchanges, over-the-counter markets and derivative platforms. Furthermore, such prices may be subject to factors such as those that impact commodities, more so than business activities, which could be subjected to additional influence from fraudulent or illegitimate actors, real or perceived scarcity, and political, economic, regulatory or other conditions. Pricing may be the result of, and may continue to result in, speculation regarding future appreciation in the value of cryptocurrencies, or our share price, inflating and making their market prices more volatile or creating “bubble” type risks for both bitcoin and shares of our Ordinary Shares.

We may not be able to realize the benefits of forks.

To the extent that a significant majority of users and miners on a bitcoin network install software that changes the bitcoin network or properties of a bitcoin, including the irreversibility of transactions and limitations on the mining of new bitcoin, the bitcoin network would be subject to new protocols and software. However, if less than a significant majority of users and miners on the bitcoin network consent to the proposed modification, and the modification is not compatible with the software prior to its modification, the consequence would be what is known as a “fork” of the network, with one prong running the pre-modified software and the other running the modified software. The effect of such a fork would be the existence of two versions of the bitcoin running in parallel yet lacking interchangeability and necessitating exchange-type transaction to convert currencies between the two forks. Additionally, it may be unclear following a fork which fork represents the original asset and which is the new asset. Different metrics adopted by industry participants to determine which is the original asset include: referring to the wishes of the core developers of a bitcoin, blockchains with the greatest amount of hashing power contributed by miners or validators; or blockchains with the longest chain. A fork in the network of a particular bitcoin could adversely affect an investment in our Company or our ability to operate.

We may not be able to realize the economic benefit of a fork, either immediately or ever, which could adversely affect an investment in our securities. If we hold a bitcoin at the time of a hard fork into two cryptocurrencies, industry standards would dictate that we would be expected to hold an equivalent amount of the old and new assets following the fork. However, we may not be able, or it may not be practical, to secure or realize the economic benefit of the new asset for various reasons. For instance, we may determine that there is no safe or practical way to custody the new asset, that trying to do so may pose an unacceptable risk to our holdings in the old asset, or that the costs of taking possession and/or maintaining ownership of the new bitcoin exceed the benefits of owning the new bitcoin. Additionally, laws, regulation or other factors may prevent us from benefitting from the new asset even if there is a safe and practical way to custody and secure the new asset.

There is a possibility of bitcoin mining algorithms transitioning to proof of stake validation and other mining related risks, which could make us less competitive and ultimately adversely affect our business and the value of our stock.

Proof of stake is an alternative method in validating bitcoin transactions. Should the algorithm shift from a proof of work validation method to a proof of stake method, mining would require less energy and may render any company that maintains advantages in the current climate (for example, from lower priced electricity, processing, real estate, or hosting) less competitive. We, as a result of our efforts to optimize and improve the efficiency of our bitcoin mining operations, may be exposed to the risk in the future of losing the benefit of our capital investments and the competitive advantage we hope to gain form this as a result, and may be negatively impacted if a switch to proof of stake validation were to occur. This may additionally have an impact on other various investments of ours. Such events could have a material adverse effect on our ability to continue as a going concern or to pursue our business strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any bitcoin or other cryptocurrencies we mine or otherwise acquire or hold for our own account.

To the extent that the profit margins of bitcoin mining operations are not high, operators of bitcoin mining operations are more likely to immediately sell bitcoin rewards earned by mining in the market, thereby constraining growth of the price of bitcoin that could adversely impact us, and similar actions could affect other cryptocurrencies.

Over the past several years, bitcoin mining operations have evolved from individual users mining with computer processors, graphics processing units and first-generation ASIC servers. Currently, new processing power is predominantly added by incorporated and unincorporated “professionalized” mining operations. Professionalized mining operations may use proprietary hardware or sophisticated ASIC machines acquired from ASIC manufacturers. They require the investment of significant capital for the acquisition of this hardware, the leasing of operating space (often in data centers or warehousing facilities), incurring of electricity costs and the employment of technicians to operate the mining farms. As a result, professionalized mining operations are of a greater scale than prior miners and have more defined and regular expenses and liabilities. These regular expenses and liabilities require professionalized mining operations to maintain profit margins on the sale of bitcoin. To the extent the price of bitcoin declines and such profit margin is constrained, professionalized miners are incentivized to more immediately sell bitcoin earned from mining operations, whereas it is believed that individual miners in past years were more likely to hold newly mined bitcoin for more extended periods. The immediate selling of newly mined bitcoin greatly increases the trading volume of bitcoin, creating downward pressure on the market price of bitcoin rewards.

The extent to which the value of bitcoin mined by a professionalized mining operation exceeds the allocable capital and operating costs determines the profit margin of such operation. A professionalized mining operation may be more likely to sell a higher percentage of its newly mined bitcoin rapidly if it is operating at a low profit margin and it may partially or completely cease operations if its profit margin is negative. In a low profit margin environment, a higher percentage could be sold more rapidly, thereby potentially depressing bitcoin prices. Lower bitcoin prices could result in further tightening of profit margins for professionalized mining operations creating a network effect that may further reduce the price of bitcoin until mining operations with higher operating costs become unprofitable forcing them to reduce mining power or cease mining operations temporarily.

If a malicious actor or botnet obtains control of more than 50% of the processing power on a bitcoin network, such actor or botnet could manipulate blockchains to adversely affect us, which would adversely affect an investment in us or our ability to operate.

If a malicious actor or botnet (a volunteer or hacked collection of computers controlled by networked software coordinating the actions of the computers) obtains a majority of the processing power dedicated to mining a bitcoin, it may be able to alter blockchains on which transactions of bitcoin reside and rely by constructing fraudulent blocks or preventing certain transactions from completing in a timely manner, or at all. The malicious actor or botnet could control, exclude or modify the ordering of transactions, though it could not generate new units or transactions using such control. The malicious actor could “double-spend” its own bitcoin (i.e., spend the same bitcoin in more than one transaction) and prevent the confirmation of other users’ transactions for as long as it maintained control. To the extent that such malicious actor or botnet does not yield its control of the processing power on the network or the bitcoin community does not reject the fraudulent blocks as malicious, reversing any changes made to blockchains may not be possible. The foregoing description is not the only means by which the entirety of blockchains or cryptocurrencies may be compromised but is only an example.

Although there are no known reports of malicious activity or control of blockchains achieved through controlling over 50% of the processing power on the network, it is believed that certain mining pools may have exceeded the 50% threshold in bitcoin. The possible crossing of the 50% threshold indicates a greater risk that a single mining pool could exert authority over the validation of bitcoin transactions. To the extent that the bitcoin ecosystem, and the administrators of mining pools, do not act to ensure greater decentralization of bitcoin mining processing power, the feasibility of a malicious actor obtaining control of the processing power will increase because the botnet or malicious actor could compromise more than 50% mining pool and thereby gain control of blockchain, whereas if the blockchain remains decentralized it is inherently more difficult for the botnet of malicious actor to aggregate enough processing power to gain control of the blockchain, may adversely affect an investment in our common stock. Such lack of controls and responses to such circumstances could have a material adverse effect on our ability to continue as a going concern or to pursue our new strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any bitcoin or other cryptocurrencies we mine or otherwise acquire or hold for our own account, and harm investors.

Cryptocurrencies, including those maintained by or for us, may be exposed to cybersecurity threats and hacks.

As with any computer code generally, flaws in bitcoin codes may be exposed by malicious actors. Several errors and defects have been found previously, including those that disabled some functionality for users and exposed users’ information. Exploitations of flaws in the source code that allow malicious actors to take or create money have previously occurred. Despite our efforts and processes to prevent breaches, our devices, as well as our miners, computer systems and those of third parties that we use in our operations, are vulnerable to cyber security risks, including cyber-attacks such as viruses and worms, phishing attacks, denial-of-service attacks, physical or electronic break-ins, employee theft or misuse, and similar disruptions from unauthorized tampering with our miners and computer systems or those of third parties that we use in our operations. Such events could have a material adverse effect on our ability to continue as a going concern or to pursue our business strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any bitcoin or other cryptocurrencies we mine or otherwise acquire or hold for our own account.

We are subject to risks associated with our need for significant electrical power. Government regulators may potentially restrict the ability of electricity suppliers to provide electricity to mining operations, such as ours.

The operation of a bitcoin or other bitcoin mine can require massive amounts of electrical power. Further, our mining operations can only be successful and ultimately profitable if the costs, including electrical power costs, associated with mining a bitcoin are lower than the price of a bitcoin. As a result, any mine we establish can only be successful if we can obtain sufficient electrical power for that mine on a cost-effective basis, and our establishment of new mines requires us to find locations where that is the case. There may be significant competition for suitable mine locations, and government regulators may potentially restrict the ability of electricity suppliers to provide electricity to mining operations in times of electricity shortage or may otherwise potentially restrict or prohibit the provision or electricity to mining operations. According to PRC Provisions on Supply and Use of Electricity (revised in 2019), excessive use of electricity or failure to use electricity in accordance with the contract may result in stop of the power supply. Additionally, our miners could be materially adversely affected by a power outage. PRC Electricity Law forbids users to build power plants without permission of Electric Department of the State Council. Given the power requirement, it would not be feasible to run miners on back-up power generators or purchase power from personal power plant in the event of a government restriction on electricity or a power outage.

Any shortage of electricity supply or increase in electricity cost in a jurisdiction may negatively impact the viability and the expected economic return for bitcoin mining activities in that jurisdiction. In addition, the significant consumption of electricity may have a negative environmental impact, including contribution to climate change, which may give rise to public opinion against allowing the use of electricity for bitcoin mining activities or government measures restricting or prohibiting the use of electricity for bitcoin mining activities.

If the award of bitcoin rewards, for us primarily bitcoin for solving blocks and transaction fees are not sufficiently high, we may not have an adequate incentive to continue mining and may cease mining operations, which will likely lead to our failure to achieve profitability.

As the number of bitcoin rewards awarded for solving a block in a blockchain decreases, our ability to achieve profitability worsens. Decreased use and demand for bitcoin rewards may adversely affect our incentive to expend processing power to solve blocks. If the award of bitcoin rewards for solving blocks and transaction fees are not sufficiently high, we may not have an adequate incentive to continue mining and may cease our mining operations. For instance, the current fixed reward for solving a new block on the bitcoin blockchain is twelve and a half bitcoin currency rewards per block, which decreased from 25 bitcoins to 12.5 bitcoins in July 2016 and from 12.5 bitcoins to 6.25 bitcoins in May 2020. It is estimated that it will halve again in about three (3) years. This reduction may result in a reduction in the aggregate hash rate of the bitcoin network as the incentive for miners decreases. Miners ceasing operations would reduce the collective processing power on the network, which would adversely affect the confirmation process for transactions (i.e., temporarily decreasing the speed at which blocks are added to a blockchain until the next scheduled adjustment in difficulty for block solutions) and make bitcoin networks more vulnerable to a malicious actor or botnet obtaining control in excess of 50 percent of the processing power active on a blockchain, potentially permitting such actor or botnet to manipulate a blockchain in a manner that adversely affects our activities. A reduction in confidence in the confirmation process or processing power of the network could result and be irreversible. Such events could have a material adverse effect on our ability to continue to pursue our business strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any bitcoin or other cryptocurrencies we mine or otherwise acquire or hold for our own account.

We may not adequately respond to price fluctuations and rapidly changing technology, which may negatively affect our business.

Competitive conditions within the bitcoin industry require that we use sophisticated technology in the operation of our business. The industry for blockchain technology is characterized by rapid technological changes, new product introductions, enhancements and evolving industry standards. New technologies, techniques or products could emerge that might offer better performance than the software and other technologies we currently utilize, and we may have to manage transitions to these new technologies to remain competitive. We may not be successful, generally or relative to our competitors in the bitcoin industry, in timely implementing new technology into our systems, or doing so in a cost-effective manner. During the course of implementing any such new technology into our operations, we may experience system interruptions and failures during such implementation. Furthermore, there can be no assurances that we will recognize, in a timely manner or at all, the benefits that we may expect as a result of our implementing new technology into our operations. As a result, our business and operations may suffer, and there may be adverse effects on the price of our common stock.

Risk Related to The Car Rental Business

Our proposed car rental business in the U.S. is particularly sensitive to reductions in the levels of airline passenger travel, and any lasting reductions in air travel as a result of COVID-19 could materially adversely our business strategy.

The car rental industry in the U.S. has been severely impacted by reductions in airline passenger traffic as a result of the coronavirus. While we believe that we will be able to implement our business strategy at favorable purchase prices there can be no assurance that the industry will return to anywhere normal conditions in the near future. Further reductions in levels of air travel, whether caused by general economic conditions, airfare increases (such as due to capacity reductions or increases in fuel costs borne by commercial airlines) or other events (such as work stoppages, military conflicts, terrorist incidents, natural disasters, epidemic diseases, or the response of governments to any of these events) could materially adversely affect us in the future.

We will face intense competition in the car rental business that may lead to downward pricing or an inability to increase prices.

The car rental market in which we expect to operate in the U.S. is highly competitive. We believe that price is the primary competitive factor in the car rental market and that the Internet has enabled cost-conscious customers, including business travelers, to more easily compare rates available from rental companies. If we try to increase our pricing, our competitors, most of which are expected to have greater resources and better access to capital than us, may seek to compete aggressively on the basis of pricing. In addition, our competitors may reduce prices in order to attempt to gain a competitive advantage or to compensate for declines in rental activity. To the extent we do not match or remain within a reasonable competitive margin of our competitors’ pricing, our revenues and results of operations could be materially adversely affected. If competitive pressures lead us to match any of our competitors’ downward pricing and we are not able to reduce our operating costs, then our margins, results of operations and cash flows could be materially adversely impacted.

Our car rental business is expected to be highly seasonal and any occurrence that disrupts rental activity during our peak periods could materially adversely affect our liquidity, cash flows and results of operations.

Certain significant components of our expenses are fixed in the short-term, including acquisition costs, real estate taxes, rent, insurance, utilities, maintenance and other facility-related expenses, the costs of operating our information technology systems and minimum staffing costs. Seasonal changes in our revenues do not alter those fixed expenses, typically resulting in higher profitability in periods when our revenues are higher. We are seeking to enter the South Florida marketplace first. The winter months of the year have historically been the strongest quarters due to their increased levels of vacation traveling South Florida. If we are able to enter this marketplace, any occurrence that disrupts rental activity during the winter months could have a disproportionately material adverse effect on our liquidity, cash flows and results of operations.

If we are unable to purchase adequate supplies of competitively priced cars or equipment and the cost of the cars or equipment we purchase increases, our financial condition, results of operations, liquidity and cash flows may be materially adversely affected.

We do not expect to be a party to any long-term car supply arrangements with manufacturers. The price and other terms at which we can acquire cars thus varies based on market and other conditions. For example, certain car manufacturers have in the past, and may in the future, utilize strategies to de-emphasize sales to the car rental industry, which can negatively impact our ability to obtain cars on competitive terms and conditions. Consequently, there is no guarantee that we can purchase a sufficient number of vehicles at competitive prices and on competitive terms and conditions. Reduced or limited supplies of equipment together with increased prices are risks that we also face in our equipment rental business. If we are unable to obtain an adequate supply of cars or equipment, or if we obtain less favorable pricing and other terms when we acquire cars or equipment and are unable to pass on any increased costs to our customers, then our financial condition, results of operations, liquidity and cash flows may be materially adversely affected.

Significant increases in fuel prices or reduced supplies of fuel could harm our business.

Although fuel prices are currently at low prices, significant increases in fuel prices, reduced fuel supplies or the imposition of mandatory allocations or rationing of fuel could negatively impact our car rental business by discouraging consumers from renting cars, changing the types of cars our customers rent from us or the other services they purchase from us or disrupting air travel, any of which could have a material adverse effect on our financial condition and results of operations.

Manufacturer safety recalls could create risks to our business.

Our cars may be subject to safety recalls by their manufacturers. A recall may cause us to retrieve cars from renters and decline to rent recalled cars until we can arrange for the steps described in the recall to be taken. We could also face liability claims if a recall affects cars that we have sold. If a large number of cars are the subject of a recall or if needed replacement parts are not in adequate supply, we may not be able to rent recalled cars for a significant period of time. Those types of disruptions could jeopardize our ability to fulfill existing contractual commitments or satisfy demand for our vehicles and could also result in the loss of business to our competitors. Depending on the severity of any recall, it could materially adversely affect our revenues, create customer service problems, reduce the residual value of the recalled cars and harm our general reputation.

We face risks related to liabilities and insurance.

Our proposed business will expose us to claims for personal injury, death and property damage resulting from the use of the cars rented or sold by us, and for employment-related claims by our employees. We cannot assure you that we will not be exposed to uninsured liability at levels in excess of historical levels resulting from multiple payouts or otherwise, that liabilities in respect of existing or future claims will not exceed the level of our insurance, that we will have sufficient capital available to pay any uninsured claims or that insurance with unaffiliated carriers will continue to be available to us on economically reasonable terms or at all.

Environmental laws and regulations and the costs of complying with them, or any liability or obligation imposed under them, could materially adversely affect our financial position, results of operations or cash flows.

We will be subject to federal, state, local and foreign environmental laws and regulations in connection with our car rental operations, including with respect to the ownership and operation of tanks for the storage of petroleum products, such as gasoline, diesel fuel and motor and waste oils. We cannot assure you that our tanks will at all times remain free from leaks or that the use of these tanks will not result in significant spills or leakage. If leakage or a spill occurs, it is possible that the resulting costs of cleanup, investigation and remediation, as well as any resulting fines, could be significant. We cannot assure you that compliance with existing or future environmental laws and regulations will not require material expenditures by us or otherwise have a material adverse effect on our consolidated financial position, results of operations or cash flows

The U.S. Congress and other legislative and regulatory authorities in the United States have considered, and will likely continue to consider, numerous measures related to climate change and greenhouse gas emissions. Should rules establishing limitations on greenhouse gas emissions or rules imposing fees on entities deemed to be responsible for greenhouse gas emissions become effective, demand for our services could be affected, our fleet and/or other costs could increase, and our business could be adversely affected.

Changes in the U.S. legal and regulatory environment that affect our proposed operations, including laws and regulations relating to taxes, automobile-related liability, insurance rates, insurance products, consumer privacy, data security, employment matters, cost and fee recovery and the banking and financing industry could disrupt our proposed business, increase our expenses or otherwise have a material adverse effect on our results of operations.

We expect to be subject to a wide variety of U.S. laws and regulations and changes in the level of government regulation of our business have the potential to materially alter our business practices and materially adversely affect our financial position and results of operations, including our profitability. Those changes may come about through new laws and regulations or changes in the interpretation of existing laws and regulations.

Risks Involving Intellectual Property

Bitcoin and bitcoin mining are software related

We actively use specific hardware and software for our bitcoin mining operation. In certain cases, source code and other software assets may be subject to an open source license, as much technology development underway in this sector is open source. For these works, the Company intends to adhere to the terms of any license agreements that may be in place.

We do not currently own, and do not have any current plans to seek, any patents in connection with our existing and planned blockchain and cryptocurrency related operations. We do expect to rely upon trade secrets, trademarks, service marks, trade names, copyrights and other intellectual property rights and expect to license the use of intellectual property rights owned and controlled by others. In addition, we have developed and may further develop certain proprietary software applications for purposes of our cryptocurrency mining operation.

Our internal systems rely on software that is highly technical, and if it contains undetected errors, our business could be adversely affected.

Our internal systems rely on software that is highly technical and complex. In addition, our internal systems depend on the ability of such software to store, retrieve, process and manage immense amounts of data. The software on which we rely has contained, and may now or in the future contain, undetected errors or bugs. Some errors may only be discovered after the code has been released for external or internal use. Any errors, bugs or defects discovered in the software on which we rely could result in harm to our reputation, or liability for damages, any of which could adversely affect our business, results of operations and financial conditions.

We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.

We regard trademarks, domain names, know-how, proprietary technologies and similar intellectual property as critical to our success, and we rely on a combination of intellectual property laws and contractual arrangements, including confidentiality and non-compete agreements with our employees and others to protect our proprietary rights. See “Business-Intellectual Property” and “Regulation—Regulation on Intellectual Property Rights.” Thus, we cannot assure you that any of our intellectual property rights would not be challenged, invalidated, circumvented or misappropriated, or such intellectual property will be sufficient to provide us with competitive advantages. In addition, because of the rapid pace of technological change in our industry, parts of our business rely on technologies developed or licensed by third parties, and we may not be able to obtain or continue to obtain licenses and technologies from these third parties on reasonable terms, or at all.

It is often difficult to register, maintain and enforce intellectual property rights in China. Statutory laws and regulations are subject to judicial interpretation and enforcement and may not be applied consistently due to the lack of clear guidance on statutory interpretation. Confidentiality, invention assignment and non-compete agreements may be breached by counterparties, and there may not be adequate remedies available to us for any such breach. Accordingly, we may not be able to effectively protect our intellectual property rights or to enforce our contractual rights in China. Preventing any unauthorized use of our intellectual property is difficult and costly and the steps we take may be inadequate to prevent the misappropriation of our intellectual property. In the event that we resort to litigation to enforce our intellectual property rights, such litigation could result in substantial costs and a diversion of our managerial and financial resources. We can provide no assurance that we will prevail in such litigation. In addition, our trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors. To the extent that our employees or consultants use intellectual property owned by others in their work for us, disputes may arise as to the rights in related know-how and inventions. Any failure in protecting or enforcing our intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.

We may be subject to intellectual property infringement claims, which may be expensive to defend and may disrupt our business and operations.

We cannot be certain that our operations or any aspects of our business do not or will not infringe upon or otherwise violate trademarks, patents, copyrights, know-how or other intellectual property rights held by third parties. We may be from time to time in the future subject to legal proceedings and claims relating to the intellectual property rights of others. In addition, there may be third-party trademarks, patents, copyrights, know-how or other intellectual property rights that are infringed by our products, services or other aspects of our business without our awareness. Holders of such intellectual property rights may seek to enforce such intellectual property rights against us in China, the United States or other jurisdictions. If any third-party infringement claims are brought against us, we may be forced to divert management’s time and other resources from our business and operations to defend against these claims, regardless of their merits.

Additionally, the application and interpretation of China’s intellectual property right laws and the procedures and standards for granting trademarks, patents, copyrights, know-how or other intellectual property rights in China are still evolving and are uncertain, and we cannot assure you that PRC courts or regulatory authorities would agree with our analysis. If we were found to have violated the intellectual property rights of others, we may be subject to liability for our infringement activities or may be prohibited from using such intellectual property, and we may incur licensing fees or be forced to develop alternatives of our own. As a result, our business and results of operations may be materially and adversely affected.

Risks Related to Doing Business in China

Pursuant to laws and regulations of PRC, there are two ways for foreign legal persons/entities to engaging in operation activities within the territory of China: the first, to establish a foreign-invested enterprise, which is incorporated according to Foreign Investment Law of PRC, within the territory of China and is wholly or partly invested by a foreign investor. The organization form, institutional framework and standard of conduct of a foreign-invested enterprise shall be subject to the provisions of the Company Law of the PRC and the Partnership Enterprise Law of the PRC and other law related regulations; or the second, to complete the approval and registration procedures with the relevant regulatory authorities in accordance with the provisions of Administrative Measures for the Registration of Enterprises of Foreign Countries (Regions) Engaging in Production and Operation Activities within the Territory of China (Revised in 2020), or Order No.31.

Policy risk of foreign investment in China.

The Chinese government shall implement the management systems of pre-establishment national treatment and negative list for foreign investment. Pre-establishment national treatment refers to the treatment given to foreign investors and their investments during the investment access stage, which is not lower than that given to their domestic counterparts; negative list refers to special administrative measures for the access of foreign investment in specific fields as stipulated by the State. The Chinese government shall give national treatment to foreign investment beyond the negative list.

Pursuant to the Special Administrative Measures for Access of Foreign Investment (2020 Edition), or the 2020 Edition Negative list, issued by The Ministry of Commerce of the PRC (the “MOFCOM”) and the NDRC on June 23, 2020 which came into effect on July 23, 2020, our business does not fall into the negative list and is permitted for foreign investment as of the date hereof. The Negative list will be revised from time to time. If the industries in which we operate are included on the negative list, our business in China will be adversely affected accordingly.

Foreign company engaged in profit-making activities in China.

According to Order No.31,foreign enterprises engaged in profit-making activities in China shall apply to the provincial market regulatory administration, or the registration authorities, for registration upon the approval of the State Council and the competent agencies authorized by the State Council, or the approving authorities; without the approval of the approving authorities and the registration approval of the registration authorities, the foreign enterprises may not conduct any production and operation activities within the territory of China. Without the approval of the approving authorities and the registration of registration authorities, foreign enterprise engaging in profit-making activities authority may be imposed penalties such as warning, fine, confiscation of illegal income, suspension of business for rectification on a case-by-case basis.

At present, our business in China is not carried out through any Chinese subsidiaries. In Xinjiang, Yunnan and Sichuan China, we make profits from mining equipment stored in facilities directly leased by Bit Digital Hong Kong. Bit Digital Hong Kong does not provide cloud mining services or similar services to any third parties.

Given the business mode of Bit Digital Hong Kong, the provincial approval of the State Council’s department in charge of the information industry or the telecommunications administration authority is not a prerequisite for registration. As PRC laws and policies are subject to change, we have initiated the process of forming a subsidiary in PRC. Bit Digital Hong Kong has not obtained business licenses in relevant provinces yet, which may lead to a punishment of warning, fine, confiscation of income and/or suspension of business for rectification.

Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and results of operations.

The majority of our current operations are located in PRC, although we are shipping miners to the United States and our bitcoin mining business is worldwide. Accordingly, our business, prospects, financial condition and results of operations may be influenced to a significant degree by political, economic and social conditions in China generally and by continued economic growth in China as a whole.

The Chinese economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past the Chinese government has implemented certain measures, including interest rate increases, to control the pace of economic growth. These measures may cause decreased economic activity in China, and since 2012, and in particular in 2020 as a result of COVID-19, China’s economic growth has slowed down. Any prolonged slowdown in the Chinese economy may reduce the demand for our products and services and materially and adversely affect our business and results of operations.

Uncertainties in the interpretation and enforcement of Chinese laws and regulations could limit the legal protections available to us.

The PRC legal system is based on written statutes and prior court decisions have limited value as precedents. Since the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involves uncertainties.

China is one of the jurisdictions to implement strict foreign exchange control. As a matter of fact, the free flow of bitcoin blurs the boundary of foreign exchange control. in some public speeches, officials of the Chinese State Administration of Foreign Exchange, or SAFE have expressed concerns about the challenges of cryptocurrency to foreign exchange control. In the event regulators believe that the circulation of bitcoin has a significant adverse impact on financial security, they may restrict the trading of bitcoin and the mining business in its jurisdiction.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules (some of which are not published in a timely manner or at all) that may have retroactive effect. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, could materially and adversely affect our business and impede our ability to continue our operations.

In addition to the unified policies at the national level, the attitudes of the Chinese local or provincial governments towards mining enterprises have also changed from time to time. In recent years, local governments in Inner Mongolia, Sichuan and Xinjiang have taken action to inspect and clean up mining enterprises in their jurisdictions. The sharp rise in bitcoin prices this year results in increase of mining activity and electricity consumption, which may draw further attention and trigger new regulatory measures by local governments.

The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

The M&A Rules discussed under “Business- Regulation” and some other regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex, including requirements in some instances that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. Moreover, the Anti-Monopoly Law requires that the MOFCOM shall be notified in advance of any concentration of undertaking if certain thresholds are triggered. In addition, the security review rules issued by the MOFCOM that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOFCOM, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time consuming, and any required approval processes, including obtaining approval from the MOFCOM or its local counterparts may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

PRC regulations relating to offshore investment activities by PRC residents may expose us or our PRC resident beneficial owners to liability and penalties under PRC law.

SAFE promulgated the Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, in July 2014 that requires PRC residents or entities to register with SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. In addition, such PRC residents or entities must update their SAFE registrations when the offshore special purpose vehicle undergoes material events relating to any change of basic information (including change of such PRC citizens or residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, or mergers or divisions. SAFE Circular 37 is issued to replace the Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents Engaging in Financing and Roundtrip Investments via Overseas Special Purpose Vehicles, or SAFE Circular 75. SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment in February 2015, which took effect on June 1, 2015. This notice has amended SAFE Circular 37 requiring PRC residents or entities to register with qualified banks rather than SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing.

Failure to comply with the SAFE registration described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

Some of our shareholders, who directly or indirectly hold shares in our Company and who were known to us as being PRC residents, have completed the foreign exchange registrations required in connection with our recent corporate restructuring. The remaining shareholders who directly or indirectly hold shares in our Company and who are known to us as being PRC residents are currently processing such registrations.

However, we may not be informed of the identities of all the PRC residents or entities holding direct or indirect interest in our company, nor can we compel our beneficial owners to comply with SAFE registration requirements. As a result, we cannot assure you that all of our shareholders or beneficial owners who are PRC residents or entities have complied with and will in the future make or obtain any applicable registrations or approvals required by, SAFE regulations. Failure by such shareholders or beneficial owners to comply with SAFE regulations could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities or affect our ownership structure, which could adversely affect our business and prospects.

Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

In February 2012, SAFE promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly-Listed Company, replacing earlier rules promulgated in March 2007. Pursuant to these rules, PRC citizens and non-PRC citizens who reside in China for a continuous period of not less than one year who participate in any stock incentive plan of an overseas publicly listed company, subject to a few exceptions, are required to register with SAFE through a domestic qualified agent, which could be the PRC subsidiary of such overseas listed company, and complete certain other procedures. In addition, an overseas entrusted institution must be retained to handle matters in connection with the exercise or sale of stock options and the purchase or sale of shares and interests. We and our executive officers and other employees who are PRC citizens or who have resided in the PRC for a continuous period of not less than one year and who have been granted options or other awards are subject to these regulations because our company is an overseas listed company. Failure to complete the SAFE registrations may subject them to fines and legal sanctions. See “Regulation — Regulations on Stock Incentive Plans.”

If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with a “de facto management body” within the PRC is considered a resident enterprise and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control over and overall management of the business, productions, personnel, accounts and properties of an enterprise. In April 2009, the State Administration of Taxation issued a circular, known as Circular 82, (partly amended) which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners like us, the criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

We believe none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. See “Taxation — People’s Republic of China Taxation.” However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” As all of our management members are based in China, it remains unclear how the tax residency rule will apply to our case. If the PRC tax authorities determine that we or any of our subsidiaries outside of China is a PRC resident enterprise for PRC enterprise income tax purposes, then we or such subsidiary could be subject to PRC tax at a rate of 25% on its world-wide income, which could materially reduce our net income. In addition, we will also be subject to PRC enterprise income tax reporting obligations. Furthermore, if the PRC tax authorities determine that we are a PRC resident enterprise for enterprise income tax purposes, gains realized on the sale or other disposition of our Ordinary Shares may be subject to PRC tax, at a rate of 10% in the case of non-PRC enterprises or 20% in the case of non-PRC individuals (in each case, subject to the provisions of any applicable tax treaty), if such gains are deemed to be from PRC sources. It is unclear whether non-PRC shareholders of our company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in our Ordinary Shares.

Regulatory bodies of the United States may be limited in their ability to conduct investigations or inspections of our operations in China.

From time to time, the Company may receive requests from certain U.S. agencies to investigate or inspect the Company’s operations, or to otherwise provide information. While the Company will be compliant with these requests from these regulators, there is no guarantee that such requests will be honored by those entities who provide services to us or with whom we associate, especially as those entities are located in China. Furthermore, an on-site inspection of our facilities by any of these regulators may be limited or entirely prohibited. Such inspections, though permitted by the Company and its affiliates, are subject to the unpredictability of the Chinese enforcers, and may therefore be impossible to facilitate.

Enhanced scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on the indirect transfer of equity in the past and potential acquisitions we may pursue in the future.

The PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of certain taxable assets, including, in particular, equity interests in a PRC resident enterprise, by a non-resident enterprise by promulgating and implementing SAT Circular 59 and Circular 698, which became effective in January 2008, and a Circular 7 in replacement of some of the existing rules in Circular 698, which became effective in February 2015.

Under Circular 7, where a non-resident enterprise conducts an “indirect transfer” by transferring the equity interests of a PRC “resident enterprise” indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise, being the transferor, may be subject to PRC enterprise income tax if the indirect transfer is considered to be an abusive use of company structure without reasonable commercial purposes. As a result, gains derived from such indirect transfer may be subject to PRC tax at a rate of up to 10%.

On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Nonresident Enterprise Income Tax at Source, or SAT Circular 37, which came into effect on December 1, 2017. The SAT Circular 37 further clarifies the practice and procedure of the withholding of non-resident enterprise income tax. SAT Circular 698 was repealed from the date SAT Circular 37 was enacted.

Where a non-resident enterprise transfers taxable assets in China indirectly by disposing of the equity interests of an overseas holding company, which is an Indirect Transfer, the non-resident enterprise as either transferor or transferee, or the PRC entity whose equity is transferred, may report such Indirect Transfer to the relevant tax authority. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes. We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries and investments. Our Company may be subject to filing obligations or taxed if our company is transferor in such transactions, and may be subject to withholding obligations if our company is transferee in such transactions, under Circular 7 and/or SAT Circular 37. For transfer of shares in our Company by investors who are non-PRC resident enterprises, our PRC subsidiaries may be requested to assist in the filing under SAT Circular 7 and/or Circular 37. As a result, we may be required to expend valuable resources to comply with SAT Circular 7 and/or Circular 37 or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that our Company should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

Fluctuations in exchange rates could have a material adverse effect on our results of operations and the value of your investment.

To date, substantially all of our revenues and expenditures have been denominated in RMB, whereas our reporting currency is the U.S. dollar. As a result, fluctuations in the exchange rate between the U.S. dollar and RMB will affect the relative purchasing power in RMB terms of our U.S. dollar assets. Our reporting currency is the U.S. dollar while the functional currency for our future PRC subsidiary and consolidated variable interest entity is RMB. Gains and losses from the remeasurement of assets and liabilities that are receivable or payable in RMB are included in our consolidated statements of operations. The remeasurement has caused the U.S. dollar value of our results of operations to vary with exchange rate fluctuations, and the U.S. dollar value of our results of operations will continue to vary with exchange rate fluctuations. A fluctuation in the value of RMB relative to the U.S. dollar could reduce our profits from operations and the translated value of our net assets when reported in U.S. dollars in our financial statements. This could have a negative impact on our business, financial condition or results of operations as reported in U.S. dollars. If we decide to convert our RMB into U.S. dollars for the purpose of making payments for dividends on our Ordinary Shares or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us. In addition, fluctuations in currencies relative to the periods in which the earnings are generated may make it more difficult to perform period-to-period comparisons of our reported results of operations.

There remains significant international pressure on the PRC government to adopt a flexible currency policy. Any significant appreciation or depreciation of the RMB may materially and adversely affect our revenues, earnings and financial position, and the value of, and any dividends payable on, our Ordinary Shares in U.S. dollars. For example, to the extent that we need to convert U.S. dollars into RMB to pay our operating expenses, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount we would receive from the conversion. Conversely, a significant depreciation of the RMB against the U.S. dollar may significantly reduce the U.S. dollar equivalent of our earnings, which in turn could adversely affect the market price of our Ordinary Shares.

Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currency. As a result, fluctuations in exchange rates may have a material adverse effect on your investment.

Governmental control of currency conversion may limit our ability to utilize our net revenues effectively and affect the value of your investment.

The PRC government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We have received substantially all of our net revenues in RMB. Under our current corporate structure, our company in the Cayman Islands may rely on dividend payments from our PRC subsidiary to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. Therefore, our future PRC subsidiary is able to pay dividends in foreign currencies to us without prior approval from SAFE, subject to the condition that the remittance of such dividends outside of the PRC complies with certain procedures under PRC foreign exchange regulation, such as the overseas investment registrations by the beneficial owners of our Company who are PRC residents. But approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. Therefore, the Company’s ability to support its operating and capital expenditure commitments will depend upon its obtaining approval from or registration with appropriate governmental authorities. The PRC government may also at its discretion restrict access in the future to foreign currencies or current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders.

Risks Related to Our Ordinary Shares

The trading price of our Ordinary Shares is subject to arbitrary pricing factors that are not necessarily associated with traditional factors that influence stock prices or the value of non-bitcoin assets such as revenue, cash flows, profitability, growth prospects or business activity levels since the value and price, as determined by the investing public, may be influenced by future anticipated adoption or appreciation in value of cryptocurrencies or blockchains generally, factors over which we have little or no influence or control.

Other factors which could cause volatility in the market price of our Ordinary Shares include, but are not limited to:

●	actual or anticipated fluctuations in our financial condition and operating results or those of companies perceived to be similar to us;

●	actual or anticipated changes in our growth rate relative to our competitors;

●	commercial success and market acceptance of blockchain and bitcoin and other cryptocurrencies;

●	actions by our competitors, such as new business initiatives, acquisitions and divestitures;

●	strategic transactions undertaken by us;

●	additions or departures of key personnel;

●	prevailing economic conditions;

●	disputes concerning our intellectual property or other proprietary rights;

●	sales of our common stock by our officers, directors or significant stockholders;

●	other actions taken by our stockholders;

●	future sales or issuances of equity or debt securities by us;

●	business disruptions caused by earthquakes, tornadoes or other natural disasters;

●	issuance of new or changed securities analysts’ reports or recommendations regarding us;

●	legal proceedings involving our company, our industry or both;

●	changes in market valuations of companies similar to ours;

●	the prospects of the industry in which we operate;

●	speculation or reports by the press or investment community with respect to us or our industry in general;

●	the level of short interest in our stock; and

●	other risks, uncertainties and factors described in this annual report.

In addition, the stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of the issuer. These broad market fluctuations may negatively impact the price or liquidity of our common stock. When the price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the issuer, and we have been impacted in that way. See “Business- Legal Proceedings, “We, and some of our current and former officers and directors, have been named as parties to various lawsuits arising out of, or related to, allegedly false and misleading statements made in prior securities filings, and those lawsuits could adversely affect us, require significant management time and attention, result in significant legal expenses or damages, and cause our business, financial condition, results of operations and cash flows to suffer.”

We may be unable to comply with the applicable continued listing requirements of the Nasdaq Capital Market, which may adversely impact our access to capital markets and may cause us to default certain of our agreements.

Our Ordinary Shares are currently traded on the Nasdaq Capital Market. Nasdaq rules require us to maintain a minimum closing bid price of $1.00 per ordinary share. The closing bid price of our Ordinary Shares fell below $1.00 per share for 30 consecutive trading days, so we were not in compliance with Nasdaq’s rules for listing standards. Although we regained compliance, there can be no assurance we will continue to meet the minimum bid price requirements or any other requirements in the future, in which case our Ordinary Shares could be delisted.

In the event that our Ordinary Shares are delisted from Nasdaq and is not eligible for quotation or listing on another market or exchange, trading of our Ordinary Shares could be conducted only in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the OTC. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for our Ordinary Shares and there would likely also be a reduction in our coverage by securities analysts and the news media, which could cause the price of our Ordinary Shares to decline further. In addition, our ability to raise additional capital may be severely impacted, which may negatively affect our plans and the results of our operations.

If securities or industry analysts do not publish research or publish unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our Ordinary Shares will be influenced by whether industry or securities analysts publish research and reports about us, our business, our market or our competitors and, if any analysts do publish such reports, what they publish in those reports. We may not obtain or maintain analyst coverage in the future. Any analysts that do cover us may make adverse recommendations regarding our stock, adversely change their recommendations from time to time and/or provide more favorable relative recommendations about our competitors. If analysts who may cover us in the future were to cease coverage of our company or fail to regularly publish reports on us, or if analysts fail to cover us or publish reports about us at all, we could lose (or never gain) visibility in the financial markets, which in turn could cause the stock price of our common stock or trading volume to decline. Moreover, if our operating results do not meet the expectations of the investor community, one or more of the analysts who cover our Company may change their recommendations regarding our Company and our stock price could decline.

Our Ordinary Shares may be thinly traded and you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

Our Ordinary Shares may become “thinly-traded”, meaning that the number of persons interested in purchasing our Ordinary Shares at or near bid prices at any given time may be relatively small or non-existent. This situation may be attributable to a number of factors, including the fact that we are relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and might be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. Broad or active public trading market for our Ordinary Shares may not develop or be sustained.

We are defendants in securities class actions litigation which could result in substantial costs and liabilities.

The market for our Ordinary Shares may have, when compared to seasoned issuers, significant price volatility and we expect that our share price may continue to be more volatile than that of a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. On January 20, 2021 and January 26, 2021, securities class action lawsuits were filed against the Company and it’s then Chief Executive Officer and Chief Financial Officer. The class action is on behalf of persons that purchased or acquired our Ordinary Shares between December 21, 2020 and January 8, 2021, a period of volatility in our stock as well as the price of bitcoin. The complaint is based solely upon a research article issued on January 11, 2021, which contained false claims and was responded to by the Company in a press release filed on Form 6-K on January 19, 2021. Nevertheless, this securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources. See “Business – Legal Proceedings.”

Two former members of our management team have substantial shareholdings in our Company and their interests may not be aligned with the interests of our other shareholders

Mr. Zeng, our former chief executive officer and chairman and Mr. Liu, a former member of our Board of Director, beneficially own approximately 5.1% and 13.0%, respectively, of our Ordinary Shares. Neither shareholder has any involvement in the management of the Company or the decisions of the Board of Directors, However, as a result of their significant shareholdings, Mr. Zeng and Mr. Liu may have influence over decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors, and other significant corporate actions. They may take action that is not in the best interests of us or our other shareholders This concentration of ownership may discourage, delay our Company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of the sale of our Company and might reduce the market price of our Ordinary Shares. These actions may be taken even if they are opposed by our other shareholders. For more information regarding our principal shareholders and their affiliated entities see “Principal Shareholders.”

There is uncertainty to pay cash dividends in the foreseeable future.

We currently intend to retain any future earnings for use in the operation and expansion of our business. Accordingly, we do not expect to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate. Should we determine to pay dividends in the future, our ability to do so will depend upon the receipt of dividends or other payments from our subsidiaries.

You may face difficulties in protecting your interests as a shareholder, as Cayman Islands law provides substantially less protection when compared to the laws of the United States and it may be difficult for a shareholder of ours to effect service of process or to enforce judgements obtained in the United States courts.

Our corporate affairs are governed by our memorandum and articles of association and by the Companies Act (Revised) of the Cayman Islands and common law of the Cayman Islands. The rights of shareholders to take legal action against our directors and us, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law. Decisions of the Privy Council (which is the final court of appeal for British overseas territories such as the Cayman Islands) are binding on a court in the Cayman Islands. Decisions of the English courts, and particularly the Supreme Court of the United Kingdom and the Court of Appeal are generally of persuasive authority but are not binding on the courts of the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in the United States. In particular, the Cayman Islands has a less developed body of securities laws as compared to the United States and provide significantly less protection to investors. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action before the United States federal courts. The Cayman Islands courts are also unlikely to impose liabilities against us in original actions brought in the Cayman Islands, based on certain civil liability provisions of United States securities laws.

As of December 31, 2019, substantially all of our operations are conducted outside the United States, and substantially all of our assets are located outside the United States. All of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

As a result of all of the above, our shareholders may have more difficulty in protecting their interests through actions against us or our officers, directors or major shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

We are a foreign private issuer within the meaning of the rules under the Exchange Act. As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

●	We file annual reports on Form 20-F and reports on Form 6-K as a foreign private issuer. Accordingly, our shareholders may not have access to certain information they may deem important.

We are an “emerging growth company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act. Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

As an “emerging growth company” under applicable law, we will be subject to lessened disclosure requirements. Such reduced disclosure may make our Ordinary Shares less attractive to investors.

For as long as we remain an “emerging growth company”, as defined in the JOBS Act, we will elect to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies”, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Because of these lessened regulatory requirements, our shareholders would be left without information or rights available to shareholders of more mature companies. If some investors find our Ordinary Shares less attractive as a result, there may be a less active trading market for our Ordinary Shares and our share price may be more volatile.

If we are classified as a passive foreign investment company, United States taxpayers who own our Ordinary Shares may have adverse United States federal income tax consequences.

A non-U.S. corporation such as ourselves will be classified as a passive foreign investment company, which is known as a PFIC, for any taxable year if, for such year, either

●	at least 75% of our gross income for the year is passive income; or

●	the average percentage of our assets (determined at the end of each quarter) during the taxable year which produce passive income or which are held for the production of passive income is at least 50%.

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. taxpayer who holds our Ordinary Shares, the U.S. taxpayer may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements.

Depending on the amount of any assets held for the production of passive income, it is possible that, for any taxable year, more than 50% of our assets may be assets which produce passive income. We will make this determination following the end of any particular tax year. Although the law in this regard is unclear, we treat our consolidated affiliated entities as being owned by us for United States federal income tax purposes, not only because we exercise effective control over the operation of such entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their operating results in our consolidated financial statements. For purposes of the PFIC analysis, in general, a non-U.S. corporation is deemed to own its pro rata share of the gross income and assets of any entity in which it is considered to own at least 25% of the equity by value.

For a more detailed discussion of the application of the PFIC rules to us and the consequences to U.S. taxpayers if we were determined to be a PFIC, see “Taxation — United States Federal Income Taxation — Passive Foreign Investment Company.”

We incur significant costs as a result of being a public company and will, particularly after we cease to qualify as an “emerging growth company”

We incur significant legal, account and other expenses as a public company. The Sarbanes-Oxley Ac of 2002, as well as rules subsequently implemented by the SEC and the NASDAQ Capital Market, impose various requirements on the corporate governance practices of public companies. We are an “emerging growth company,” as defined in the JOBS Act and will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) ending December 31, 2023, or (b) in which we have a total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Ordinary Shares that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revising accounting standards until such time as those standards apply to private companies.

Compliance with these rules and regulations increases our legal and financial compliance costs and makes some corporate activities more time-consuming and costly. After we are no longer an “emerging growth company,” we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 and the other rules and regulations of the SEC. For example, as a public company, we have been required to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We have incurred additional costs in obtaining director and officer liability insurance. In addition, we incur additional costs associates with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

USE OF PROCEEDS

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of Ordinary Shares by the Selling Shareholder. However, we may receive proceeds of up to $80,000,000 from the sale of Ordinary Shares to Ionic under the Purchase Agreement, from time to time in our discretion after the date the registration statement of which this prospectus is a part is declared effective and the other conditions in the Purchase Agreement have been satisfied. The proceeds received from Ionic under the Purchase Agreement will be used to purchase bitcoin miners and for working capital purposes.

THE IONIC PURCHASE AGREEMENT TRANSACTION

General

On January 11, 2021, the Company entered into the Purchase Agreement with Ionic (also herein referred to as the “Investor”) whereby we have the right, but not the obligation, to sell to Ionic, and Ionic is obligated to purchase up to in the aggregate $80,000,000 worth of Ordinary Shares. Sales of Ordinary Shares by the Company, if any, will be subject to certain limitations, and may occur from time to time, at the Company’s sole discretion, over the 36-month period commencing on the date that the registration statement of which this prospectus forms a part, which the Company agreed to file with the SEC pursuant to the registration rights agreement (the “RRA”) we entered into with Ionic on January 11, 2021 in connection with the Purchase Agreement, is declared effective by the SEC and a final prospectus in connection therewith is filed and the other conditions set forth in the Purchase Agreement are satisfied (such date on which all of such conditions are satisfied, the “Commencement Date”). For the avoidance of any doubt, all Notes will be fully converted into Ordinary Shares prior to the Commencement Date.

Actual sales of Ordinary Shares to Ionic under the Purchase Agreement will depend on a variety of factors to be determined by the Company from time to time, including, among others, market conditions, the trading price of the Ordinary Shares and determinations by the Company as to the appropriate sources of funding for the Company and its operations. We expect that any net proceeds received by the Company from such sales to Ionic will be used for working capital and general corporate purposes.

The purchase price of the Ordinary Shares purchased by the Investor under the Purchase Agreement will be derived from prevailing market prices of the Company’s Ordinary Shares immediately preceding the time of sale. The Company will control the timing and amount of future sales, if any, of Ordinary Shares to the Investor. The Investor has no right to require the Company to sell any Ordinary Shares to the Investor, but the Investor is obligated to make purchases as the Company directs, subject to certain conditions.

The Purchase Agreement and the RRA each contains representations, warranties, covenants, closing conditions and indemnification and termination provisions by, between and for the benefit of the parties which are customary of transactions of this nature. Additionally, sales to the Investor under the Purchase Agreement may be limited, to the extent applicable, by Nasdaq and SEC rules.

Ionic may not assign or transfer its rights and obligations under the Purchase Agreement.

Although the Purchase Agreement provides that we may sell up to $80,000,000 of our Ordinary Shares to Ionic, only 5,975,000 Ordinary Shares are being offered under this prospectus which may be issued to Ionic if and when we sell shares to Ionic under the Purchase Agreement (of which 5,829,268 shares may be sold to Ionic and up to 145,732 shares (2.5% of the number of shares sold for cash) may be issued as a commitment fee for no additional consideration as Commitment Shares). We are contractually obligated under the RRA to issue 15,000 as Filing Default Shares and 10,000 shares as Effectiveness Default Shares as this Registration Statement was not timely declared effective.

Depending on the market prices of our Ordinary Shares at the time we elect to issue and sell Ordinary Shares to Ionic under the Purchase Agreement, we may need to register additional Ordinary Shares in order to receive aggregate gross proceeds equal to the $80,000,000 total commitment available to us under the Purchase Agreement.

As of May 4, 2021, there were 48,320,870 of our Ordinary Shares outstanding, of which 39,558,670 Ordinary Shares were held by non-affiliates. If all of the 6,412,500 Ordinary Shares offered by Ionic under this prospectus were issued and outstanding as of May 4, 2021, such shares would represent approximately 11.72% of the total number of Ordinary Shares outstanding and less than 1/3 of the total number of outstanding shares held by non-affiliates. If we elect to sell to Ionic more than the 5,975,000 shares which are offered under this prospectus to Ionic under the Purchase Agreement, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Ionic is dependent upon the number of shares we sell to Ionic under the Purchase Agreement.

Of the 6,000,000 Ordinary Shares being registered herein under the Purchase Agreement, up to 5,975,000 shares may be issued and sold for cash to Ionic, up to 145,732 shares (2.5% of the number of shares sold for cash) may be issued to Ionic for no consideration as Commitment Shares, and 15,000 shares are being registered as Filing Default Shares and 10,000 shares as Effectiveness Default Shares.

Purchase of Shares under the Purchase Agreement

Under the Purchase Agreement, from and after the Commencement Date, the Company has the right, from time to time in its sole discretion and subject to certain conditions and limitations set forth in the Purchase Agreement, to direct the Investor to purchase up to the lesser of (i) $2,500,000 in Ordinary Shares; and (ii) 75% of the average dollar volume of Ordinary Shares for the lowest 8 of 10 Trading Days prior to providing notice to the Investor. The Company may effect a regular purchase at the Regular Purchase Price equal to 85% of the arithmetic average of the three (3) lowest volume weighted average prices (“VWAP”) calculated for the period five (5) Trading Days prior to and ending five (5) Trading Days after delivery of pre-settlement purchase shares (the “Regular Purchase Measurement Period”) based on an estimate and true-up. The Company may also effect an alternate purchase at the Alternate Purchase Price equal to 80% of the arithmetic average of the VWAPs calculated for the period on and ending five (5) Trading Days after delivery of pre-settlement shares (the “Alternate Purchase Measurement Period”) based on an estimate and true-up.

The Company may deliver a notice to the Investor for a regular purchase or an alternate purchase as often as every business day, so long as (i) on any such notice date, the closing sale price of the Ordinary Shares is not below the Floor Price (initially set at $1.00 per ordinary share, subject to customary adjustments), (ii) shares for all prior regular purchases and alternate purchases have theretofore been received by the Investor in accordance with the Purchase Agreement, and (iii) no current Regular Purchase Measurement Period or Alternate Purchase Measurement Period is running (unless, with respect to regular purchases only, the Company and the Investor mutually agree otherwise in writing). Notwithstanding the foregoing, the Company shall not deliver a regular purchase or alternate purchase notice to the Investor if an Event of Default has occurred and is continuing, or if any event which, after notice and/or lapse of time, would become an Event of Default, has occurred and is continuing.

In all instances, the Company may not sell Ordinary Shares to the Investor under the Purchase Agreement if it would result in the Investor beneficially owning more than 4.99% of the outstanding Ordinary Shares. Under applicable rules of the Nasdaq Capital Market, the Company, as a Foreign Private Issuer, has elected to follow home country practice and does not require shareholder approval in the event that issuances under the Purchase Agreement exceed twenty (20%) percent or more of the Ordinary Shares outstanding immediately prior to the execution of the Purchase Agreement.

Other than as summarized above, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of Ordinary Shares to Ionic.

Commitment Shares

In connection with each Regular Purchase and Alternate Purchase, the Company shall issue to Ionic a number of additional Ordinary Shares (the “Commitment Shares”) equal to the product of (x) the number of Ordinary Shares sold to Ionic and (y) 2.5%, as a commitment fee for no additional consideration. Up to 145,732 shares are being registered hereunder as Commitment Shares, of which half (72,866) may be issued as Additional Commitment Shares to satisfy the Additional Commitment Fee as described below.

Our Termination Rights

We have the right in our sole discretion, at any time, for any reason, to give notice to Ionic to terminate the Purchase Agreement. If the Company has sold less than $40,000,000 to the Investor under the Purchase Agreement, the Company shall pay an additional commitment fee of $1,000,000 (the “Additional Commitment Fee”), which shall be payable either in cash or in Ordinary Shares at a price equal to 100% of the Closing Price on the date immediately preceding the date of receipt by the Investor of the Company Termination Notice (such shares, the “Additional Commitment Shares”) at the Company’s discretion, within two (2) Trading Days after a Company Termination Note is received by the Investor; provided, however, that the Additional Commitment Fee shall be reduced by the aggregate Purchase Amount previously sold hereunder prior to the Company Termination Notice multiplied by 2.5%. Up to 72,866 (half) of the Commitment Shares being registered hereunder may be issued as Additional Commitment Shares to satisfy the Additional Commitment Fee under the terms of the Purchase Agreement. In the event of bankruptcy proceedings by or against us, the Purchase Agreement will automatically terminate without action of any party.

Events of Default

Events of default under the Purchase Agreement include the following:

●	the effectiveness of the registration statement of which this prospectus is made a part lapses for any reason (including, without limitation, the issuance of a stop order or similar order) or this prospectus is unavailable to the Investor for resale of any or all of the Ordinary Shares issuable under the Purchase Agreement registered hereunder, and such lapse or unavailability continues for a period of ten (10) consecutive business days or for more than an aggregate of thirty (30) business days in any 365-day period;

●	the suspension of our Ordinary Shares from trading on the Nasdaq Capital Market for a period of one (1) business day, provided that the Company may not direct the Investor to purchase any Ordinary Shares during any such suspension;

●	the delisting of the Ordinary Shares from the Nasdaq Capital Market, provided, however, that the Ordinary Shares are not immediately thereafter trading on the New York Stock Exchange, The Nasdaq Global Market, The Nasdaq Global Select Market, the NYSE American, or the NYSE Arca (or nationally recognized successor to any of the foregoing);

●	the failure for any reason by Company or its transfer agent to deliver, as DWAC shares, (i) the pre-settlement purchase shares or the pre-settlement alternate purchase shares (as applicable) to the Investor within two (2) trading days after the regular purchase notice date or alternate purchase notice date (as applicable), (ii) the settlement regular purchase shares or settlement alternate purchase shares (as applicable) to the Investor within two (2) trading days after the Regular Purchase Measurement Period or Alternate Purchase Measurement Period (as applicable), or (iii) the Commitment Shares to which Investor is entitled hereunder in connection with a regular purchase or alternate purchase within two (2) trading days after the Regular Purchase Measurement Period or Alternate Purchase Measurement Period (as applicable);

●	the Company breaches any representation or warranty in any material respect, or breaches any covenant or other term or condition under any Transaction Document (as defined in the Purchase Agreement), and except in the case of a breach of a covenant which is reasonably curable, only if such breach continues for a period of at least three (3) consecutive business days;

●	if any person commences a proceeding against the Company pursuant to or within the meaning of any bankruptcy law for so long as such proceeding is not dismissed;

●	if the Company is at any time insolvent, or, pursuant to or within the meaning of any bankruptcy law, (i) commences a voluntary case, (ii) consents to the entry of an order for relief against it in an involuntary case, (iii) consents to the appointment of a custodian of it or for all or substantially all of its property, (iv) makes a general assignment for the benefit of its creditors or (v) the Company is generally unable to pay its debts as the same become due;

●	a court of competent jurisdiction enters an order or decree under any bankruptcy law that (i) is for relief against the Company in an involuntary case, (ii) appoints a custodian of the Company for all or substantially all of its property, or (iii) orders the liquidation of the Company or any subsidiary for so long as such order, decree or similar action remains in effect; or

●	if at any time the Company is not eligible to transfer its Ordinary Shares as DWAC shares.

In addition to any other rights and remedies under applicable law and the Purchase Agreement, so long as an Event of Default has occurred and is continuing, or if any event which, after notice and/or lapse of time, would become an Event of Default, has occurred and is continuing, the Company shall not deliver to the Investor any regular purchase notice or alternate purchase notice.

Pursuant to the RRA, 15,000 Ordinary Shares are being registered as Filing Default Shares. and 10,000 Ordinary Shares as “Effectiveness Default Shares.”

No Short-Selling or Hedging by Ionic

The Investor agrees that beginning on the date of the Purchase Agreement and ending on the date of termination of this Agreement, the Investor and its agents, representatives and affiliates shall not in any manner whatsoever enter into or effect, directly or indirectly, any (i) “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the Ordinary Shares (excluding transactions properly marked “short exempt”) or (ii) hedging transaction, which establishes a net short position with respect to the Ordinary Shares.

Prohibitions on Variable Rate Transactions

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or RRA other than a prohibition on entering into a “Variable Rate Transaction” as defined in the Purchase Agreement.

Dilutive Effect of Performance of the Purchase Agreement on Our Shareholders

All 6,000,000 Ordinary Shares registered in this offering which may be issued or sold by us to Ionic under the Purchase Agreement and RRA are expected to be freely tradable. It is anticipated that the Ordinary Shares registered in this offering will be sold over a period of up to 36 months from the Commencement Date. The sale by Ionic of a significant amount of Ordinary Shares registered in this offering at any given time could cause the market price of our Ordinary Shares to decline and to be highly volatile. Sales of Ordinary Shares to Ionic, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Ionic all, some or none of the additional Ordinary Shares that may be available for us to sell pursuant to the Purchase Agreement.

Issuances of our ordinary shares in this offering will not affect the rights or privileges of our existing shareholders, except that the economic and voting interests of each of our existing shareholders will be diluted as a result of any such issuance. Although the number of Ordinary Shares that our existing stockholders own will not decrease, the shares owned by our existing shareholders will represent a smaller percentage of our total outstanding shares after any such issuance to Ionic. If and when we do sell Ordinary Shares to Ionic, after Ionic has acquired those shares (and related Commitment Shares and/or Additional Commitment Shares), Ionic may resell all, some or none of such shares at any time or from time to time in its discretion. Therefore, issuances to Ionic by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of Ordinary Shares. In addition, if we sell a substantial number of Ordinary Shares to Ionic under the Purchase Agreement, or if investors expect that we will do so, the actual sales of Ordinary Shares or the mere existence of our arrangement with Ionic may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any additional sales of Ordinary Shares to Ionic and the Purchase Agreement may be terminated by us at any time at our discretion (see subsection entitled Our Termination Rights above).

Pursuant to the terms of the Purchase Agreement, we have the right, but not the obligation, to direct Ionic to purchase up to $80,000,000 of Ordinary Shares. Depending on the price per share at which we sell our Ordinary Shares to Ionic pursuant to the Purchase Agreement, we may need to sell to Ionic under the Purchase Agreement more Ordinary Shares than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $80,000,000 total commitment available to us under the Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act additional Ordinary Shares, which could cause additional substantial dilution to our shareholders. The number of Ordinary Shares ultimately offered for resale by Ionic under this prospectus is dependent upon the number of Ordinary Shares we direct Ionic to purchase under the Purchase Agreement.

The following table sets forth the amount of gross proceeds we would receive from Ionic from our sale of Ordinary Shares to Ionic under the Purchase Agreement at varying purchase prices:

Assumed Purchase Price Per Purchase Share (1)		Number of Ordinary Shares to be Issued if Full Purchase (2)	Percentage of Outstanding Ordinary Shares After Giving Effect to the Issuance to Ionic (3)	Proceeds from the Sale of Ordinary Shares to Ionic Under the Purchase Agreement
$5.00		5,975,000	10.92%	$29,146,340
$10.00		5,975,000	10.92%	$58,292,680
$11.93	(4)	5,975,000	10.92%	$69,543,167
$15.00		5,466,667	10.09%	$80,000,000
$20.00		4,100,000	7.76%	$80,000,000
$25.00		3,280,000	6.31%	$80,000,000
$30.00		2,733,333	5.31%	$80,000,000

(1)	For the avoidance of any doubt, this price would reflect the Regulator Purchase Price or Alternate Purchase Price after calculation (i.e., after discounts to the market price of our shares) in accordance with the terms of the Purchase Agreement.

(2)	Although the Purchase Agreement provides that we may sell up to $80,000,000 of Ordinary Shares to Ionic, we are only registering up to 5,975,000 Ordinary Shares which are issuable pursuant to the Purchase Agreement which represents: (i) up to 5,829,268 shares which may be issued and sold to Ionic in the future under the Purchase Agreement for cash if and when we sell Purchase Shares to Ionic under the Purchase Agreement and (ii) up to 145,732 (2.5% of total number of shares sold for cash) shares for no consideration as Commitment Shares which may be issued to Ionic in the future for no consideration, and which may or may not cover all the Purchase Shares we ultimately sell to Ionic under the Purchase Agreement, depending on the purchase price per Purchase Share. As a result, we have included in this column only those Ordinary Shares that we are registering under this prospectus, without regard for the beneficial ownership cap of 4.99%.

(3)

The denominator is based on 48,320,870 shares outstanding as of May 4, 2021, adjusted to include the issuance of (i) 412,500 Ordinary Shares upon conversion of the Notes and (ii) the number of Ordinary Shares set forth in the adjacent column which we would have issued to Ionic based on the applicable assumed average purchase price per Purchase Share and does not include the issuance of 15,000 Default Filing Shares and 10,000 Effectiveness Default Shares.

(4)	The closing sale price of our Ordinary Shares on the Nasdaq Capital Market on May 4, 2021.

DILUTION

The sale of our Ordinary Shares to Ionic pursuant to the Purchase Agreement will have a dilutive impact on our shareholders. In addition, the lower our Ordinary Share price is at the time we exercise our right to sell shares to Ionic, the more Ordinary Shares we will have to issue to Ionic pursuant to the Purchase Agreement and our existing shareholders would experience greater dilution.

Our net tangible book value as of December 31, 2020 was approximately $31,761,658, or $0.66 per Ordinary Share. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of Ordinary Shares (48,043,788) outstanding as of December 31, 2020. Dilution with respect to net tangible book value per share represents the difference between the amount per share paid by Ionic to us pursuant to the Purchase Agreement and the net tangible book value per Ordinary Share immediately after such issuances to Ionic.

After giving further effect to the issuance of 145,732 Ordinary Shares as Commitment Shares for no consideration and the sale of 5,975,000 Ordinary Shares as Purchase Shares to Ionic pursuant to the Purchase Agreement at an assumed average sale price of $11.93 per Ordinary Share, the last reported sale price of our Ordinary Shares on the Nasdaq Capital Market on May 4, 2021 (without giving effect to the conversion of the Notes) divided by the Regular Purchase Price (assumed at $12.61 per share for purposes of this calculation) however limited to gross proceeds of $80,000,000 and after deducting estimated offering expenses of $270,000 payable by us, our pro forma as-adjusted net tangible book value as of December 31, 2020 would have been approximately $111,491,658, or $2.06 per share based on 54,164,520 shares issued and outstanding. This represents an immediate increase in net tangible book value of $1.40 per share to existing shareholders and dilution of $9.87 per Ordinary Share of as-adjusted net tangible book value to new investors based on the assumed average sale price of $11.93 per Ordinary Share.

To the extent that other shares are issued, investors purchasing our Ordinary Shares in this offering may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2020:

●	on an actual basis; and

●	on an as adjusted basis to reflect the issuance and sale of the Ordinary Shares by us in this offering at an assumed average sale price of $11.93 per Ordinary Share, after deducting the estimated discounts to the underwriters, and the estimated offering expenses payable by us and assuming no exercise of the Representative’s over-allotment option.

You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of December 31, 2020
	Actual (in US$)	Pro Forma As adjusted (in US$)
Shareholders’ Equity:
Ordinary shares, US$0.01 par value, 150,000,000 shares authorized 48,043,788 shares issued and outstanding; 54,749,572 shares issued and outstanding, as adjusted	$480,438	$547,496
Additional paid-in capital	53,219,626	132,882,568
Accumulated Deficit	(15,700,489)	(15,700,489)
Total Shareholders’ Equity	$37,999,575	$117,729,575

Total Liabilities and Shareholders’ Equity	$39,893,549	$119,623,549

ENFORCEABILITY OF CIVIL LIABILITIES

We were incorporated in the Cayman Islands in order to enjoy the following benefits:

●	political and economic stability;

●	an effective judicial system;

●	a favorable tax system;

●	the absence of exchange control or currency restrictions; and

●	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following:

the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated. Currently, a substantial portion of our operations are conducted outside of the United States, and most of our assets are located outside the United States. All of our officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Corporation Service Company located at 19 West 44th Street, Suite 201, New York, New York 10036, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Harney Westwood & Riegels, our counsel as to Cayman Islands law, and Merits & Tree Law Offices, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Harney Westwood & Riegels has informed us that it is uncertain whether the courts of the Cayman Islands will allow shareholders of our Company to originate actions in the Cayman Islands based upon securities laws of the United States. In addition, there is uncertainty with regard to Cayman Islands law related to whether a judgment obtained from the U.S. courts under civil liability provisions of U.S. securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company, such as our company. As the courts of the Cayman Islands have yet to rule on making such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities laws, it is uncertain whether such judgments would be enforceable in the Cayman Islands. Harney Westwood & Riegels has further advised us that the courts of the Cayman Islands would recognize as a valid judgment a final and conclusive judgment in personam obtained in the federal or state courts in the United States under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) or, in certain circumstances, an in personam judgment for non-monetary relief, and would give a judgment based thereon provided that: (a) such courts had proper jurisdiction over the parties subject to such judgment; (b) such courts did not contravene the rules of natural justice of the Cayman Islands; (c) such judgment was not obtained by fraud; (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands.

Merits & Tree Law Offices has further advised us that the recognition and enforcement of foreign judgments are subject to compliance with the PRC Civil Procedures Law and relevant civil procedure requirements in the PRC. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The following summary consolidated financial statements for the years ended December 31, 2020, 2019 and 2018 are derived from our audited consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with generally accepted accounting principles in the United States, or U.S. GAAP.

The following summary consolidated financial statements for the years ended December 31, 2019 and 2018 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The Company commenced its mining operations in February 2020 and we disposed of our peer-to-peer lending business (the sole operation of the Company for 2019 and 2018, which has ceased operation in October 2019) and the car rental business in PRC on September 8, 2020. In accordance with ASC 205-20-45, the results of all discontinued operations, less applicable income taxes, are reported as components of net income (loss) separate from the net loss of continuing operations. Accordingly, the summary statement of operations data for the years ended December 31, 2019 and 2018, and summary consolidated balance sheets as of December 31, 2019 and 2018, as comparative statements of operations, have been retroactively adjusted to reflect the discontinued operations.

Our historical results for any period are not necessarily indicative of results to be expected for any future period. You should read the following summary financial information in conjunction with the consolidated financial statements and related notes and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Results of Operations Data

	For the Years Ended December 31,
	2020	2019	2018
Revenue from cryptocurrency mining	$21,065,113	$-	$-

Cost and operating expenses
Cost of revenues (exclusive of depreciation and amortization shown below)	(14,104,628)	-	-
Depreciation and amortization expenses	(3,324,655)	-	-
General and administrative expenses	(2,515,117)	(1,993,325)	(1,891,213)
Total operating expenses	(19,944,400)	(1,993,325)	(1,891,213)

Income (Loss) from Operations	1,120,713	(1,993,325)	(1,891,213)

Realized gain on exchange of cryptocurrencies	805,557	-	-
Interest income	41	-	-
Other expenses	(1,965)	-	-
Net income (loss) from continuing operations before income taxes	1,924,346	(1,993,325)	(1,891,213)
Income tax expenses	-	-	-
Net income (loss) from continuing operations	1,924,346	(1,993,325)	(1,891,213)

Net loss from discontinued operations	(3,834,683)	(7,682,866)	(1,645,913)

Net loss	$(1,910,337)	$(9,676,191)	$(3,537,126)
Other comprehensive loss
Foreign currency translation adjustment	-	(75,120)	(391,463)
Reclassified to net loss from discontinued operations, net of tax	100,185	-	-
	100,185	(75,120)	(391,463)
Comprehensive loss	$(1,810,152)	$(9,751,312)	$(3,928,589)
Weighted average number of ordinary share outstanding
Basic and Diluted	30,591,122	15,197,815	14,392,001
Loss per share
Basic and Diluted	$(0.06)	$(0.62)	$(0.24)

The following table presents our summary consolidated balance sheet data as of December 31, 2020 and 2019.

	December 31, 2020	December 31, 2019
ASSETS
Current Assets
Cash and cash equivalents	$405,133	$15,988
USDC	56,005	-
Cryptocurrencies	6,237,917	-
Other current assets	2,020,374	12,501
Assets of discontinued operations	-	531,767
Total Current Assets	8,719,429	560,256

Restricted cash, noncurrent	-	600,000
Deposits for equipment	1,324,963	110,000
Property and equipment, net	29,849,157	-
Assets of discontinued operations, noncurrent	-	3,246,277
Total Assets	$39,893,549	$4,516,533

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$1,365,716	$-
Due to related parties	336,722	120,000
Other payables and accrued liabilities	191,536	266,047
Current liabilities of discontinued operations	-	43,546
Total Current Liabilities	1,893,974	429,593

Total Liabilities	1,893,974	429,593

Commitments and Contingencies

Shareholders’ Equity
Common shares, $0.01 par value, 150,000,000 and 50,000,000 shares authorized, 48,043,788 and 15,399,185 shares issued and outstanding of December 31, 2020 and 2019, respectively	480,438	153,992
Share subscription receivables	-	(45,457)
Additional paid-in capital	53,219,626	17,610,220
Statutory reserve	-	6,189
Accumulated deficit	(15,700,489)	(13,790,152)
Accumulated other comprehensive loss	-	(100,185)
Total Bit Digital, Inc.’s Shareholders’ Equity	37,999,575	3,834,607
Noncontrolling interests	-	252,333
Total Equity	37,999,575	4,086,940
Total Liabilities and Equity	$39,893,549	$4,516,533

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See “Disclosure Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks, and assumptions associated with these statements. Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this report.

Overview

Our Bitcoin Mining Business

We are an emerging bitcoin mining company with operations in PRC and the United States. We commenced our bitcoin mining business from February 2020, following the suspension of peer-to-peer lending business and car rental business in October 2019. On September 4, 2020, the Company officially changed its name from “Golden Bull Limited” to “Bit Digital, Inc.”, which the management believes more closely reflects the Company’s bitcoin mining business. We had already changed our Nasdaq trading symbol to “BTBT”.

Our bitcoin mining operations, hosted by third party suppliers, uses specialized computers, known as miners, to generate bitcoins, a cryptocurrency. The miners use application specific integrated circuit (“ASIC”) chips. These chips enable the miners to apply greater computational power, or “hash rate’, to provide transaction verification services (known as solving a block”) which helps support the bitcoin blockchain. For every block added, the bitcoin blockchain awards a bitcoin award equal to a set number of bitcoins per block. These bitcoin awards are subject to “halving,” whereby the bitcoin award per block is reduced by half in order to control the supply of bitcoins on the market. Miners with a greater hash rate have a higher chance of solving a block and receiving a bitcoin award.

Our mining facilities and mining platform operate with the primary intent of accumulating bitcoin which we may sell for fiat currency from time to time depending on market conditions and management’s determination of our cash flow needs. After a third halving of bitcoins in May 2020, our mining strategy has been to mine bitcoins as fast and as many as possible given there are less bitcoins and a lower efficiency of mining. In view of the long delivery time to purchase new miners from miner suppliers like Bitmain and MicroBT, we chose to acquire second-hand miners which can be delivered in only a few weeks. We have not signed leases for bitcoin mining facilities. In order to achieve lower utility costs, the mining facilities are maintained by our third-party suppliers. The bitcoin mining facilities in PRC are maintained by Hong Kong suppliers. They are our hosts and they install the miners, provide IT consulting, maintenance and repair work on site for us. Our mining facilities in Texas and Nebraska are maintained by Compute North, an established miner hosting company in North America.

As of March 31, 2021, the Company owned a total of 40,965 miners, including 7,025 Antminer S17+, 195 Antminer S17E, 32 Antminer S17Pro, 205 Antminer S19Pro, 800 Antminer T3, 9,110 Antminer T17, 256 Antminer T17+, 2,200 Whatsminer M10, 4,125 Whatsminer M20S, 16,917 Whatsminer M21S and 100 Whatsminer M31S.

As of April 30, 2021, the Company owned a total of 43,606 miners, including 1,426 Antminer S17, Antminer S17+, 195 Antminer S17E, 32 Antminer S17Pro, 205 Antminer S19Pro, 800 Antminer T3, 9,110 Antminer T17, 256 Antminer T17+, 2,200 Whatsminer M10, 5,079 Whatsminer M20S, 16,917 Whatsminer M21S and 361 Whatsminer M31S with the locations across the PRC and in Texas, Nebraska and Georgia in the United States.

As of April 30, 2021, in Xinjiang, we had 12,830 bitcoin miners; in Sichuan Province we had 19,060 miners; in Yunnan Province we had 3,200 miners; in Nebraska we had 6,890 miners, in Texas we had 100 miners and in Georgia we had 100 miners; In Canada we had 1,426 miners. The total hash rate of all the 43,606 miners has increased to 2,423.15Ph/s.

In March through April 2021, we ordered an additional 2,130 bitcoin miners in transit, including 1,800 Antminer S17+, 280 Avalon A1246 and 50 VM V1 for a total purchase price of $ 9,853,245. With the new purchase of 2,130 bitcoin miners, the total hash rate will reach to 2,574 Ph/s and they expected to be launched in the U.S. by the end of May 2021. As is a common practice in the mining industry we may migrate our miners within the above locations on a seasonal basis depending on water and electricity availability and cost. The Company is currently evaluating plans to make more miner purchases to increase the total mining hash, conditioned upon our raising required funds.

From our inception of bitcoin mining business in February 2020 to March 31, 2021, we earned an aggregation of 2,523.60 bitcoins.

The following table presents the number of bitcoins received from our mining pool operators on a quarterly basis:

As of December 31, 2020 and March 31, 2021, we had 262.62 and 581.23 bitcoins on hand. The following table presents our bitcoin mining activities in coins as of December 31, 2020 and March 31, 2021.

	Number of bitcoins	Amounts*
Balance at January 1, 2020	-	$-
Receipt of cryptocurrencies from mining services	1,510.20	21,065,113
Sales of cryptocurrencies	(1,242.39)	(15,534,982)
Lending of cryptocurrencies to a third party	(5.19)	(97,771)
Realized gain on sale of cryptocurrencies	-	805,557
Balance at December 31, 2020	262.62	$6,237,917
Receipt of cryptocurrencies from mining services	1,013.40
Sales of cryptocurrencies	(656.58)
Lending of cryptocurrencies to a third party	(38.21)
Balance at March 31, 2021	581.23

*	Amounts – 1) the amounts of receipt of cryptocurrencies from mining services are the aggregation of the number of bitcoins received multiplying by the bitcoin price published on https://coinmarketcap.com/currencies/bitcoin/historical-data/, on a daily basis; and 2) the amounts of sales of cryptocurrencies are the actual amount we received from sales.

Disposition of peer-to-peer lending business and the car rental business in the PRC

On September 8, 2020, the Board approved the disposal of Point Cattle Holdings Limited, a former wholly owned subsidiary of the Company in the British Virgin Islands, and its subsidiaries and VIEs, through which the Company previously operated its peer-to-peer lending business and the car rental business in PRC. Upon the sale, we discontinued our peer-to-peer lending business and the car rental business in the PRC (“discontinued operations”). In addition to our bitcoin mining business, we expect to operate our car rental business through Golden Bull USA, Inc., a wholly owned subsidiary based in the United States once the Coronavirus pandemic is curtailed.

On the same date, the Company entered into a certain share purchase agreement (the “Disposition SPA”) by and among a BVI company, Sharp Whale Limited (the “Purchaser”), Point Cattle Holding Limited (the “Subsidiary”) and the Company (the “Seller”). Pursuant to the Disposition SPA, the Purchaser purchased the Subsidiary in exchange for nominal consideration of $10.00 and other good and valuable consideration.

COVID-19

In March 2020, the World Health Organization declared the COVID-19 outbreak (COVID-19) a global pandemic. We operate in locations that have been impacted by COVID-19, and the pandemic has impacted and could further impact our operations and the operations of our customers as a result of quarantines, various local, state and federal government public health orders, facility and business closures, and travel and logistics restrictions. Conditions may improve or worsen as governments and businesses continue to take actions to respond to the risks of the COVID-19 pandemic. While the COVID-19 pandemic continues to cause uncertainty in the global economy and restrictive measures by governments and businesses remain in place, we expect our business and results of operations to be materially and adversely affected. Company is actively monitoring this situation and the possible effects on its financial condition, liquidity, operations, suppliers, and industry.

Beginning in the middle of March, the outbreak of COVID-19 led to adverse impacts on the U.S. and global economies, bringing uncertainty to our operations and customer demand. Various local governments issued orders requiring the closure of non-essential businesses and to curtail all unnecessary travel and requiring individuals to comply with various shelter-in-place and social distancing orders. We however experienced positive growth from our efforts in investment in miners together with continuous increase in bitcoin market price as investors presented increasing confidence in bitcoins.

Additionally, we have evaluated the potential impact of the COVID-19 outbreak on our financial statements, including, but not limited to, the impairment of long-lived assets and valuation of cryptocurrencies. We have concluded that our long-lived assets are not impaired. Where applicable, we have incorporated judgments and estimates of the expected impact of COVID-19 in the preparation of the financial statements based on information currently available. These judgments and estimates may change, as new events develop and additional information is obtained, and are recognized in the consolidated financial statements as soon as they become known.

We continue to actively monitor the situation and may take further actions that alter our operations and business practices as may be required by federal, state or local authorities or that we determine are in the best interests of our partners, customers, suppliers, vendors, employees and shareholders. While the disruption is currently expected to be temporary, the extent to which the COVID-19 outbreak will further impact the Company’s financial results will depend on future developments, which are unknown and cannot be predicted, including the duration and ultimate scope of the pandemic, advances in testing, treatment and prevention, as well as actions taken by governments and businesses.

We plan to continue to invest in our bitcoin mining business. In December 2020, we closed an asset acquisition of bitcoin miners with total hash rate of 1,003.5 Ph/s, worth of $13,902,742 which increased the Company’s total hash rate by approximately 1,003.5 Ph/s, from 1,250 Ph/s to 2,253.5 Ph/s. With miners transferred to the United Stated, the COVID situation continued to place travel difficulties. The US operations are heavily dependent on our partners.

Results of Operations

Results of Operations for the Years Ended December 31, 2020 and 2019

The following table summarizes the results of our operations during the years ended December 31, 2020 and 2019, respectively, and provides information regarding the dollar and percentage increase or (decrease) during period.

During the year ended December 31, 2020, we disposed of our peer-to-peer lending business and the car rental business in the PRC. In accordance with ASC 205-20-45, the results of all discontinued operations, less applicable income taxes, are reported as components of net income (loss) separate from the net loss of continuing operations for the year ended December 31, 2019, as comparative statements of operations.

	For the Years Ended December 31,		Variance
	2020	2019	Amount	%
Revenue from cryptocurrency mining	$21,065,113	$-	$21,065,113	>100%

Cost and operating expenses
Cost of revenues (exclusive of depreciation and amortization shown below)	(14,104,628)	-	(14,104,628)	>100%
Depreciation and amortization expenses	(3,324,655)	-	(3,324,655)	>100%
General and administrative expenses	(2,515,117)	(1,993,325)	(521,792)	26.2%
Total operating expenses	(19,944,400)	(1,993,325)	(17,951,075)	900.6%

Income (Loss) from operations	1,120,713	(1,993,325)	3,114,038	(156.2)%

Other income (expenses)
Realized loss on exchange of cryptocurrencies	805,557	-	805,557	>100%
Interest income	41	-	41	>100%
Other expenses	(1,965)	-	(1,965)	>100%
Income (Loss) before income taxes	1,924,346	(1,993,325)	3,917,671	(196.5)%

Income tax expenses	-	-	-	0%
Net income (loss) from continuing operations	1,924,346	(1,993,325)	3,917,671	(196.5)%

Net loss from discontinued operations	(3,834,683)	(7,682,866)	3,848,183	(50.1)%
Net loss	$(1,910,337)	$(9,676,191)	$7,765,854	(80.3)%

Revenues

We commenced our bitcoin mining business in February 2020. We generated revenues from provision of computing power to the digital asset mining pool, and the consideration was in the form of cryptocurrencies, the value of which is determined using the market price of the related cryptocurrency at the time of receipt. Providing computing powers to successfully add a block to the blockchain, the Company is entitled to a fractional share of the fixed cryptocurrency from the mining pool operator, which is based on the proportion of computing power the Company contributed to the mining pool operator to the total computing power contributed by all mining pool participants in solving the current algorithm.

For the year ended December 31, 2020, we received 1,510.20 bitcoins from two mining pool operators by providing computing power in our 40,865 miners (including 7,025 Antminer S17+, 195 Antminer S17E, 32 Antminer S17Pro, 105 Antminer S19Pro, 800 Antminer T3, 9,110 Antminer T17, 256 Antminer T17+, 2,200 Whatsminer M10, 4,125 Whatsminer M20S, 16,917 Whatsminer M21S and 100 Whatsminer M31S) and as of December 31, 2020, our hash rate was -2,253.5 Peta-has per second (Ph/s). For the year ended December 31, 2020, we recognized revenue of $21,065,113. For the year ended December 31, 2019, we did not generate revenues from continuing operations.

We will continue to invest in the miners to increase the hash rate capacity, as a percentage of total computing power contributed by all mining pool participants. Our mining operations will be distributed in Xinjiang, Yunnan and Sichuan Provinces PRC, and in the State of Texas, Nebraska and Georgia United States which were newly launched since September 2020. At the beginning of February 2021, we shipped a batch of 2,000 S17+ miners from Yunan Province, PRC to Nebraska, U.S.

As a result, we expect a continuous significant increase in revenue for the fiscal 2021. Also, with more miners operating in the United States, we expect the energy cost to decrease on an overall basis.

Cost of revenues

Cost of revenues of $14,104,628 for the year ended December 31, 2020 was primarily comprised of direct production cost of the mining operations, including utilities and other service charges, but excluding depreciation and amortization expenses which are separately presented. As of December 31, 2020, we had 38,765 miners under operation in Inner Mongolia, PRC and Sichuan Province, PRC and 2,100 miners in Texas and Nebraska, U.S. Our utility access in these locations aggregated 76 megawatts for the year ended December 31, 2020.

For the year ended December 31, 2019, we did not incur cost of revenues from continuing operations.

We expect an increase in cost of revenues in the fiscal year 2021 as we will continue to focus on expansion and upgrade of our miners.

Depreciation and amortization expenses

For the year ended December 31, 2020, the depreciation and amortization expenses represented depreciation of 40,865 miners with an estimated useful life of 3 years.

For the year ended December 31, 2019, we did not incur depreciation and amortization expenses from continuing operations.

General and administrative expenses

For the year ended December 31, 2020, our general and administrative expenses were primarily comprised of professional and consulting expenses of $932,039, amortization of stock compensation for consulting services of $456,000, asset impairment for car rental deposits of $600,000, travel expenses of $162,728, payroll expenses of $124,410 and office expenses of $109,014.

For the year ended December 31, 2019, our general and administrative expenses were primarily comprised of amortization of stock compensation for consulting services of $1,760,000 and other office expenses of $233,325.

Realized loss on exchange of cryptocurrencies

We recorded cryptocurrencies at cost and any gains or losses from sales of cryptocurrencies are recorded as “Realized gain/(loss) on exchange of cryptocurrencies” in the consolidated statements of operations. For the year ended December 31, 2020, we recorded a gain of $805,557 from sales of 1,242.39 bitcoins.

Net loss from discontinued operations

For the year ended December 31, 2020, we provided full impairment of $3,734,498 on the net assets of our discontinued operations, and recorded a net loss from discontinued operations of $100,185 from classification of accumulated translation adjustments, both resulting in a net loss of $3,834,683 from discontinued operations, compared to a net loss from discontinued operations of $7,682,866 for the same period ended December 31, 2019.

Income tax expenses

Income tax expenses was $nil for the year ended December 31, 2020, as we did not generate any assessable profits arising in or derived from Hong Kong or the U.S. for the year ended December 31, 2020, and accordingly no provision for Hong Kong profits tax has been made in these periods.

Income tax expenses was $nil for the year ended December 31, 2019, as we are not subject to tax on income or capital gain in Cayman.

Net loss and loss per share

For the year ended December 31, 2020, our net loss was comprised of net income of $1,924,346 derived from our bitcoin mining business and a net loss of $3,834,683 from our disposed peer-to-peer lending business and car rental business in China (“discontinued operations”); compared to a net loss of $9,676,191 for the same period of last year, derived from $1,993,325 from our continuing business, and $7,682,866 from our discontinued operations.

Loss per share was $0.06 and $0.62 for the years ended December 31, 2020 and 2019, respectively. Weighted average number of shares was 30,591,122 and 15,197,815 for the years ended December 31, 2020 and 2019, respectively.

Results of Operations for the Years Ended December 31, 2019 and 2018

During the year ended December 31, 2020, we disposed of our peer-to-peer lending business and the car rental business in the PRC. In accordance with ASC 205-20-45, the results of all discontinued operations, less applicable income taxes, are reported as components of net income (loss) separate from the net loss of continuing operations for the comparative periods.

The following table summarizes the results of our operations during the years ended December 31, 2019 and 2018, respectively, and provides information regarding the dollar and percentage increase or (decrease) during the period.

	For the years ended December 31,		Variance
	2019	2018	Amount	%
General and administrative expenses	$(1,993,325)	$(1,891,213)	(102,112)	5.4%
Total operating expenses	(1,993,325)	(1,891,213)	(102,112)	5.4%

Loss before income taxes	(1,993,325)	(1,891,213)	(102,112)	5.4%

Income tax expenses	-	-	-	0%
Net loss from continuing operations	(1,993,325)	(1,891,213)	(102,112)	5.4%

Net loss from discontinued operations	(7,682,866)	(1,645,913)	(6,036,953)	366.8%
Net loss	$(9,676,191)	$(3,537,126)	$(6,139,065)	173.6%

General and Administrative Expenses

General and administrative expenses was mainly incurred for business consulting and professional services.

Our general and administrative expenses were $1,993,325 for the year ended December 31, 2019, representing an increase of $102,112, or 5.4% from $1,891,213 for the years ended December 31, 2018. The increase was mainly due to engagement of law firms and consulting firms to deal with our suspension of P2P lending business from October 2019.

Net loss from discontinued operations

For the years ended December 31, 2019 and 2018, the Company incurred net loss of $7,682,866 and $1,645,913 from its P2P lending business which was disposed of in September 2020. The Company reclassified the net loss in the account of “net loss from discontinued operations” for comparison purpose.

Net Loss

As a result of the foregoing, we had a net loss of $9,676,191 for the year ended December 31, 2019, as compared to a net loss of $3,537,126 for the year ended December 31, 2018.

Liquidity and capital resources

To date, we have financed our operations primarily through cash flows from operations, working capital loans from our shareholders and senior management, and equity financing through public and private offerings of our securities. We plan to support our future operations primarily from cash generated from our operations and equity financing.

On May 8, 2020, the Company completed the sale of 6,500,000 ordinary shares at $0.40 per share for gross proceeds of $2,600,000. On July 6, 2020, the Company completed the sale of 21,500,000 ordinary shares at $0.80 per share for gross proceeds of $17,200,000. The proceeds from both private placements were used mainly to purchase bitcoin miners.

On December 3, 2020, the Company closed an asset acquisition of bitcoin miners with total hash rate of 1,003.5 Ph/s, at a consideration of issuance of an aggregate of 4,344,603 ordinary shares. The closing of the acquisition increased the Company’s total hash rate by approximately 1,003.5 Ph/s, from 1,250 Ph/s to 2,253.5 Ph/s. The acquisition of 17,996 miners was comprised of 7,025 Antminer S17+, 9,110 Antminer T17, 195 Antminer S17E, 32 Antminer S17Pro, 105 Antminer S19Pro, 1,429 Whatsminer M20S, 100 Whatsminer M31S. The average energy efficiency of these miners is 47.45 (+/-5%) joules per terahash (J/TH). With these miners being deployed, the total energy efficiency will be decreased from 61.88 (+/-5%) J/TH to 55.33 (+/-5%) by 10.59%.

As of January 5, 2021, the Company completed the sale of 262,082 Ordinary Shares at $4.50 per share for gross proceeds of $1,179,369 to eleven non-U.S. Persons.

On February 5 and March 12, 2021, the Company completed the sale of subordinated convertible notes in the principal amounts of $1,100,000 and $550,000, respectively, to an accredited institutional investor pursuant to a Securities Purchase Agreement.

Halving

Further affecting the industry, and particularly for the bitcoin blockchain, the cryptocurrency reward for solving a block is subject to periodic incremental halving. Halving is a process designed to control the overall supply and reduce the risk of inflation in cryptocurrencies using a Proof-of-Work consensus algorithm. At a predetermined block, the mining reward is cut in half, hence the term “halving.” For bitcoin, the reward was initially set at 50 bitcoin currency rewards per block and this was cut in half to 25 on November 28, 2012 at block 210,000 and again to 12.5 on July 9, 2016 at block 420,000. Halving of bitcoin occurred May 11, 2020 at block 630,000 when the then current 12.5 reward reduced to 6.25. Many factors influence the price of bitcoin and potential increases or decreases in prices in advance of or following a future halving is unknown.

Revenue from Mining Operations

Funding our operations on a go-forward basis will rely significantly on our ability to continue to mine cryptocurrency and the spot or market price of the cryptocurrency we mine. We expect to generate ongoing revenues from the production of cryptocurrencies, primarily bitcoin, in our mining facilities. Our ability to liquidate bitcoin at future values will be evaluated from time to time to generate cash for operations. Generating bitcoin, for example, with spot market values which exceed our production and other costs, will determine our ability to report profit margins related to such mining operations, although accounting for our reported profitability is significantly complex. Furthermore, regardless of our ability to generate revenue from our cryptocurrency assets, we may need to raise additional capital in the form of equity or debt to fund our operations and pursue our business strategy.

The ability to raise funds as equity, debt or conversion of cryptocurrency to maintain our operations is subject to many risks and uncertainties and, even if we were successful, future equity issuances would result in dilution to our existing stockholders and any future debt or debt securities may contain covenants that limit our operations or ability to enter into certain transactions. Our ability to realize revenue through bitcoin production and successfully convert bitcoin into cash or fund overhead with bitcoin is subject to a number of risks, including regulatory, financial and business risks, many of which are beyond our control. Additionally, the value of bitcoin currency rewards has been extremely volatile historical. While such volatility has recently decreased, future prices cannot be predicted.

If we are unable to generate sufficient revenue from our bitcoin production when needed or secure additional sources of funding, it may be necessary to significantly reduce our current rate of spending or explore other strategic alternatives.

Cash flows

During the year ended December 31, 2020, we disposed of our peer-to-peer lending business and the car rental business in the PRC. In accordance with ASC 205-20-45, the cash flow from all discontinued operations are reported separately from the cash flow from continuing operations for the year ended December 31, 2019, as comparative statements of cash flows.

	For the Years Ended December 31,
	2020	2019	2018
Net Cash Used in Operating Activities from Continuing Operations	$(3,419,096)	$(142,281)	$(3,315,748)
Net Cash Used in Operating Activities from Discontinued Operations	-	(1,205,201)	(1,734,328)
Net Cash Used in Operating Activities	(3,149,096)	(1,347,482)	(5,050,076)

Net Cash Used in Investing Activities from Continuing Operations	(2,046,759)	(110,000)	(1,760,000)
Net Cash Used in Investing Activities from Discontinued Operations	-	(806,167)	(1,573,726)
Net Cash Used in Investing Activities	(2,046,759)	(916,167)	(3,333,726)

Net Cash Provided by Financing Activities from Continuing Operations	5,255,000	-	5,944,147
Net Cash Provided by Financing Activities from Discontinued Operations	-	-	-
Net Cash Provided by Financing Activities	5,255,000	-	5,944,147
Effect of exchange rate changes on cash and cash equivalents	-	(40,126)	(82,698)
Net decrease in cash, cash equivalents and restricted cash	(210,855)	(2,303,775)	(2,522,353)
Cash, cash equivalents and restricted cash at beginning of year	630,650	2,934,425	5,456,778
Cash, cash equivalents and restricted cash at end of year	419,795	630,650	2,934,425
Less: Cash, cash equivalents and restricted cash from discontinued operations	14,662	14,662	2,334,425
Cash, cash equivalents and restricted cash from continuing operations, end of year	$405,133	$615,988	$600,000

Net Cash Used in Operating Activities

Net cash used in operating activities was $3,419,096 for the year ended December 31, 2020, mainly derived from (i) net income of $1,924,346 from continuing operations for the year adjusted for noncash provision for depreciation expenses of miners of $3,324,655, and amortization of stock compensation expenses for consulting services of $456,000, and (ii) net changes in our operating assets and liabilities, principally comprising of (a) an increase in cryptocurrencies of $21,849,598 as rewards to us for provision of mining services, (b) an increase in other current assets of $1,762,167, primarily attributable to payment of deposits of $1,664,095 to two service providers who paid utility charges in mining facilities on behalf of us, and (c) an increase in accounts payable of $14,284,286, primarily because we paid maintenance services fees of $12,918,570 in bitcoins.

Net cash used in operating activities was $1,347,482 for the year ended December 31, 2019, mainly derived from (i) net loss of $1,993,325 from continuing operations for the year adjusted for noncash amortization of stock compensation expenses for consulting services of $1,760,000, and (ii) cash flows of $1,205,201 used in our discontinued peer-to-peer lending business.

Net cash used in operating activities was $5,050,076 for the year ended December 31, 2018, mainly derived from (i) net loss of $1,891,213 from continuing operations for the year adjusted for noncash amortization of stock compensation expenses for consulting services of $758,750 and charge of deferred direct listing cost of $2,183,285, and (ii) cash flows of $1,734,328 used in our discontinued peer-to-peer lending business.

Net Cash Used in Investing Activities

Net cash used investing activities was $2,046,759 for the year ended December 31, 2020, primarily used in purchases of miners of $4,505,491, and netting off against cash proceeds of $2,447,406 from sales of cryptocurrencies.

Net cash used in investing activities was $916,167 for the year ended December 31, 2019, primarily resulting from deposits in property and equipment of $110,000, and cash flows of $806,167 used in our discontinued peer-to-peer lending business.

Net cash used in investing activities was $3,333,726 for the year ended December 31, 2018, primarily resulting from capital contribution of $1,760,000 to an affiliated entity, and cash flows of $1,573,726 used in our discontinued peer-to-peer lending business.

Net Cash Provided by Financing Activities

Net cash provided by financing activities was $5,255,000 for the year ended December 31, 2020, primarily provided by proceeds of $5,248,000 from certain shareholders under private placement transactions and borrowings of $7,000 from related parties.

Net cash provided by financing activities was $nil for the year ended December 31, 2019.

Net cash provided by financing activities was $5,944,147 for the year ended December 31, 2018, primarily provided by proceeds from issuance of ordinary shares through our initial public offering.

Off-balance sheet arrangements

We have not entered into any derivative contracts that are indexed to our shares and classified as shareholders’ equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support or that engages in leasing, hedging or research and development services with us.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements. These financial statements are prepared in accordance with U.S. GAAP, which requires the Company to make estimates and assumptions that affect the reported amounts of our assets and liabilities and revenues and expenses, to disclose contingent assets and liabilities on the dates of the consolidated financial statements, and to disclose the reported amounts of revenues and expenses incurred during the financial reporting periods. The most significant estimates and assumptions include the valuation of cryptocurrencies and other current assets, useful lives of property and equipment, the recoverability of long-lived assets, provision necessary for contingent liabilities and realization of deferred tax assets. We continue to evaluate these estimates and assumptions that we believe to be reasonable under the circumstances. We rely on these evaluations as the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates as a result of changes in our estimates. Some of our accounting policies require higher degrees of judgment than others in their application. We believe critical accounting policies as disclosed in this prospectus reflect the more significant judgments and estimates used in preparation of our consolidated financial statements.

Recently issued and adopted accounting pronouncements

The Company has evaluated all recently issued accounting pronouncements and believes such pronouncements do not have a material effect on the Company’s financial statements. See Note 2 of the consolidated financial statements as of December 31, 2020.

BUSINESS

History and Development of the Company

Bit Digital, Inc. (“BTBT” or the “Company”), formerly known as Golden Bull Limited, is a holding company incorporated on February 17, 2017, under the laws of the Cayman Islands. The Company is currently engaged in the bitcoin mining business through its wholly owned subsidiaries in the United States, Hong Kong and commencing in 2021 in Canada. Previously, we were primarily an online finance marketplace, or “peer-to-peer” lending company, in China that provided borrowers access to loans. On October 24, 2019, the Pudong Branch of the Shanghai Public Security Bureau announced on its website that it had conducted its investigations against Shanghai Dianniu Internet Finance Information Service Co., Ltd., which was a variable interest entity (“VIE”) of the Company, for suspected illegal collection of public deposits. Hence, the Company’s management decided to temporarily suspend the “peer-to-peer” lending business in the fourth quarter of 2019. As of this date, the final outcome of investigation was still not published and the impact could not be estimated. See “Legal Proceedings.” Pursuant to a Share Purchase Agreement dated September 8, 2020, the Company sold its subsidiary Point Cattle Holdings Limited and its subsidiaries and VIEs to an unaffiliated third party and the operations of its peer-to-peer lending business were classified as discontinued operations.

On June 3, 2019, Golden Bull USA, Inc. (“Golden Bull USA”) was incorporated in the State of New York, which is a wholly owned subsidiary of Golden Bull Limited. Golden Bull USA is our principal office. We planned to develop a car rental business through Golden Bull USA until we suspended efforts as a result of the pandemic.

On April 8, 2020, we acquired Bit Digital Hong Kong Limited (“Bit Digital Hong Kong”) in Hong Kong, as a wholly owned subsidiary, currently operating our bitcoin mining business in China. Bit Digital Hong Kong was purchased from an unaffiliated third party. Management determined that Bit Digital Hong Kong was formed in March 2018 under the name XMAX Chain Limited.

On August 7, 2020, the Company changed its Nasdaq trading symbol to “BTBT”. On September 4, 2020, the Company officially changed its name from “Golden Bull Limited” to “Bit Digital, Inc.”, which the management believed more closely reflects the Company’s bitcoin mining business.

On September 1, 2020, the Company formed Bit Digital USA Inc. (“BT USA”), as a wholly-owned Delaware subsidiary in order to conduct its bitcoin mining business in the U.S.

On September 8, 2020, the Board approved the disposal of Point Cattle Holdings Limited, a former wholly owned subsidiary of the Company in the British Virgin Islands, and its subsidiaries and VIEs, through which the Company previously operated its peer-to-peer lending business and the car rental business in PRC. Upon the sale, we discontinued our peer-to-peer lending business and the car rental business in the PRC (“discontinued operations”), and the subsidiaries and VIEs in the PRC engaging in the discontinued operations have no relationship with the Company

On the same date, the Company entered into a certain share purchase agreement (the “Disposition SPA”) by and among a BVI company, Sharp Whale Limited (the “Purchaser”), Point Cattle Holding Limited (the “Subsidiary”) and the Company (the “Seller”). Pursuant to the Disposition SPA, the Purchaser purchased the Subsidiary in exchange for nominal consideration of $10.00 and other good and valuable consideration.

After our acquisition of Bit Digital Hong Kong and the formation of U.S. entities for operating our bitcoin mining, together with the disposal of old operations of peer-to-peer lending business and related legal entities, the Company is now a Cayman entity with one HK subsidiary, Bit Digital Hong Kong, and two U.S. subsidiaries, with no subsidiary or VIE legal entities in mainland China.

We listed our Ordinary Shares on the Nasdaq Capital Market under the symbol “DNJR” on March 19, 2018 and completed an initial public offering of 1,550,000 Ordinary Shares on March 22, 2018 (“IPO”), raising approximately US$5.2 million in net proceeds after deducting underwriting commissions and the offering expenses payable by us. On March 28, 2018, ViewTrade Securities, Inc., who acted as the sole underwriter and book-runner of the Company’s IPO exercised the full over-allotment option to purchase an additional 232,500 Ordinary Shares raising approximately US$850,000 in net proceeds after deducting underwriting commissions and the offering expenses payable by us.

On May 8, 2020, the Company completed the sale of 6,500,000 Ordinary Shares at $0.40 per share for gross proceeds of $2,600,000. On July 6, 2020, the Company completed the sale of 21,500,000 Ordinary Shares at $0.80 per share for gross proceeds of $17,200,000. The proceeds from both private placements were used mainly to purchase bitcoin miners.

On December 3, 2020, the Company closed an asset acquisition of bitcoin miners with total hash rate of 1,003.5 Ph/s, worth of $13,902,742, at a consideration of issuance of an aggregate of 4,344,603 Ordinary Shares, par value $0.01 per share, at a per share price of $3.20.

Our principal executive offices are located at 33 Irving Place, New York, New York, United States 10003. Our registered office in the Cayman Islands is located at Corporate Filing Services Ltd., 3rd Floor, Harbour Place, 103 South Church Street, Grand Cayman, KY 1-1002, Cayman Islands.

Our agent for service of process in the United States is Corporation Service Company located at 1180 Avenue of the Americas, Suite 210, New York, New York 10036. Investors should contact us for any inquiries through the address and telephone number of our principal executive offices.

Capital Expenditures Related to Bitcoin Mining

For the year ended December 31, 2020, our capital expenditures of approximately $4.5 million were incurred primarily in connection with the purchase of bitcoin miners, additional computer equipment and IT server to support our services.

Bitcoin Mining

Operations of bitcoin mining

In view of the widespread adoption of blockchain technology and bitcoin worldwide the Company determined to enter the bitcoin mining industry, which is focused on the production of bitcoin. We commenced investigation of the business in August 2019 and found that bitcoin mining is believed to be profitable and our business plan is viable. In October 2019 the Company decided to implement its business strategy with the temporary suspension of its existing P2P lending business. Mr. Erke Huang then joined the Company as CFO and a director. Prior to joining the Company, he served as investment director in a venture capital fund in Shenzhen, China and invested in well-known blockchain technology projects. Mr. Huang brings experience ranging from miner supply to mining “farm” hosting to execute the Company’s bitcoin mining business plan. We believe the Company can achieve a discount on miner acquisition cost through bulk purchase and the Company has also sourced a stable and cheap electricity supply. We have also assembled an experienced operations team to manage and maintain the daily operations of miners for stable and predictable bitcoin production.

The Company operates, through its partnerships with third party hosting firms, bitcoin mining facilities for the sole purpose of mining bitcoin. Our facilities and mining platform are operating with the primary intent of accumulating bitcoin which we may sell for fiat currency from time to time depending on market conditions and management’s determination of our cash flow needs. During the second and third quarters of 2020, the Company purchased 22,869 second-hand bitcoin miners from non-affiliated persons for aggregate consideration of $18,759,770. In December 2020, we closed an asset acquisition of 17,996 second-hand bitcoin miners with total hash rate of 1,003.5 Ph/s, worth of $13,902,742, at a consideration of issuance of an aggregate of 4,344,711 common shares, par value $0.01 per share, at a per share price of $3.20. The closing of the acquisition increased the Company’s total hash rate by approximately 1,003.5 Ph/s, from 1,250 Ph/s to 2,253.5 Ph/s. The average energy efficiency of these miners is 47.45 (+/-5%) joules per terahash (J/TH). With these miners being fully deployed, the total energy efficiency is expected to be decreased from 61.88 (+/-5%) J/TH to 55.33 (+/-5%) by 10.59%, consuming 124 megawatts of power.

As of March 31, 2021, the Company owned a total of 40,965 miners, including 7,025 Antminer S17+, 195 Antminer S17E, 32 Antminer S17Pro, 205 Antminer S19Pro, 800 Antminer T3, 9,110 Antminer T17, 256 Antminer T17+, 2,200 Whatsminer M10, 4,125 Whatsminer M20S, 16,917 Whatsminer M21S and 100 Whatsminer M31S.

As of April 30, 2021, the Company owned a total of 43,606 miners, including 1,426 Antminer S17, Antminer S17+, 195 Antminer S17E, 32 Antminer S17Pro, 205 Antminer S19Pro, 800 Antminer T3, 9,110 Antminer T17, 256 Antminer T17+, 2,200 Whatsminer M10, 5,079 Whatsminer M20S, 16,917 Whatsminer M21S and 361 Whatsminer M31S with the locations across the PRC and in Texas, Nebraska and Georgia in the United States.

As of April 30, 2021, in Xinjiang, we had 12,830 bitcoin miners; in Sichuan Province we had 19,060 miners; in Yunnan Province we had 3,200 miners; in Nebraska we had 6,890 miners, in Texas we had 100 miners and in Georgia we had 100 miners; In Canada we had 1,426 miners. The total hash rate of all the 43,606 miners has increased to 2,423.15Ph/s.

However, as a common practice in the mining industry in China, we may migrate our miners within the above locations on a seasonal basis depending on water and electricity availability and cost. We had already migrated our miners from Inner Mongolia to Xinjiang since the government of China’s Inner Mongolia announced a solicitation on February 25, 2021 of banning cryptocurrency mining facilities which it did in March 2021 to allow for energy conservation. The Company is currently evaluating plans to make more purchases to increase our total mining hash, conditioned upon our raising the required funds.

In addition, in March through April 2021, we ordered an additional 2,130 bitcoin miners in transit, including 1,800 Antminer S17+, 280 Avalon A1246 and 50 VM V1 for a total purchase price of $ 9,853,245. With the new purchase of 2,130 bitcoin miners, the total hash rate will reach to 2,574 Ph/s and they are expected to be launched in the U.S. by the end of May 2021.

Performance Metrics of bitcoin mining

The Company operates mining hardware which performs computational operations in support of the bitcoin blockchain network measured in “hash rate” or “hashes per second.” A “hash” is the computation run by mining hardware in support of the blockchain; therefore, a miner’s “hash rate” refers to the rate at which it is capable of solving such computations. The original equipment used for mining bitcoin utilized the Central Processing Unit (CPU) of a computer to mine various forms of bitcoin. Due to performance limitations, CPU mining was rapidly replaced by the Graphics Processing Unit (GPU), which offers significant performance advantages over CPUs. General purpose chipsets like CPUs and GPUs have since been replaced in the mining industry by Application Specific Integrated Circuits (ASIC) chips like those found in the miners currently utilized by the Company at its mining facilities. These ASIC chips are designed specifically to maximize the rate of hashing operations.

The Company measures our mining performance and competitive position based on overall hash rate being produced in our mining sites. The latest MicroBT M31S miner performs in the range of 76 terahash per second (TH/s) per unit, MicroBT M21S miner in the range of 50 - 58 TH/s per unit, M20S performs in the range of 64 - 68 TH/s per unit, M10 performs in the range of 31 – 35 TH/s per unit; Bitmain S19Pro performs with a maximum hashrate of 110 TH/s per unit, Bitmain S17Pro performs 53 TH/s per unit, Bitmain S17+ performs in the range of 58-73 TH/s per unit, Bitmain S17E performs in the range of 56-64 TH/s per unit; Bitmain T17+ performs with a maximum hashrate of 64 TH/s per unit; Innosilicon T17 performs in the range of 40-50 TH/s per unit and Innosilicon T3 performs in the range of 41 – 45 TH/s per unit. These mining hardware are on the cutting edge of available mining equipment, however, advances and improvements to the technology are ongoing and may be available in quantities to the market in the future which may affect our perceived position.

Halving

Further affecting the industry, and particularly for the bitcoin blockchain, the cryptocurrency reward for solving a block is subject to periodic incremental halving. Halving is a process designed to control the overall supply and reduce the risk of inflation in cryptocurrencies using a Proof-of-Work consensus algorithm. At a predetermined block, the mining reward is cut in half, hence the term “halving”. For bitcoin, the reward was initially set at 50 bitcoin currency rewards per block and this was cut in half to 25 in November 28, 2012 at block 210,000 and again to 12.5 on July 9, 2016 at block 420,000. The most recent halving for bitcoin was in May 2020 at block 630,000. When the reward was reduced to 6.25. This process will reoccur until the total amount of bitcoin currency rewards issued reaches 21 million, which is expected to occur around 2140.

Network Hash Rate and Difficulty

In cryptocurrency mining, “hash rate” is a measure of the processing speed by a mining computer for a specific coin. An individual mining company such as Bit Digital has a total company hash rate of its miners seeking to mine a specific coin, and system wide there is a total hash rate of all miners seeking to mine each specific coin. A higher total hash rate of a specific mining company, as a percentage of the system wide total hash rate, generally results over time in a correspondingly higher success rate in coin rewards as compared to miners with lower hash rates.

Mining Pools

A “mining pool” is the pooling of resources by miners, who share their processing power over a network and split rewards according to the amount of work they contributed to the probability of placing a block on the blockchain. Mining pools emerged in response to the growing difficulty and available hashing power that competes to place a block on the bitcoin blockchain.

The Company participates in mining pools wherein groups of miners associate to pool resources and earn cryptocurrency together allocated to each miner according to the “hashing” capacity they contribute to the pool. As additional miners competed for the limited supply of blocks, individuals found that they were working for months without finding a block and receiving any reward for their mining efforts. To address this variance, miners started organizing into pools to share mining rewards more evenly on a pro rata basis based on total hashing capacity contributed to the mining pool.

The mining pool operator provides a service that coordinates the computing power of the independent mining enterprise. Fees are paid to the mining pool operator to cover the costs of maintaining the pool. The pool uses software that coordinates the pool members’ hashing power, identifies new block rewards, records how much work all the participants are doing, and assigns block rewards for successful algorithm solutions in-proportion to the individual hash rate that each participant contributed to a given successful mining transaction. While we do not pay pool fees directly, pool fees are deducted from amounts we may otherwise earn.

Mining pools are subject to various risks such as disruption and down time. Bit Digital has internally created software that monitors its hashing performance and reward rates to monitor credits for our contributed hashing power. In the event that a pool experiences down time or is not yielding returns, our results may be impacted.

Mining Facilities

We have not signed leases for bitcoin mining facilities. In order to achieve lower utility costs, the mining facilities are maintained by our third -party suppliers.

The bitcoin mining facilities in China are maintained by three Hong Kong suppliers. Since July 2020, the Company, through Bit Digital Hong Kong, its wholly owned subsidiary in Hong Kong, entered into Hosting Service Agreements with three third-parties. Each of the hosting service agreements are for a one-year term. The three suppliers are responsible for installing the mining facilities, providing ad-hoc on-site IT consulting, maintenance and repair and other services to ensure the operation of mining facilities.

The facilities in Nebraska are maintained by Compute North, LLC. In September 2020, Bit Digital USA, Inc., a wholly-owned U.S. subsidiary, entered into a Hosting Service Agreement with Compute North, LLC, an industry leader in large-scale computing infrastructure with headquarters in Minnesota. Compute North provides bitcoin mining colocation services at their Nebraska data center and handles the management of the Company’s mining equipment, which has and is expected to save the Company operating utilities and rent costs. The Hosting Service Agreement is for a one-year term automatically renewable for additional one-year terms unless terminated on prior written notice. Compute North provides maintenance support, power equipment, broadcast network support, security monitoring, maintenance management and troubleshooting. The Company is responsible for repair and maintenance, and if it needs Compute North’s services, it will pay Compute North for such services. Compute North is otherwise paid according to actual power consumption. Compute North shall conduct daily monitoring of the miners to guarantee stable operation with certain exceptions for failures beyond their control. The facilities in Texas are similarly maintained by Compute North as well.

All of our miners own exclusive serial numbers (SN) distinguished from any other miners and are used for warranty control. The miners can be monitored or checked by our operations and finance team at any time to determine the miners’ working status..

Competition

In bitcoin mining, companies, individuals and groups generate units of bitcoin through mining. Miners can range from individual enthusiasts to professional mining operations with dedicated data centers. Miners may organize themselves in mining pools. The Company competes or may in the future compete with other companies that focus all or a portion of their activities on owning or operating bitcoin exchanges, developing programming for the blockchain, and mining activities. At present, the information concerning the activities of these enterprises is not readily available as the vast majority of the participants in this sector do not publish information publicly or the information may be unreliable. Published sources of information include “bitcoin.org” and “blockchain.info”; however, the reliability of that information and its continued availability cannot be assured.

Several public companies (traded in the U.S. and Internationally), such as the following, may be considered to compete with us, although we believe there is no company, including the following, which engages in the same scope of activities as we do or intend to do:

Our competitors in bitcoin mining include Overstock.com Inc; Bitcoin Investment Trust; Blockchain Industries, Inc; (formerly Omni Global Technologies, Inc.); Bitfarms Technologies Ltd. (formerly Blockchain Mining Ltd); DMG Blockchain Solutions Inc; Hive Blockchain Technologies Inc; Hut 8 Mining Corp; HashChain Technology, Inc; MGT Capital Investments, Inc; DPW Holdings, Inc; Layer1 Technologies, LLC; Northern Data AG; Riot Blockchain, Inc; Marathon Patent Group, Inc. The bitcoin industry is a highly competitive and rapidly changing industry and new competitors and/or emerging technologies could enter the market and affect our competitiveness in the future. For more information regarding those risk factors known to us, see the section entitled “Risk Factors” herein.

Insurance

We provide social security insurance including pension insurance, unemployment insurance, work-related injury insurance and medical insurance for our employees. We do not maintain business interruption insurance or general third-party liability insurance, nor do we maintain product liability insurance or key-man insurance.

Legal Proceedings

Except as set forth herein, we are not currently a party to any material legal or administrative proceedings. On October 24, 2019, the Pudong Branch of the Shanghai Public Security Bureau (the “Bureau”) announced that it conducted its investigation against Shanghai Dianniu Internet Finance Information Service Co. Ltd, the Company’s former variable interest entity (VIE) which was engaged in P2P business for suspected illegal collection of public deposits. The Bureau took criminal enforcement measures against 17 suspects in the case and detained at least 6 suspects. On March 24, 2020, the Bureau updated the announcement that it transferred 7 suspects to the procuratorates for criminal prosecution and took criminal enforcement measures against other 14 suspects, and our former Chief Executive Officer is still online hunting. While the Company has not been subject to any enforcement actions, or investigations, 9 persons, including a former director of the Company, have been sentenced guilty of fund-raising fraud or illegal collecting public deposits by the People’s Court of Shanghai Pudong New District during 2020, and were sentenced to imprisonment and the confiscations and return of all the illegal gains. the Company’s current management believes that its former Chief Financial Officer, as well as members of the VIE’s management, may have been the subject of these proceedings. As of the date of this prospectus, the final outcome of investigation was still not published and the impact could not be estimated. Pursuant to a Share Purchase Agreement dated September 8, 2020, the Company sold its subsidiary Point Cattle Holdings Limited and its subsidiaries and VIEs to an unaffiliated third party and the operations of its peer-to-peer lending business were classified as discontinued operations.

On January 20, 2021, a securities class action lawsuit was filed against the Company and its Chief Executive Officer and Chief Financial Officer titled Anthony Pauwels v. Bit Digital, Inc., Min Hu and Erke Huang (Case No. 1:21-cv-00515) (U.S.D.C. S.D.N.Y.). The class action is on behalf of persons that purchased or acquired our Ordinary Shares between December 21, 2020 and January 8, 2021, a period of volatility in our stock, as well as volatility in the price of bitcoin. We believe the complaints are based solely upon a research article issued on January 11, 2021, which included false claims and to which the Company responded in a press release filed on Form 6-K on January 19, 2021. On April 29, 2021, the Court consolidated several related cases under the caption In re Bit Digital, Inc. Securities Litigation. Joseph Franklin Monkam Nitcheu was appointed as legal plaintiff. We intend to seek dismissal of the lawsuits and will vigorously defend the action.

We have appointed Corporation Service Company, located at 19 West 44th Street, Suite 201, New York, New York 10036, as our agent upon whom service may be served in any action brought against us under the securities laws of the United States.

Regulations

U.S. Government Regulation

U.S. government regulation of blockchain and cryptocurrency is being actively considered by the United States federal government via its agencies and regulatory bodies, as well as similar entities in other countries and transnational organizations, such as the European Union. State and local regulations also may apply to our activities and other activities in which we may participate in the future. Other governmental or semi-governmental regulatory bodies have shown an interest in regulating or investigating companies engaged in the blockchain or cryptocurrency business. For instance, the SEC has taken an active role in regulating the use of public offerings of proprietary coins (so-called “Initial Coin Offerings”) and has made statements and official promulgations as to the status of certain cryptocurrencies as “securities” subject to regulation by the SEC.

The SEC has taken the position that while bitcoin may be deemed to be a currency and not a security, other cryptocurrencies may still be deemed to be securities. Therefore, while we do not believe any U.S. or State regulatory body has taken any action or position adverse to our sole cryptocurrency, bitcoin, with respect to its production, sale, and use as a medium of exchange, future changes to existing regulations or entirely new regulations may affect our business in ways it is not presently possible for us to predict with any reasonable degree of reliability. As the regulatory and legal environment evolves, we may become subject to new laws, such as further regulation by the SEC and other agencies, which may affect our mining and other activities. For additional discussion regarding our belief about the potential risks existing and future regulation poses to our business, see the Section entitled “Risk Factors” herein and in our other SEC filings, which are incorporated by reference herein.

Intellectual Property

We actively use specific hardware and software for our cryptocurrency mining operation. In certain cases, source code and other software assets may be subject to an open source license, as much technology development underway in this sector is open source. For these works, we intend to adhere to the terms of any license agreements that may be in place.

We do not currently own, and do not have any current plans to seek, any patents in connection with our existing and planned blockchain and cryptocurrency related operations. We do expect to rely upon trade secrets, trademarks, service marks, trade names, copyrights and other intellectual property rights and expect to license the use of intellectual property rights owned and controlled by others. In addition, we have developed and may further develop certain proprietary software applications for purposes of our cryptocurrency mining operation.

This section sets forth a summary of the most significant rules and regulations that affect our business activities in China.

Regulations on Illegal Fund-Raising

Raising funds by entities or individuals from the general public must be conducted in strict compliance with applicable PRC laws and regulations to avoid administrative and criminal liabilities. The Measures for the Banning of Illegal Financial Institutions and Illegal Financial Business Operations promulgated by the State Council in July 1998, and the Notice on Relevant Issues Concerning the Penalty on Illegal Fund-Raising issued by the General Office of the State Council in July 2007, explicitly prohibit illegal public fund-raising. The main features of illegal public fund-raising include: (i) illegally soliciting and raising funds from the general public by means of issuing stocks, bonds, lotteries or other securities without obtaining the approval of relevant authorities, (ii) promising a return of interest or profits or investment returns in cash, properties or other forms within a specified period of time, and (iii) using a legitimate form to disguise the unlawful purpose.

To further clarify the criminal charges and punishments relating to illegal public fund-raising, the Supreme People’s Court promulgated the Judicial Interpretations to Issues Concerning Applications of Laws for Trial of Criminal Cases on Illegal Fund-Raising, or the Illegal Fund-Raising Judicial Interpretations, which came into force in January 2011. The Illegal Fund-Raising Judicial Interpretations provide that a public fund-raising will constitute a criminal offense related to “illegally soliciting deposits from the public” under the PRC Criminal Law, if it meets all the following four criteria: (i) the fund-raising has not been approved by the relevant authorities or is concealed under the guise of legitimate acts; (ii) the fund-raising employs general solicitation or advertising such as social media, promotion meetings, leafleting and SMS advertising; (iii) the fundraiser promises to repay, after a specified period of time, the capital and interests, or investment returns in cash, properties in kind and other forms; and (iv) the fund-raising targets at the general public as opposed to specific individuals. An illegal fund-raising activity will be fined or prosecuted in the event that it constitutes a criminal offense. Pursuant to the Illegal Fund-Raising Judicial Interpretations, an offender that is an entity will be subject to criminal liabilities, if it illegally solicits deposits from the general public or illegally solicits deposits in disguised form (i) with the amount of deposits involved exceeding RMB1,000,000 (US$157,342), (ii) with over 150 fund-raising targets involved, or (iii) with the direct economic loss caused to fund-raising targets exceeding RMB500,000 (US$78,671), or (iv) the illegal fund-raising activities have caused baneful influences to the public or have led to other severe consequences. An individual offender is also subject to criminal liabilities but with lower thresholds. In addition, an individual or an entity who has aided in illegal fund-raising from the general public and charges fees including but not limited to agent fees, rewards, rebates and commission, constitute an accomplice of the crime of illegal fund-raising. In accordance with the Opinions of the Supreme People’s Court, the Supreme People’s Procurator and the Ministry of Public Security on Several Issues concerning the Application of Law in the Illegal Fund-Raising Criminal Cases, the administrative proceeding for determining the nature of illegal fund-raising activities is not a prerequisite procedure for the initiation of criminal proceeding concerning the crime of illegal fund-raising, and the administrative departments’ failure in determining the nature of illegal fund-raising activities does not affect the investigation, prosecution and trial of cases concerning the crime of illegal fund-raising.

On January 26, 2021, the State Council of the PRC issued the Regulations on the Prevention and Treatment of Illegal Fund-raising, which came into force on May 1, 2021, known as Regulation 737, provides that no one shall benefit from illegal fund-raising. According to Regulation 737, the sources of funds for returning raised funds shall include: (i) The balance of illegally raised funds; (ii) Income from illegally raised funds, or other assets paid therein and income therefrom; (iii) The economic benefits obtained by the illegal fund-raiser and its shareholders, actual controllers, directors, supervisors, officers, and other related persons from illegal fund-raising; (iv) The illegally raised funds or related assets concealed or transferred by the illegal fund-raiser; (v) Advertising fees, endorsement fees, agency fees, gratuities, rebates, commissions, percentages, and other economic benefits obtained from illegal fund-raising; and (vi) Other assets which may be used to return raised funds. Additionally, A lead authority for treatment of illegal fund-raising may take the following measures, as needed for treatment of illegal fund-raising: (i) Placing under seal relevant business premises, and placing under seal and impounding relevant assets, and (ii) Ordering the illegal fund-raiser and illegal fund-raising assistant to recover and liquidate relevant assets for returning raised funds. Since Regulation 737 is newly issued, the enforcement will rely on the further interpretation and the uncertainties shall exist as to the Company’s prior P2P operations.

We have taken measures to avoid conducting any activities that are prohibited under the illegal-funding related laws and regulations. As part of our discontinued operations, we formerly provided a platform for borrowers and lenders, but the Company was not a party to the loans facilitated through our platform. In addition, we did not directly receive any funds from lenders in our own accounts as funds loaned through our platform were deposited into and settled by a third-party custody account managed by Bank of Shangrao, a reputable third-party service provider. In November 2018, we completed the transition from the custodian system of Bank of Shanghai to the custodian system of Bank of Shangrao. Since then, we had cooperated only with Bank of Shangrao as our custodian for better compliance, as it was one of the twenty-five banks that passed the test of individual network lending funds depository system, according to a report released by The National Internet Finance Association of China (NIFA) on September 20, 2018. We have terminated contractual arrangements in relation to our VIE; hence, we no longer control any entity which operates a P2P lending business.

Anti-money Laundering Regulations

The PRC Anti-money Laundering Law, which became effective in January 2007, sets forth the principal anti-money laundering requirements applicable to financial institutions as well as non-financial institutions with anti-money laundering obligations, including the adoption of precautionary and supervisory measures, establishment of various systems for client identification, retention of clients’ identification information and transactions records, and reports on large transactions and suspicious transactions. According to the PRC Anti-money Laundering Law, financial institutions subject to the PRC Anti-money Laundering Law include banks, credit unions, trust investment companies, stock brokerage companies, futures brokerage companies, insurance companies and other financial institutions as listed and published by the State Council, while the list of the non-financial institutions with anti-money laundering obligations will be published by the State Council. The PBOC and other governmental authorities issued a series of administrative rules and regulations to specify the anti-money laundering obligations of financial institutions and certain non-financial institutions, such as payment institutions. However, the State Council has not promulgated the list of the non-financial institutions with anti-money laundering obligations. According to the PRC Anti-money Laundering Law, the scope of the special non-financial institutions subject to the performance of the duties of anti-money laundering, the duties to be performed by them and the specific measures for their regulatory shall be formulated by the competent administrative authority of anti-money laundering under the State Council jointly with the relevant departments of the State Council.

Administrative Measures for Anti-money Laundering and Counter-terrorism Financing by Internet Finance Service Agencies (for Trial Implementation)(the “Measures for AML and CTF”), which became effective in January 2019, provides that institutions established within the territory of the PRC to legally carry out internet finance business, upon approval of, or after filing a record with, the department with the authority, shall be governed by the Measures for AML and CTF. Internet finance institutions governed by the Measures for AML and CTF is a new-type financial business model under which internet-based technologies and information communication technologies are employed to make possible fund financing, payments, investments and information intermediary services.

According to the Measures for AML and CTF, the entity that subject to AML and CTF obligations has two elements: (1) the entity is established in China with the approval or filing of the authorities; (2) the entity operates Internet financial business. Internet finance institutions including online payment, P2P lending, P2P lending information intermediary services, equity crowdfunding financing, internet fund sale, internet insurance, internet trust and internet consumption finance etc. naturally become the subject of Anti-money Laundering and Counter-terrorism Financing obligations under the Measures for AML and CTF.

In cooperation with our partnering custody banks and payment companies, we have adopted various policies and procedures, such as internal controls and “know-your-customer” procedures, for anti-money laundering purposes.

Regulations on Internet Information Security

Internet information in China is also regulated and restricted from a national security standpoint. The National People’s Congress, China’s national legislative body, has enacted the Decisions on Maintaining Internet Security, which may subject violators to criminal punishment in China for any effort to: (i) gain improper entry into a computer or system of strategic importance; (ii) disseminate politically disruptive information; (iii) leak state secrets; (iv) spread false commercial information; or (v) infringe intellectual property rights. The Ministry of Public Security has promulgated measures that prohibit use of the internet in ways which, among other things, result in a leakage of state secrets or a spread of socially destabilizing content. If an internet information service provider violates these measures, the Ministry of Public Security and the local security bureaus may revoke its operating license and temporarily suspend its websites.

In addition, Guiding Opinions on Promoting the Healthy Development of Internet Finance (“Guiding Opinions”) jointly released by ten PRC regulatory agencies in July 2015 purport, among other things, to require internet finance service providers, including peer-to-peer lending platforms, to improve technology security standards, and safeguard customer and transaction information. The PBOC and other relevant regulatory authorities will jointly adopt the implementing rules and technology security standards.

Cybersecurity Law of the PRC became effective on June 1, 2017, which shall apply to the construction, operation, maintenance and use of the network as well as the supervision and administration of the cybersecurity within the territory of the PRC.

The Cyber Security Protection Bureau of the Ministry of Public Security issued Guideline for Internet Personal Information Security Protection (Draft for Comment), which intends to guide Internet enterprises to establish and improve the management system and technical measures of personal information security protection, and provide feasible solutions and system design for the implementation of the Cybersecurity Law and the practical solution to the practical problems in the complex network environment.

Regulations on Privacy Protection

In recent years, PRC government authorities have enacted laws and regulations on internet use to protect personal information from any unauthorized disclosure. Under the Several Provisions on Regulating the Market Order of Internet Information Services, issued by the MIIT in December 2011, an Internet information service provider may not collect any user personal information or provide any such information to third parties without the consent of a user. An Internet information service provider must expressly inform the users of the method, content and purpose of the collection and processing of such user personal information and may only collect such information necessary for the provision of its services. An Internet information service provider is also required to properly maintain the user personal information, and in case of any leak or likely leak of the user personal information, the Internet information service provider must take immediate remedial measures and, in severe circumstances, make an immediate report to the telecommunications regulatory authority. In addition, pursuant to the Decision on Strengthening the Protection of Online Information issued by the Standing Committee of the National People’s Congress in December 2012 and the Order for the Protection of Telecommunication and Internet User Personal Information issued by the MIIT in July 2013, any collection and use of user personal information must be subject to the consent of the user, abide by the principles of legality, rationality and necessity and be within the specified purposes, methods and scopes. An Internet information service provider must also keep such information strictly confidential, and is further prohibited from divulging, tampering or destroying of any such information, or selling or providing such information to other parties. An Internet information service provider is required to take technical and other measures to prevent the collected personal information from any unauthorized disclosure, damage or loss. Any violation of these laws and regulations may subject the Internet information service provider to warnings, fines, confiscation of illegal gains, revocation of licenses, cancellation of filings, closedown of websites or even criminal liabilities. Guiding Opinions also prohibit internet finance service providers, including online peer-to-peer lending platforms, from illegally selling or disclosing customers’ personal information. The PBOC and other relevant regulatory authorities will jointly adopt the implementing rules. Pursuant to the Ninth Amendment to the Criminal Law issued by the Standing Committee of the National People’s Congress in August 2015 and becoming effective in November, 2015, any internet service provider that fails to fulfill the obligations related to internet information security administration as required by applicable laws and refuses to rectify upon orders, shall be subject to criminal penalty for the result of (i) any dissemination of illegal information in large scale; (ii) any severe effect due to the leakage of the client’s information; (iii) any serious loss of criminal evidence; or (iv) other severe situation, and any individual or entity that (i) sells or provides personal information to others in a way violating the applicable law, or (ii) steals or illegally obtain any personal information, shall be subject to criminal penalty in severe situation.

According to Cybersecurity Law of the PRC, personal information refers to all kinds of information recorded by electronic or otherwise that can be used to independently identify or be combined with other information to identify natural persons’ personal information, including but not limited to: natural persons’ names, dates of birth, ID numbers, biologically identified personal information, addresses, telephone numbers, and other similar information.

The National Standard Entitled Information Security Technology-Personal Information Security Specifications (GB/T 35273-2017, “Personal Information Security Specification”) implemented by National Information Security Standardization Technical Committee on May 1, 2018, further defines the connotation and extension of “sensitive personal information”. The Circular on Seeking Comments on the National Standard Entitled Information Security Technology - Personal Information Security Specifications (Draft), or the Personal Information Security Specification (draft) released on February 1, 2019 has made fine adjustment on the connation of personal sensitive information in the Personal Information Security Specification. According to the Personal Information Security Specification (draft), personal sensitive information means the personal information that may cause harm to personal or property security or is very likely to result in damage to an individual’s personal reputation or physical or mental health or give rise to discriminatory treatment, once it is leaked, unlawfully provided or abused.

On October 21, 2020, the Standing Committee of the National People’s Congress solicited comments Sought on the Personal Information Protection Law (Draft),which provides personal information handling shall have a clear and reasonable purpose, and shall be limited to the minimum scope required for achieving the purpose of handling; any personal information handling that is irrelevant to the purpose of handling shall not be conducted; personal information handling shall be conducted in line with the principles of openness and transparency, and the rules on personal information handling shall be explicitly publicized.

On June 3, 2020, the Standing Committee of the National People’s Congress solicited comments on the Data Security Law (Draft),which provides that organizations and individuals operate data activities in China shall take necessary measures to effectively protect and legally utilize data and maintain their security capability continuously.

Previously, in operating our online consumer finance marketplace, we collected certain personal information from borrowers and lenders, and also shared the information with our business partners such as third-party online payment companies and loan collection service providers for the purpose of facilitating loan transactions between borrowers and lenders over our marketplace. We had obtained consent from the borrowers and lenders on our marketplace to collect and use their personal information and had also established information security systems to protect the user information and privacy.

Regulations Relating to Enterprise Income Tax

On March 16, 2007, the National People’s Congress promulgated the PRC Enterprise Income Tax Law, which was amended on February 24, 2017 and December 29, 2018. On December 6, 2007, the State Council enacted the Regulations for the Implementation of the Enterprise Income Tax Law, which became effective on January 1, 2008 and was amended on April 23, 2019. Under the Enterprise Income Tax Law and the relevant implementation regulations, both resident enterprises and non-resident enterprises are subject to tax in China. Resident enterprises are defined as enterprises that are established in China in accordance with PRC laws, or that are established in accordance with the laws of foreign countries but are actually or in effect controlled from within China. Non-resident enterprises are defined as enterprises that are organized under the laws of foreign countries and whose actual management is conducted outside China, but have established institutions or premises in China, or have no such established institutions or premises but have income generated from inside China. Under the Enterprise Income Tax Law and relevant implementing regulations, a uniform corporate income tax rate of 25% is applied. However, if nonresident enterprises have not formed permanent establishments or premises in China, or if they have formed permanent establishment or premises in China but there is no actual relationship between the relevant income derived in China and the established institutions or premises set up by them, enterprise income tax is set at the rate of 10% with respect to their income sourced from inside the PRC.

Regulations Relating to Dividend Withholding Tax

Pursuant to the Enterprise Income Tax Law and its implementation rules, if a non-resident enterprise has not set up an organization or establishment in the PRC, or has set up an organization or establishment but the income derived has no actual connection with such organization or establishment, it will be subject to a withholding tax on its PRC-sourced income at a rate of 10%. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise is reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the PRC enterprise. Pursuant to the Notice of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements, or Circular 81, a Hong Kong resident enterprise must meet the following conditions, among others, in order to enjoy the reduced withholding tax: (i) it must directly own the required percentage of equity interests and voting rights in the PRC resident enterprise; and (ii) it must have directly owned such percentage in the PRC resident enterprise throughout the 12 months prior to receiving the dividends. There are also other conditions for enjoying the reduced withholding tax rate according to other relevant tax rules and regulations. In October 2019, the State Administration of Taxation promulgated the Announcement of the State Taxation Administration on Issuing the Administrative Measures for Entitlement to Treaty Benefits for Non-resident Taxpayers or Circular 35, which became effective on January1, 2020. Circular 35 provides that non-resident enterprises are not required to obtain pre-approval from the relevant tax authority in order to enjoy the reduced withholding tax rate. Instead, non-resident enterprises and their withholding agents may, by self-assessment and on confirmation that the prescribed criteria to enjoy the tax treaty benefits are met, directly apply the reduced withholding tax rate, and file necessary forms and supporting documents when performing tax filings, which will be subject to post-tax filing examinations by the relevant tax authorities.

Regulations Relating to Tax on Indirect Transfer

On February 3, 2015, the SAT issued the Circular on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or SAT Circular 7. Pursuant to SAT Circular 7, an “indirect transfer” of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises, may be recharacterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. When determining whether there is a “reasonable commercial purpose” in the transaction arrangement, features to be taken into consideration include, inter alia, whether the main value of the equity interest of the relevant offshore enterprise derives directly or indirectly from PRC taxable assets; whether the assets of the relevant offshore enterprise mainly consists of direct or indirect investment in China or if its income is mainly derived from China; and whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have a real commercial nature which is evidenced by their actual function and risk exposure. Pursuant to SAT Circular 7, where the payer fails to withhold any or sufficient tax, the transferor shall declare and pay such tax to the tax authority by itself within the statutory time limit. Late payment of applicable tax will subject the transferor to default interest. SAT Circular 7 does not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired on a public stock exchange. On October 17, 2017, the SAT issued the Circular on Issues of Tax Withholding Regarding Non-PRC Resident Enterprise Income Tax, or SAT Circular 37, which was amended by the Announcement of the State Administration of Taxation on Revising Certain Taxation Normative Documents issued on June 15, 2018 by the SAT. SAT Circular 37 further elaborates the relevant implemental rules regarding the calculation, reporting, and payment obligations of the withholding tax by the non-resident enterprises. Nonetheless, there remain uncertainties as to the interpretation and application of SAT Circular 7. SAT Circular 7 may be determined by the tax authorities to be applicable to our offshore transactions or sale of our shares or those of our offshore subsidiaries where non-resident enterprises, being the transferors, were involved.

Regulations on Foreign Currency Exchange

The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations, most recently amended in August 2008. Under the PRC foreign exchange regulations, payments of current account items, such as profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. By contrast, approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital account items, such as direct investments, repayment of foreign currency-denominated loans, repatriation of investments and investments in securities outside of China. On February 28, 2015, the SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment, or SAFE Notice 13. After SAFE Notice 13 became effective on June 1, 2015, instead of applying for approvals regarding foreign exchange registrations of foreign direct investment and overseas direct investment from SAFE, entities and individuals will be required to apply for such foreign exchange registrations from qualified banks. The qualified banks, under the supervision of the SAFE, will directly examine the applications and conduct the registration.

In August 2008, SAFE issued the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, or SAFE Circular 142, regulating the conversion by a foreign-invested enterprise of foreign currency-registered capital into RMB by restricting how the converted RMB may be used. SAFE Circular 142 provides that the RMB capital converted from foreign currency registered capital of a foreign-invested enterprise may only be used for purposes within the business scope approved by the applicable government authority and may not be used for equity investments within the PRC. In addition, SAFE strengthened its oversight of the flow and use of the RMB capital converted from foreign currency registered capital of foreign-invested enterprises. The use of such RMB capital may not be changed without SAFE’s approval, and such RMB capital may not in any case be used to repay RMB loans if the proceeds of such loans have not been used. Violations may result in severe monetary or other penalties.

In November 2012, SAFE promulgated the Circular of Further Improving and Adjusting Foreign Exchange Administration Policies on Foreign Direct Investment, which substantially amends and simplifies the current foreign exchange procedure. Pursuant to this circular, the opening of various special purpose foreign exchange accounts, such as pre-establishment expenses accounts, foreign exchange capital accounts and guarantee accounts, the reinvestment of RMB proceeds derived by foreign investors in the PRC, and remittance of foreign exchange profits and dividends by a foreign-invested enterprise to its foreign shareholders no longer require the approval or verification of SAFE, and multiple capital accounts for the same entity may be opened in different provinces, which was not possible previously. In addition, SAFE promulgated another circular in May 2013, which specifies that the administration by SAFE or its local branches over direct investment by foreign investors in the PRC must be conducted by way of registration and banks must process foreign exchange business relating to the direct investment in the PRC based on the registration information provided by SAFE and its branches.

In July 2014, SAFE issued SAFE Circular 36, which purports to reform the administration of settlement of the foreign exchange capitals of foreign-invested enterprises in certain designated areas on a trial basis. Under the pilot program, some of the restrictions under SAFE Circular 142 will not apply to the settlement of the foreign exchange capitals of the foreign-invested enterprises established within the designated areas and the enterprises mainly engaging in investment are allowed to use its RMB capital converted from foreign exchange capitals to make equity investment. However, our PRC subsidiary is not established within the designated areas. On March 30, 2015, the SAFE promulgated Circular 19, to expand the reform nationwide. Circular 19 came into force and replaced both Circular 142 and Circular 36 on June 1, 2015. Circular 19 allows foreign-invested enterprises to make equity investments by using RMB fund converted from foreign exchange capital. However, Circular 19 continues to, prohibit foreign-invested enterprises from, among other things, using RMB fund converted from its foreign exchange capitals for expenditure beyond its business scope, providing entrusted loans or repaying loans between non-financial enterprises. In October 2019, SAFE issued Circular of the State Administration of Foreign Exchange on Further Promoting Cross Border Trade and Investment Facilitation, or Circular 28 canceling the restrictions on foreign exchange capital and domestic equity investments of non-investment foreign investment enterprises.

Regulations on Foreign Exchange Registration of Overseas Investment by PRC Residents

SAFE issued SAFE Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, that became effective in July 2014, replacing the previous SAFE Circular 75. SAFE Circular 37 regulates foreign exchange matters in relation to the use of special purpose vehicles, or SPVs, by PRC residents or entities to seek offshore investment and financing or conduct round trip investment in China. Under SAFE Circular 37, a SPV refers to an offshore entity established or controlled, directly or indirectly, by PRC residents or entities for the purpose of seeking offshore financing or making offshore investment, using legitimate onshore or offshore assets or interests, while “round trip investment” refers to direct investment in China by PRC residents or entities through SPVs, namely, establishing foreign-invested enterprises to obtain the ownership, control rights and management rights. SAFE Circular 37 provides that, before making contribution into an SPV, PRC residents or entities are required to complete foreign exchange registration with SAFE or its local branch. SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment in February 2015, which took effect on June 1, 2015. This notice has amended SAFE Circular 37 requiring PRC residents or entities to register with qualified banks rather than SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing.

PRC residents or entities who had contributed legitimate onshore or offshore interests or assets to SPVs but had not obtained registration as required before the implementation of the SAFE Circular 37 must register their ownership interests or control in the SPVs with qualified banks. An amendment to the registration is required if there is a material change with respect to the SPV registered, such as any change of basic information (including change of the PRC residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, and mergers or divisions. Failure to comply with the registration procedures set forth in SAFE Circular 37 and the subsequent notice, or making misrepresentation on or failure to disclose controllers of the foreign-invested enterprise that is established through round-trip investment, may result in restrictions being imposed on the foreign exchange activities of the relevant foreign-invested enterprise, including payment of dividends and other distributions, such as proceeds from any reduction in capital, share transfer or liquidation, to its offshore parent or affiliate, and the capital inflow from the offshore parent, and may also subject relevant PRC residents or entities to penalties under PRC foreign exchange administration regulations. We are aware that our PRC resident beneficial owners subject to these registration requirements. Mr. Erxin Zeng and Mr. Xiaohui Liu have all fulfilled the registration under relevant SAFE regulations.

Regulations relating to foreign investment

The Foreign Investment Law and 2020 Edition Negative list

In March 2019, the Standing Committee of the National People’s Congress of the PRC passed the Foreign Investment Law of the People’s Republic of China, or the Foreign Investment Law, which came into effect on January 1, 2020. Among other things, the Foreign Investment Law defines the “foreign investment” as the investment activities in China conducted by foreign individuals, enterprises and other organizations, or the Foreign Investors, in a direct or indirect manner. The PRC governmental authorities will administrate foreign investment by applying the principal of pre-entry national treatment together with a negative list, to be specific, the Foreign Investors are prohibited from making any investments in the fields catalogued into prohibited industries for foreign investment based on the negative list, while they are allowed to make investments in the restricted industries provided that all the requirements and conditions as set forth in the negative list have been satisfied; when the Foreign Investors make investments in the fields other than those included in the negative list, the national treatment principle shall apply.

Pursuant to the 2020 Edition Negative list, our business does not fall into the negative list and is permitted for foreign investment currently.

Foreign Investment in Value-Added Telecommunication Services

According to Administrative Provisions on Foreign-Invested Telecommunications Enterprises (Revised in 2016) promulgated by the State Council and Special Administrative Measures for Access of Foreign Investment (Negative List) (2020 Edition) promulgated by National Development and Reform Commission and Ministry of Commerce, the proportion of capital contributed by the foreign investor(s) in a foreign-invested telecommunications enterprise that is engaged in value-added telecommunications services (excluding e-commerce business, domestic multi-party communications, store-and-forward and call centers) shall not ultimately exceed 50%. The major foreign investor in a foreign-invested telecommunications enterprise that is engaged in value-added telecommunications business is required to have a record of good performance and operating experience in managing value-added telecommunications business.

Subject to the above regulations, if the Company intends to operate value-added telecommunication business in PRC, either we establish a joint venture with an eligible Chinese organization or control a qualified Variable Interest Entity.

Regulations and Government Policies Relating to Bitcoin and Blockchain Industries

According to the Circular of the People’s Bank of China, Ministry of Industry and Information Technology, China Banking Regulatory Commission, China Securities Regulatory Commission, and China Insurance Regulatory Commission on the Prevention of Risks from Bitcoin, or the Circular 289, jointly promulgated by People’s Bank of China, Ministry of Industry and Information Technology, China Banking Regulatory Commission, China Securities Regulatory Commission, and China Insurance Regulatory Commission on December 3, 2013, Bitcoin shall be a kind of virtual commodity in nature, which shall not be in the same legal status with currencies and shall not be circulated as currencies and used in markets as currencies. The Circular 289 also provides that financial institutions and payment institutions shall not engage in business in connection with Bitcoin.

According to Announcement of the People’s Bank of China, the Cyberspace Administration of China, the Ministry of Industry and Information Technology, the State Administration for Industry and Commerce, the China Banking Regulatory Commission, the China Securities Regulatory Commission and the China Insurance Regulatory Commission on Preventing Initial Coin Offerings (ICO) Risks, or the Announcement, promulgated by seven PRC governmental authorities including the People’s Bank of China on September 4, 2017, activities of offering and financing of tokens, all so-called token trading platform should not (i) engage in the exchange between any statutory currency with tokens and “virtual currencies,” (ii) trade or trade the tokens or “virtual currencies” as central counterparties, or (iii) provide pricing, information agency or other services for tokens or “virtual currencies.” The Announcement further provides that financial institutions and payment institutions shall not engage in business in connection with transactions of offering and financing of tokens.

There is no prohibition under PRC laws and regulations currently in effect on the possession of Bitcoin by PRC citizens and organizations. Although the attitudes of the Chinese local or provincial governments towards bitcoin mining change from time to time, such as the government of Inner Mongolia, PRC which has banned cryptocurrency mining recently to allow for energy conservation, purchase and running of computing hardware by PRC citizens or organizations for the purpose of Bitcoin mining in China do not violate any PRC laws enacted by the National People’s Congress of the PRC and its Standing Committee or administrative regulations enacted by the State Council of the PRC which are effective as of the date hereof.

Pursuant to Administrative Provisions on Block Chain Information Services promulgated by Cyberspace Administration of China, which came into force as of February 15, 2019, the subjects or nodes providing the public with block chain information services, as well as the institutions or organizations providing the subjects of block chain information services with technical support, or the blockchain information service providers, shall fulfill the responsibility for information content security management, and establish and improve management systems on user registration, information review, emergency response and security protection. A blockchain information service providers, shall, within ten working days of its provision of such service, fill in such information as the name of the service provider, service category, form of services, application areas, and address of the server, via the Block Chain Information Service Record-filing Administration System of the Cyberspace Administration of China, to handle record-filing formalities. The entities operating mining pools which provides services to third parties should complete the filing.

Regulations on Stock Incentive Plans

SAFE promulgated the Stock Option Rules in February 2012, replacing the previous rules issued by SAFE in March 2007. Under the Stock Option Rules and other relevant rules and regulations, PRC residents who participate in stock incentive plan in an overseas publicly-listed company are required to register with SAFE or its local branches and complete certain other procedures. Participants of a stock incentive plan who are PRC residents must retain a qualified PRC agent, which could be a PRC subsidiary of the overseas publicly listed company or another qualified institution selected by the PRC subsidiary, to conduct the SAFE registration and other procedures with respect to the stock incentive plan on behalf of the participants. In addition, the PRC agent is required to amend the SAFE registration with respect to the stock incentive plan if there is any material change to the stock incentive plan, the PRC agent or other material changes. The PRC agent must, on behalf of the PRC residents who have the right to exercise the employee share options, apply to SAFE or its local branches for an annual quota for the payment of foreign currencies in connection with the PRC residents’ exercise of the employee share options. The foreign exchange proceeds received by the PRC residents from the sale of shares under the stock incentive plans granted and dividends distributed by the overseas listed companies must be remitted into the bank accounts in the PRC opened by the PRC agents before distribution to such PRC residents.

Organizational Structure Chart

After our acquisition of Bit Digital Hong Kong and the formation U.S. entities for operations of bitcoin mining and the disposal of old operations of peer-to peer lending business and related legal entities, the Company is now a Cayman entity with one HK subsidiary, Bit Digital Hong Kong, and two U.S. subsidiaries, with no subsidiary or VIE legal entities in mainland China.

All of the bitcoin mining operations in mainland China are conducted by Bit Digital Hong Kong. All utility bills and other expenses of the Company’s PRC operations are paid to Hong Kong suppliers who host our miners. As of this date, we have been advised by PRC counsel that, although some provincial or local governments of PRC issued special limitations and prohibitions to bitcoin mining operations and other local governments of PRC may issue similar limitations in the future, bitcoin mining operations in mainland China are not prohibited by the existing PRC laws enacted by the National People’s Congress and its Standing Committee and PRC administrative regulations enacted by the State Council publicly available. Notwithstanding that fact, as PRC laws and policies are subject to change, we have initiated the process of forming a subsidiary or in PRC.

Employees

We currently have seven (7) employees, including our Chief Executive Officer, Chief Financial Officer, Chief Strategy Officer, a Vice President of Mining Operations, a Vice President of North American Operations, and two accounting staff. In addition, we retain the consulting services of five (5) different persons on a part-time basis.

Property, Plant and Equipment

The principal executive office is located on leased premise at 33 Irving Place, New York, New York, United States 10003. The lease for our principal executive office is for a term ending September 30, 2021, with a monthly rental of $8,657.

The Company has leased an office at Room 3603, Tower 2, Metro Plaza, Hong Kong, China. The lease is for a term ending April 30, 2021 at a monthly rental of US$300.

The Company has ceased the leasing of Shanghai Office in August 2019 and got a total refund of $106,090 (RMB 733,317) including the deposit of $60,623 (RMB 419,039) and one and a half month rent of $45,467 (RMB 314,278).

We believe that we will be able to obtain adequate facilities, principally through leasing, to accommodate our future expansion plans. We believe that our current property rights are sufficient for our current operations.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our executive officers and directors as of the date of this prospectus.

Directors	Age	Position/Title
Bryan Bullett	49	Chief Executive Officer
Erke Huang	32	Chief Financial Officer and Director
Sam Tabar	48	Chief Strategy Officer
Min Hu	43	Independent Director
Ichi Shih	49	Independent Director
Zhaohui Deng	51	Independent Director
Yan Xiong	55	Independent Director

Biographies

Bryan Bullett

Mr. Bullett has served as Chief Executive Officer since March 31, 2021. Since January 2020 he was an independent contractor for Centerboard Securities LLC. From August 2016 to June 2019, Mr. Bullett served as Executive Vice President and Head of Capital Markets for US affiliates of E&P Financial Group. From August 2012 to July 2016, Mr. Bullett served as a Senior Vice President at FBR & Co. During 2011 and 2012, Mr. Bullett served as a Vice President at Keefe, Bruyette & Woods. During the years 2006 through 2010, Mr. Bullett served as a Vice President and as an Associate in Investment Banking at Bank of America Merrill Lynch (formerly Banc of America Securities). During the years 2004 through 2006, Mr. Bullett served as an Associate in Leveraged Finance at Deutsche Bank Securities. Prior thereto, Mr. Bullett served as an early or founding employee of several technology and/or media-related startup companies. Mr. Bullett received a bachelor’s degree from Brown University and an MBA from Columbia Business School.

Erke Huang

Mr. Huang has served as Chief Financial Officer of the Company from October 18, 2019, as a Director since October 30, 2019 and as Interim Chief Executive Officer from February 2, 2021 until March 31, 2021. Prior thereto, Mr. Huang served as the Co-Founder and Advisor of Long Soar Technology Limited from August 2019 and as the Founder/CEO of Bitotem Investment Management Limited from May 2018. From June 2016 to May 2018, Mr. Huang served as the Investment Manager of Guojin Capital. From August 2015 to May 2016, Mr. Huang served as an Analyst for Zhengshi Capital. Mr. Huang served as a Program Officer of Southwest Jiaotong University from February 2015 to August 2015. From March 2013 to November 2014, Mr. Huang served as the Engineering Analyst Team Leader of Crowncastle International. Mr. Huang received his bachelor’s degree in Environmental Engineering from Southwest Jiaotong University in 2011, and received his master’s degree in Civil& Environmental Engineering from Carnegie Mellon University in 2012.

Sam Tabar

Mr. Tabar has served as Chief Strategy Officer since March 31, 2021. Since January 2020, he was an independent contractor for Centerboard Securities LLC. Prior thereto, Mr. Tabar served as the Co-Founder and Chief Strategy Officer of Fluidity from April 2017 to June 2020. Prior to this, he served as a Partner to FullCycle Fund from December 2015 to April 2017. Prior to this, he served as Director and Head of Capital Strategy (Asia Pacific Region) for Bank of America Merrill Lynch from February 2010 to April 2011. Prior to this, he was Co-Head of Marketing at Sparx Group from January 2004 to 2010. Prior to this, he was an associate at Skadden, Arps, Meagher, Flom LLP & Affiliates from September 2001 to January 2004. Mr. Tabar received his Bachelor of Arts from Oxford University in 2000, and received his Master of Law (LL.M.) from Columbia University School of Law in 2001. He was associate editor of the Columbia Law Business Law Journal in 2000, and is a current member of the New York State Bar Association.

Min Hu

Mr. Hu, a director since October 2019, served as Chief Executive Officer of the Company from October 30, 2019 until February 2, 2021. Mr. Hu had served as the Business Manager of Weihua Liquor Company since 2011. From 2009 to 2011, Mr. Hu served as the General Manager of Xuejiawan Huafeng Wholesale Market Company. Mr. Hu served as a Manager of Eastern Hair Growth Center Company from 2002 to 2009. Mr. Hu received his bachelor’s degree in Law from Qingdao Qiushi College of Arts and Sciences in 2000.

Ichi Shih

Ms. Ichi Shih was elected to serve as a director of the Company at the September 4, 2020 Annual General Meeting. She has over 15 years of experience building and advising corporations through internal financial management, M&A transactions, and capital market transaction across several global regions. From 1995 to 1998, Ms. Ichi Shih worked as an Equity Lending Assistant of Societe Generale in New York. From 1998 to 2000, She worked as Financial Analyst of Goldman Sachs & Co. in New York. From 2003 to 2007, she worked as Senior Associate of Westminster Securities in New York. From 2007 to 2009, she worked as Vice President of Brean Murray in New York. From 2009 to 2011, she worked as CFO of China Valves Technologies in both Hongkong and US. From 2012 to 2014, she worked as Senior Vice President of Glory Sky Group in Hong Kong. In 2015, she worked as Listing Advisor of Nasdaq Dubai in Dubai and Shanghai. From 2016 to 2017, she worked as CFO of Cubetech Global Asset in Beijing. From 2017 to 2018, she worked as CFO of ProMed Clinical Research Organization Inc. in Beijing. From 2018 until now, she has worked as a Partner of Cathay Securities Inc. in Beijing and New York. Ms. Ichi Shih received her Bachelor’s degree in Accounting and International Business from Stern School of Business at New York University in 1995 and Master’s degree in International Finance and Business from School of International and Public Affairs at Columbia University in 2002. Ms. Ichi Shih holds a CPA Certificate from American Institute of Certified Public Accountants.

Zhaohui Deng

Mr. Deng was elected to serve as a director of the Company at the September 4, 2020 Annual General Meeting. He was born in January 1969. From 1995 to 2010, he worked as the board secretary and Vice President of Hunan Jinguo Industrial Co., Ltd. From 2011 until now, he has been working as a private investor and serves as private counsel for several listed companies in the PRC. He holds a bachelor’s degree in Accounting from Hengyang Industrial College China.

Yan Xiong

Mr. Yan Xiong has been serving as a director of the Company since April 19, 2020. Mr. Xiong has worked as chairman of the board of directors at Guangzhou Kangsheng Pharmaceutical Technology Limited from 2014 to the present. From 2001 to October 2013, Mr. Xiong worked as chairman of the board of directors at Guangzhou Kangsheng Bio-tech Limited. From 1997 to December 2000, Mr. Xiong worked as the General Manager at Zhuhai Dajiaweikang Wujin Mineral Import and Outport Company. He holds a bachelor’s degree in Industrial Accounting from Hunan University Business School, China.

Compensation of Directors and Executive Officers

For the fiscal years ended December 31, 2019 and 2018, we paid an aggregate of approximately $75,785 and $54,380, respectively, in cash to our executive officers, and $9,852 and $10,469, respectively, to our non-executive directors. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors.

The Company entered into two apartment units leases for former officers of Dianniu, which were terminated in May and November,2019. During the years ended December 31, 2019 and 2018 the Company made monthly rental payments of approximately $3,500 and $1,000, respectively.

Employment Agreements

Bryan Bullett

Mr. Bullett is employed under a two-year Employment Agreement with an automatic renewal for successive one-year periods, unless terminated by either party on at least ninety (90) days prior written notice. He is being compensated at the rate of $125,000 per annum. He is eligible for a discretionary yearly cash bonus based on targets and performance criteria to be established by the Board. Mr. Bullett was awarded 120,765 restricted stock units (“RSUs”) which represent 0.25% of the Company’s outstanding ordinary shares. The RSUs are subject to a 2021 Omnibus Equity Incentive Plan to be approved by the Company’s shareholders at its April 2021 Annual General Meeting to be announced.

In the event Mr. Bullett’s employment is terminated by the Company without Cause (as defined therein) or by Mr. Bullett with Good Reason (as defined therein), Mr. Bullett shall receive, in addition to all Accrued Obligations (as defined therein), a lump sum severance payment of twenty-four (24) months base salary and all RSUs accrued shall be fully vested.

Erke Huang

On October 28, 2019, the Company and Erke Huang entered into an employment agreement pursuant to which the Company will pay Mr. Huang US$ 60,000 per annum for serving as Chief Financial Officer of the Company. The Company shall also reimburse Mr. Huang for reasonable and approved expenses incurred by him in connection with the performance of his duties under his employment agreement. The Company and Mr. Huang also entered into a director agreement on October 30, 2019, pursuant to which the Company agrees to pay Mr. Huang one thousand (US$1,000) dollars per quarter for serving on the Board. The Company shall also reimburse Mr. Huang for reasonable and approved expenses incurred by him in connection with the performance of his duties under his director agreement. Mr. Huang has no family relationship with any of the executive officers of the Company.

Sam Tabar

Mr. Tabar is employed under a two-year Employment Agreement on substantially the same terms as the Employment Agreement described above for Mr. Bullett. He too is being compensated at a base salary of $125,000 per annum and was awarded 120,765 RSUs subject to shareholder approval.

Board of Directors and Committees

Our Board currently consists of five directors, including Zhaohui Deng, Chairman, Min Hu, Erke Huang, Yan Xiong and Ichi Shih. We maintain an audit committee, a compensation committee and a nominating and corporate governance Committee. Each of the committees of the Board has the composition and responsibilities described below.

Audit Committee

Ms. Ichi Shih, Yan Xiong and Zhaohui Deng are the members of our Audit Committee, where Ichi Shih serves as the Chairwoman. All members of our Audit Committee satisfy the independence standards promulgated by the SEC and by Nasdaq as such standards apply specifically to members of audit committees.

We have adopted a charter for the Audit Committee. In accordance with our Audit Committee Charter, our Audit Committee shall perform several functions, including:

●	evaluates the independence and performance of, and assesses the qualifications of, our independent auditor, and engages such independent auditor;

●	approves the plan and fees for the annual audit, quarterly reviews, tax and other audit-related services, and approves in advance any non-audit service to be provided by the independent auditor;

●	monitors the independence of the independent auditor and the rotation of partners of the independent auditor on our engagement team as required by law;

●	reviews the financial statements to be included in our Annual Report on Form 20-F and Current Reports on Form 6-K and reviews with management and the independent auditors the results of the annual audit and reviews of our quarterly financial statements;

●	oversees all aspects our systems of internal accounting control and corporate governance functions on behalf of the board;

●	reviews and approves in advance any proposed related-party transactions and report to the full Board on any approved transactions; and

●	provides oversight assistance in connection with legal, ethical and risk management compliance programs established by management and the Board, including Sarbanes-Oxley Act implementation, and makes recommendations to the Board regarding corporate governance issues and policy decisions.

It is determined that Ms. Ichi Shih possesses accounting or related financial management experience that qualifies her as an “audit committee financial expert” as defined by the rules and regulations of the SEC.

Compensation Committee

Yan Xiong, Zhaohui Deng and Ichi Shih are the members of our Compensation Committee and Yan Xiong is the chairman. All members of our Compensation Committee are qualified as independent under the current definition promulgated by Nasdaq. We have adopted a charter for the Compensation Committee. In accordance with the Compensation Committee’s Charter, the Compensation Committee is responsible for overseeing and making recommendations to the Board regarding the salaries and other compensation of our executive officers and general employees and providing assistance and recommendations with respect to our compensation policies and practices.

Nominating and Corporate Governance Committee

Zhaohui Deng, Yan Xiong and Ichi Shih are the members of our Nominating and Corporate Governance Committee and Zhaohui Deng is the chairman. All members of our Nominating and Corporate Governance Committee are qualified as independent under the current definition promulgated by Nasdaq. We have adopted a charter for the Nominating and Corporate Governance Committee. In accordance with its charter, the Nominating and Corporate Governance Committee is responsible for identifying and proposing new potential director nominees to the board of directors for consideration and reviewing our corporate governance policies.

Director Independence

Our Board reviewed the materiality of any relationship that each of our directors has with us, either directly or indirectly. Based on this review, it is determined that Zhaohui Deng, Yan Xiong and Ichi Shih are independent directors” as defined by Nasdaq.

Code of Ethics

We have adopted a code of ethics that applies to all of our executive officers, directors and employees. The code of ethics codifies the business and ethical principles that govern all aspects of our business.

Family Relationships

There is no family relationship among any of our directors or executive officers.

Duties of Directors

Under Cayman Islands law, our directors have a duty of loyalty to act honestly in good faith with a view to our best interests. Our directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association as amended and restated from time to time, and the class rights vested thereunder in the holders of the shares. Our board of directors has all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

●	convening shareholders’ annual and extraordinary general meetings;

●	declaring dividends and distributions;

●	appointing officers and determining the term of office of the officers;

●	exercising the borrowing powers of our company and mortgaging the property of our company; and

●	approving the transfer of shares in our company, including the registration of such shares in our share register.

Our company has the right to seek damages if a duty owed by our directors is breached. A shareholder may in certain limited exceptional circumstances have the right to seek damages in our name if a duty owed by our directors is breached. You should refer to “Description of Share Capital—Differences in Corporate Law” for additional information on our standard of corporate governance under Cayman Islands law.

Terms of Directors and Officers

Our officers are elected by and serve at the discretion of the Board and the shareholders voting by ordinary resolution. Our directors are not subject to a set term of office and hold office until the next general meeting called for the election of directors and until their successor is duly elected or such time as they die, resign or are removed from office by a shareholders’ ordinary resolution or the unanimous written resolution of all shareholders A director will be removed from office automatically if, among other things, the director becomes bankrupt or makes any arrangement or composition with his creditors generally or is found to be or becomes of unsound mind.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our Ordinary Shares as of the date of this prospectus by our officers, directors, and 5% or greater beneficial owners of Ordinary Shares. There is no other person or group of affiliated persons known by us to beneficially own more than 5% of our Ordinary Shares.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the person identified in this table has sole voting and investment power with respect to all shares shown as beneficially owned by him, subject to applicable community property laws.

Name of Beneficial Owners(1)	Ordinary Shares Beneficially Owned Prior to This Offering(2)
	Number		%
Directors and Executive Officers:
Erke Huang	300,000	(3)	*
Bryan Bullett	135,765	(4)	*
Sam Tabar	135,765	(4)	*
Min Hu			-
Zhaohui Deng	700,000	(3)	1.5%
Yan Xiong	-		-
Ichi Shih	-		-
All directors and officers as a group (five individuals)	1,000,000		2.1%
5% shareholders:
Wise Gain Investment Industries Limited(5) Coastal Building, Wickham’s Cay II P.O. Box 2221, Road Town, Tortola B.V.I.	6,276,700		13.0%
Silver Luck International Holding Group Limited(6) Coastal Building, Wickham’s Cay II P.O. Box 2221, Road Town, Tortola B.V.I.	2,485,500		5.1%

*	Less than 1% of issued and outstanding shares.

(1)	Unless otherwise noted, the business address of each of the following entities or individuals is c/o Bit Digital, Inc., Room 3603, Tower 2 Metro Plaza, Hong Kong, China.

(2)

Applicable percentage of ownership prior to the offering is based on 48,320,870 Ordinary Shares outstanding as of May 4, 2021, together with securities exercisable or convertible into ordinary shares within sixty (60) days as of such date for each shareholder. Applicable percentage of ownership after the offering is the same as none of the entities or individuals named in the table are Selling Shareholders.

(3)	Erke Huang and Zhaohui Deng are the beneficial owners of 300,000 and 700,000 shares, respectively, of the 1,000,000 ordinary shares owned by Geney Development Limited, a BVI entity, with an address at 4th Floor Waters Edge Building, Meridian Plaza, Road Town, Tortola VG1110, British Virgin Islands.

(4)	Represents 15,000 ordinary shares issuable under Restricted Award Agreements issued for consulting services and 120,765 ordinary shares under Restricted Stock Units (“RSUs”), pursuant to Employment Agreements entered into on March 31, 2021 by Messrs. Bullett and Tabar.

(5)	Xiaohui Liu, a former Director of the Company who resigned in October 2019, is a director of Wise Gain Investment Industries Limited, and has voting and dispositive power over the shares held by such entity.

(6)	Erxin Zeng, our former Chief Executive Officer and Chairman of the Board, who was terminated in October 2019, is a director of Silver Luck International Holding Group Limited, and has voting and dispositive power over the shares held by such entity.

SELLING SHAREHOLDER

This prospectus relates to the possible resale by the Selling Shareholder of Ordinary Shares that (i) are issuable to Ionic upon the conversion of Notes, and (ii) may be issued to Ionic pursuant to the Purchase Agreement. For additional information regarding these transactions, see “Prospectus Summary - Selling Shareholder Transactions” above, as well as “The Ionic Purchase Agreement Transaction” above. We are registering Ordinary Shares in order to permit the Selling Shareholder to offer such shares for resale from time to time.

Except for the ownership of the shares offered hereby pursuant to the transactions summarized herein, the Selling Shareholder has not held a position or office, or had any material relationship with us or any of our predecessors or affiliates.

The Selling Shareholder may sell some, all, or none of its Ordinary Shares being registered hereunder. We do not know how long the Selling Shareholder will hold its Ordinary Shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Shareholder regarding the resale of any of the Ordinary Shares being registered hereunder. The following table assumes that all shares will be sold by the Selling Shareholder and no other shares will be held after the offering.

The following table presents information regarding the Selling Shareholder and the number of Ordinary Shares that they may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by the Selling Shareholder and reflects its holdings as of May 4, 2021. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act.

Selling Shareholder	Ordinary Shares Beneficially Owned Before this Offering (2)	Percentage of Outstanding Ordinary Shares Beneficially Owned Before this Offering (3)	Ordinary Shares to be Sold in this Offering Assuming the Company issues the Maximum Number of Ordinary Shares Under the Purchase Agreement (4)	Percentage of Outstanding Ordinary Shares Beneficially Owned After this Offering
Ionic Ventures, LLC (1)	0	0	6,412,500	0	(5)

(1)	Ionic Ventures, LLC (“Ionic”) is the record and beneficial owner of the securities set forth in the table. Brendan O’Neil and Keith Coulston are the managers of Ionic and in such capacity have joint voting and dispositive power over shares held by Ionic. Mr. O’Neil and Mr. Coulston each disclaim beneficial ownership of the reported securities except to the extent of their pecuniary interest therein. Ionic Ventures, LLC is not a licensed broker dealer or an affiliate of a licensed broker dealer. The address of Ionic Ventures, LLC is 3053 Fillmore Street, Ste. 256, San Francisco, CA 94123.

(2)	We have excluded from the number of Ordinary Shares beneficially owned prior to the offering (i) all of the Ordinary Shares that Ionic may be required to purchase under the Purchase Agreement, because the issuance and sale of such Ordinary Shares to Ionic is solely at our discretion and is subject to satisfaction of the conditions set forth in the Purchase Agreement that are outside of Ionic’s control, including the registration statement of which this prospectus is a part being declared effective by the SEC and (ii) all Ordinary Shares issuable upon conversion of the Notes because it is expected that the Notes will be converted into Ordinary Shares before the effective date of this prospectus.

(3)	Based on 48,320,870 outstanding Ordinary Shares as of May 4, 2021.

(4)	Includes 6,000,000 Ordinary Shares that may be issued to Ionic Ventures pursuant to the Purchase Agreement and 412,500 Ordinary Shares issuable upon conversion of the Notes.

(5)	Assumes all shares registered hereunder will be sold by Ionic in this offering.

PLAN OF DISTRIBUTION

The Ordinary Shares listed in the table appearing under “Selling Shareholder” are being registered to permit the resale of Ordinary Shares by the Selling Shareholder from time to time after the date of this prospectus. There can be no assurance that the Selling Shareholder will sell any or all of the Ordinary Shares offered hereby. We will not receive any of the proceeds from the sale of the Ordinary Shares by the Selling Shareholder.

The Selling Shareholder may sell all or a portion of the Ordinary Shares offered hereby from time to time directly to purchasers or through one or more underwriters, broker-dealers or agents, at market prices prevailing at the time of sale, at prices related to such market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

●	on any national securities exchange or over-the-counter market on which the Ordinary Shares may be listed or quoted at the time of sale;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which a broker-dealer may attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer, as principal, and a subsequent resale by the broker-dealer for its account;

●	in “at the market” offerings to or through market makers into an existing market for Ordinary Shares;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	in transactions otherwise than on such exchanges or in the over-the-counter market;

●	through a combination of any such methods; or

●	through any other method permitted under applicable law.

We will pay the expenses incident to the registration and offering of the Ordinary Shares offered hereby. We have agreed to indemnify Ionic and certain other persons against certain liabilities in connection with the offering of Ionic offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Ionic has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Ionic specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Ionic has represented to us that at no time prior to the Purchase Agreement has Ionic or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Ionic or any hedging transaction, which establishes a net short position with respect to our Ordinary Shares. Ionic agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised Ionic that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes a selling shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

Ionic has informed us that it intends to use an unaffiliated broker-dealer to effectuate all sales, if any, of the common stock that it may purchase from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Ionic has informed us that each such broker-dealer will receive commissions from Ionic that will not exceed customary brokerage commissions.

The Selling Shareholder may also sell Ordinary Shares under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus

In effecting sales, brokers-dealers engaged by the Selling Shareholder may arrange for other brokers-dealers to participate. If the Selling Shareholder effects such transactions by selling Ordinary Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholder or commissions from purchasers of Ordinary Shares for whom they may act as agent or to whom they may sell as principal. Underwriters may sell securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions. Neither we nor Ionic can presently estimate the amount of compensation that any agent will receive.

Ionic is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. Any underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, commissions or concessions received by any underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Any Selling Shareholder who is an “underwriter” within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and the provisions of the Exchange Act and the rules thereunder relating to stock manipulation.

In order to comply with the securities laws of some states, Ordinary Shares sold in those jurisdictions may only be sold through registered or licensed brokers or dealers. In addition, in some states, Ordinary Shares may not be sold unless the Ordinary Shares have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.

Underwriters, dealers and agents who participate in the distribution of securities and their controlling persons may be entitled, under agreements that may be entered into with us, to indemnification by us and the Selling Shareholder against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters, dealers or agents and their controlling persons may be required to make in respect of those liabilities.

This offering will terminate on the date that all Ordinary Shares offered by this prospectus have been sold by the Selling Shareholder.

The Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “BTBT”.

RELATED PARTY TRANSACTIONS

During the Company’s normal business operations in the year ended December 31, 2020, the Company borrowed an aggregate of $329,722 from the Company’s then Interim Chief Executive Officer and Chief Financial Officer, Erke Huang as working capital to support the Company’s cryptocurrency mining when needed. Such borrowings were non-interest bearing and due on demand. As of the date of this prospectus there was no outstanding balance owed to Mr. Huang.

During the year ended December 31, 2019, the Company borrowed an aggregate of $82,200 from the Company’s former Chief Executive Officer, Erxin Zeng for working capital purposes. As of the date of this prospectus there was no outstanding balance owed to Mr. Zeng.

During the year ended December 31, 2018, the Company did not enter into any related party transactions involving the Company, or any of our subsidiaries or VIE entities.

DESCRIPTION OF SHARE CAPITAL

We amended our Memorandum of Association on April 30, 2021, following our Annual General Meeting held on April 20, 2021, to create a new class of 10,000,000 authorized Preference Shares and for changes to the description of Cayman Island laws.

We are a Cayman Islands exempted company and our affairs are governed by our memorandum and articles of association and the Companies Act (Revised) of the Cayman Islands, which we refer to as the Companies Act below.

Our authorized share capital is 150,000,000 shares consisting of 140,000,000 Ordinary Shares, par value $0.01 per share and 10,000,000 Preference Shares, par value $0.01 per share. As of May 4, 2021, there were 48,320,870 Ordinary Shares issued and outstanding.

Ordinary shares

Dividends. Subject to any rights and restrictions of any other class or series of shares, our board of directors may, from time to time, declare dividends on the shares issued and authorize payment of the dividends out of our lawfully available funds. No dividends shall be declared by the board out of our company except the following:

●	profits; or

●	“share premium account,” which represents the excess of the price paid to our company on issue of its shares over the par or “nominal” value of those shares, which is similar to the U.S. concept of additional paid in capital.

However, no dividend shall bear interest against the Company.

Voting Rights. The holders of our Ordinary Shares are entitled to one vote per share, including the election of directors. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. On a show of hands every shareholder present in person or by proxy shall have one vote. On a poll every shareholder entitled to vote (in person or by proxy) shall have one vote for each share for which he is the holder. A poll may be demanded by the chairman or one or more shareholders present in person or by proxy holding not less than fifteen percent of the paid-up capital of the Company entitled to vote. A quorum required for a meeting of shareholders consists of shareholders who hold at least one-third of our outstanding shares entitled to vote at the meeting present in person or by proxy. While not required by our articles of association, a proxy form will accompany any notice of general meeting convened by the directors to facilitate the ability of shareholders to vote by proxy

Any ordinary resolution to be made by the shareholders requires the affirmative vote of a simple majority of the votes of the Ordinary Shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes of the Ordinary Shares cast. Under Cayman Islands law, some matters, such as amending the memorandum and articles, changing the name or resolving to be registered by way of continuation in a jurisdiction outside the Cayman Islands, require approval of shareholders by a special resolution.

There are no limitations on non-residents or foreign shareholders in the memorandum and articles to hold or exercise voting rights on the Ordinary Shares imposed by foreign law or by the charter or other constituent document of our company. However, no person will be entitled to vote at any general meeting or at any separate meeting of the holders of the Ordinary Shares unless the person is registered as of the record date for such meeting and unless all calls or other sums presently payable by the person in respect of Ordinary Shares in the Company have been paid.

Winding Up; Liquidation. Upon the winding up of our company, after the full amount that holders of any issued shares ranking senior to the Ordinary Shares as to distribution on liquidation or winding up are entitled to receive has been paid or set aside for payment, the holders of our Ordinary Shares are entitled to receive any remaining assets of the Company available for distribution as determined by the liquidator. The assets received by the holders of our Ordinary Shares in a liquidation may consist in whole or in part of property, which is not required to be of the same kind for all shareholders.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their Ordinary Shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. Any Ordinary Shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Ordinary Shares. We may, subject to obtaining the necessary approvals under our memorandum and articles of association, issue shares that are, or at our option or at the option of the holders are, subject to redemption on such terms and in such manner as we may, before the issue of the shares, determine. Under the Companies Act, shares of a Cayman Islands exempted company may be redeemed or repurchased out of profits of the company, out of the proceeds of a fresh issue of shares made for that purpose or out of capital, provided the memorandum and articles of association authorize this ( and any necessary approvals thereunder are duly obtained) and the company has the ability to pay its debts as they fall due in the ordinary course of business.

No Preemptive Rights. Holders of Ordinary Shares will have no preemptive or preferential right to purchase any securities of our company.

Variation of Rights Attaching to Shares. If at any time the share capital is divided into different classes of shares, the rights attaching to any class (unless otherwise provided by the terms of issue of the shares of that class) may, subject to the memorandum and articles, be varied or abrogated with the consent in writing of the holders of three fourths of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Anti-Takeover Provisions. Some provisions of our current memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders.

Exempted Company. We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies;

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	may issue shares with no par value;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company.

Preferred Shares

The Board is empowered to designate and issue from time to time one or more classes or series of Preferred Shares and to fix and determine the relative rights, preferences, designations, qualifications, privileges, options, conversion rights, limitations and other special or relative rights of each such class or series so authorized. Such action could adversely affect the voting power and other rights of the holders of the Company’s Ordinary Shares or could have the effect of discouraging or making difficult any attempt by a person or group to obtain control of the Company.

At the Company’s Annual General Meeting held on April 20, 2021, the Company’s shareholders authorized a new class of preference shares which provide for annual dividends of eight (8%) percent, a liquidation preference of $10 per share; conversion into ordinary shares on a 1:1 basis, subject to a 4.99% conversion limitation; ranking senior to ordinary shares with a voting right of fifty (50) ordinary shares for each preference share.

Warrants

There are no outstanding warrants to purchase any of our securities.

Options

There are no outstanding options to purchase any of our securities.

Differences in Corporate Law

The Companies Act is modeled after that of English law but does not follow many recent English law statutory enactments. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements. A merger of two or more constituent companies under Cayman Islands law requires a plan of merger or consolidation to be approved by the directors of each constituent company and authorization by (a) a special resolution of the shareholders and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association.

A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman Islands subsidiary if a copy of the plan of merger is given to every member of that Cayman Islands subsidiary to be merged unless that member agrees otherwise. For this purpose a subsidiary is a company of which at least ninety percent (90%) of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain circumstances, a dissenting shareholder of a Cayman constituent company is entitled to payment of the fair value of his shares upon dissenting to a merger or consolidation. The exercise of appraisal rights will preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

When a takeover offer is made and accepted by holders of 90.0% of the shares within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

●	a company acts or proposes to act illegally or ultra vires;

●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

●	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our current memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty or fraud of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our current memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he or she owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him or her to do so) and a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our current articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cayman Islands law does not provide shareholders any right to put proposals before a meeting or requisition a general meeting. However, these rights may be provided in articles of association. Our current articles of association allow our shareholders holding not less than one-third of all voting power of our share capital in issue to requisition a shareholder’s meeting. Other than this right to requisition a shareholders’ meeting, our current articles of association do not provide our shareholders other right to put proposal before a meeting. As a Cayman Islands exempted company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our current articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our current articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Act and our current articles of association, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our current articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of three-fourths of the issued shares of that class or with the sanction of a resolution passed by not less than three-fourths of such holders of the shares of that class as may be present at a general meeting of the holders of the shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our current memorandum and articles of association may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our post-offering amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our current memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

SHARES ELIGIBLE FOR FUTURE SALE

As of the date of this prospectus we have 48,320,870 Ordinary Shares outstanding. Of this amount 36,171,085 Ordinary Shares held by existing shareholders are deemed “restricted securities” as that term is defined in Rule 144 and may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including Rule 144. As of the date of this prospectus, all 36,171,085 are currently eligible for sale, subject to the limitations of Rule 144.

Rule 144

In general, under Rule 144, a person who is not our affiliate and has not been our affiliate at any time during the preceding three months will be entitled to sell any shares of our share capital that such person has held for at least six months, including the holding period of any prior owner other than one of our affiliates, without regard to volume limitations. Sales of our share capital by any such person would be subject to the availability of current public information about us if the shares to be sold were held by such person for less than one year.

In addition, under Rule 144, a person may sell shares of our share capital acquired from us immediately upon the completion of this offering, without regard to volume limitations or the availability of public information about us, if:

●	the person is not our affiliate and has not been our affiliate at any time during the preceding three months;

●	and the person has beneficially owned the shares to be sold for at least six months, including the holding period of any prior owner other than one of our affiliates.

Our affiliates who have beneficially owned shares of our share capital for at least six months, including the holding period of any prior owner other than another of our affiliates, would be entitled to sell within any three-month period those shares and any other shares they have acquired that are not restricted securities, provided that the aggregate number of shares sold does not exceed the greater of:

●	1% of the number of shares of our authorized share capital then outstanding, which will equal approximately 483,208 Ordinary Shares as of the date of this prospectus; or

●	the average weekly trading volume in our Ordinary Shares on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates are generally subject to the availability of current public information about us, as well as certain “manner of sale” and notice requirements.

TAXATION

The following discussion of material Cayman Islands, PRC and United States federal income tax consequences of an investment in our Ordinary Shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to an investment in our Ordinary Shares, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Harney Westwood & Riegels, our Cayman Islands counsel. To the extent that the discussion relates to matters of PRC tax law, it represents the opinion of Merits & Tree Law Offices, our PRC counsel. To the extent the discussion relates to the matters of U.S. tax law, it represents the opinion of Davidoff Hutcher & Citron LLP.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes levied by the Government of the Cayman Islands that are likely to be material to holders of Ordinary Shares or Ordinary Shares. The Cayman Islands is not party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

People’s Republic of China Taxation

Under the EIT Law, an enterprise established outside the PRC with a “de facto management body” within the PRC is considered a PRC resident enterprise for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income as well as tax reporting obligations. Under the Implementation Rules, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise. In addition, SAT Circular 82 issued in April 2009 specifies that certain offshore-incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as PRC resident enterprises if all of the following conditions are met: (a) senior management personnel and core management departments in charge of the daily operations of the enterprises have their presence mainly in the PRC; (b) their financial and human resources decisions are subject to determination or approval by persons or bodies in the PRC; (c) major assets, accounting books and company seals of the enterprises, and minutes and files of their board’s and shareholders’ meetings are located or kept in the PRC; and (d) half or more of the enterprises’ directors or senior management personnel with voting rights habitually reside in the PRC. Further to SAT Circular 82, the SAT issued SAT Bulletin 45, which took effect in September 2011, to provide more guidance on the implementation of SAT Circular 82. SAT Bulletin 45 provides for procedures and administration details of determination on PRC resident enterprise status and administration on post-determination matters. If the PRC tax authorities determine that the Company or any of our subsidiaries outside of China is a PRC resident enterprise for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. For example, we or our subsidiaries outside of China may be subject to enterprise income tax at a rate of 25% with respect to its worldwide taxable income. Also, a 10% withholding tax would be imposed on dividends we pay to our non-PRC enterprise shareholders and with respect to gains derived by our non-PRC enterprise shareholders from transferring our shares or Ordinary Shares and potentially a 20% of withholding tax would be imposed on dividends we pay to our non-PRC individual shareholders and with respect to gains derived by our non-PRC individual shareholders from transferring our shares or Ordinary Shares.

It is unclear whether, if we are considered a PRC resident enterprise, holders of our shares or Ordinary Shares would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas. See “Risk Factors—Risk Factors Relating to Doing Business in China—Under the PRC Enterprise Income Tax Law, we may be classified as a PRC resident enterprise for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to us and our non-PRC Shareholders and have a material adverse effect on our results of operations and the value of your investment”.

Under SAT Circular 7, where a non-resident enterprise conducts an “indirect transfer” by transferring taxable assets, including, in particular, equity interests in a PRC resident enterprise, indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise, being the transferor, or the transferee or the PRC entity which directly owned such taxable assets may report to the relevant tax authority such indirect transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC tax at a rate of up to 10%. for the transfer of equity interests in a PRC resident enterprise. We and our non-PRC resident investors may be at risk of being required to file a return and being taxed under SAT Circular 7, and we may be required to expend valuable resources to comply with SAT Circular 7, or to establish that we should not be taxed thereunder. See “Risk Factors—Risk Factors Relating to Doing Business in China—We face uncertainty regarding the PRC tax reporting obligations and consequences for certain indirect transfers of our operating company’s equity interests. Enhanced scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on potential acquisitions we may pursue in the future.”

Pursuant to the Arrangement between the Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Tax Arrangement, where a Hong Kong resident enterprise which is considered a non-PRC tax resident enterprise directly holds at least 25% of a PRC enterprise, the withholding tax rate in respect of the payment of dividends by such PRC enterprise to such Hong Kong resident enterprise is reduced to 5% from a standard rate of 10%, subject to approval of the PRC local tax authority. Pursuant to the Notice of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements, or Circular 81, a resident enterprise of the counter-party to such Tax Arrangement should meet the following conditions, among others, in order to enjoy the reduced withholding tax under the Tax Arrangement: (i) it must directly own the required percentage of equity interests and voting rights in such PRC resident enterprise; and (ii) it should directly own such percentage in the PRC resident enterprise anytime in the 12 months prior to receiving the dividends. Furthermore, the Administrative Measures for Non-Resident Enterprises to Enjoy Treatments under Tax Treaties (For Trial Implementation), or the Administrative Measures, which became effective in October 2009, requires that the non-resident enterprises must obtain the approval from the relevant tax authority in order to enjoy the reduced withholding tax rate under the tax treaties. There are also other conditions for enjoying such reduced withholding tax rate according to other relevant tax rules and regulations. Accordingly, Bit Digital Hong Kong may be able to enjoy the 5% withholding tax rate for the dividends it receives from the wholly foreign owned enterprise to be established in China in the near future, if it satisfies the conditions prescribed under Circular 81 and other relevant tax rules and regulations and obtains the approvals as required under the Administrative Measures. However, according to Circular 81, if the relevant tax authorities consider the transactions or arrangements we have are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future.

United States Federal Income Tax Considerations

The following is a discussion of United States federal income tax considerations relating to the acquisition, ownership, and disposition of our Ordinary Shares by a U.S. Holder, as defined below, that acquires our Ordinary Shares in this offering and holds our Ordinary Shares as “capital assets” (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon existing United States federal income tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service (the “IRS”) with respect to any United States federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion does not address all aspects of United States federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (such as, for example, certain financial institutions, insurance companies, regulated investment companies, real estate investment trusts, broker-dealers, traders in securities that elect mark-to-market treatment, partnerships and their partners, tax-exempt organizations (including private foundations), investors who are not U.S. Holders, investors that own (directly, indirectly, or constructively) 10% or more of our voting stock, investors that hold their Ordinary Shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction), or investors that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not address any tax laws other than the United States federal income tax laws, including any state, local, alternative minimum tax, non-United States tax considerations or the Medicare tax. Each potential investor is urged to consult its tax advisor regarding the United States federal, state, local and non-United States income and other tax considerations of an investment in our Ordinary Shares.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Ordinary Shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under the Code.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of our Ordinary Shares, the tax treatment of a partner in the partnership will [or “may”] vary depending on the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding our Ordinary Shares are urged to consult their tax advisors regarding an investment in our Ordinary Shares.

The discussion set forth below is addressed only to U.S. Holders that purchase Ordinary Shares in this offering. Prospective purchasers are urged to consult their own tax advisors about the application of the U.S. federal income tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our Ordinary Shares.

Taxation of Dividends and Other Distributions on our Ordinary Shares

Subject to the passive foreign investment company rules discussed below, the gross amount of distributions made by us to you with respect to the Ordinary Shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the Ordinary Shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Because there is no income tax treaty between the United States and the Cayman Islands, clause (1) above can be satisfied only if the Ordinary Shares are readily tradable on an established securities market in the United States. Under U.S. Internal Revenue Service authority, Ordinary Shares are considered for purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on Nasdaq. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our Ordinary Shares, including the effects of any change in law after the date of this prospectus.

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your Ordinary Shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Ordinary Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the ordinary share and your tax basis (in U.S. dollars) in the ordinary share. The character of the gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the Ordinary Shares for more than one year, you may be eligible for reduced tax rates on any such capital gains. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company

A non-U.S. corporation is considered a PFIC for any taxable year if either:

●	at least 75% of its gross income for such taxable year is passive income (the “income test”); or

●	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. In determining the value and composition of our assets for purposes of the PFIC asset test, the value of our assets must be determined based on the market value of our Ordinary Shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets on any particular quarterly testing date for purposes of the asset test.

We must make a separate determination each year as to whether we are a PFIC. Depending on the amount of any assets held for the production of passive income, it is possible that, for any taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. Although the law in this regard is unclear, we treat our consolidated subsidiaries, as being owned by us for United States federal income tax purposes, not only because we exercise effective control over the operation of such entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their operating results in our consolidated financial statements. In particular, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our Ordinary Shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of our Ordinary Shares. Accordingly, fluctuations in the market price of the Ordinary Shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we have on hand at any time. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our Ordinary Shares from time to time) that may not be within our control. If we are a PFIC for any year during which you hold Ordinary Shares, we will continue to be treated as a PFIC for all succeeding years during which you hold Ordinary Shares. However, if we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the Ordinary Shares.

If we are a PFIC for your taxable year(s) during which you hold Ordinary Shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the Ordinary Shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the Ordinary Shares will be treated as an excess distribution. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over your holding period for the Ordinary Shares;

●	the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

●	the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year, and an interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the Ordinary Shares cannot be treated as capital, even if you hold the Ordinary Shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for first taxable year which you hold (or are deemed to hold) Ordinary Shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the Ordinary Shares as of the close of such taxable year over your adjusted basis in such Ordinary Shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the Ordinary Shares over their fair market value as of the close of the taxable year. However, such ordinary loss is allowable only to the extent of any net mark-to-market gains on the Ordinary Shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Ordinary Shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the Ordinary Shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such Ordinary Shares. Your basis in the Ordinary Shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “— Taxation of Dividends and Other Distributions on our Ordinary Shares” generally would not apply.

The mark-to-market election is available only for “marketable stock”, which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including Nasdaq. If the Ordinary Shares are regularly traded on Nasdaq and if you are a holder of Ordinary Shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold Ordinary Shares in any taxable year in which we are a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 in each such year and provide certain annual information regarding such Ordinary Shares, including regarding distributions received on the Ordinary Shares and any gain realized on the disposition of the Ordinary Shares.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our Ordinary Shares, then such Ordinary Shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such Ordinary Shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the Ordinary Shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your Ordinary Shares for tax purposes.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our Ordinary Shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our Ordinary Shares and proceeds from the sale, exchange or redemption of our Ordinary Shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding at a current rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information. We do not intend to withhold taxes for individual shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to our Ordinary Shares, subject to certain exceptions (including an exception for Ordinary Shares held in accounts maintained by certain financial institutions), by attaching a complete Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold Ordinary Shares.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee and the Nasdaq listing fee, all amounts are estimates.

SEC registration fee	$9,276.75
Lega1 fees and expenses	150,000.00
Accounting fees and expenses	100,000.00
Miscellaneous	10,723.25

Total	$270,000.00

LEGAL MATTERS

The Company is being represented by Davidoff Hutcher & Citron LLP, with respect to legal matters of United States federal securities law. The validity of the Ordinary Shares offered by this prospectus and legal matters as to Cayman Islands law will be passed upon for us by Harney Westwood & Riegels. The Company is being represented by Merits & Tree Law Offices with regard to PRC law. Davidoff Hutcher & Citron LLP may rely upon Merits & Tree Law Offices with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements as of December 31, 2019 and for the year ended December 31, 2019 have been included in this prospectus in reliance on the report of JLKZ CPA LLP, an independent registered public accounting firm, given on the authority of said firm as an expert in accounting and auditing. The consolidated financial statements as of December 31, 2018 and for the year ended December 31, 2018 have been included in this prospectus in reliance on the report of Friedman LLP, an independent registered public accounting firm, given on the authority of said firm as an expert in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual reports, quarterly reports, current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). Our website is https://bit-digital.com. The information contained on our website is not a part of this prospectus. You may read or obtain a copy of these reports at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10:00 am to 3:00 pm. You may obtain information on the operation of the public reference room and its copy charges by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains registration statements, reports, proxy information statements and other information regarding registrants that file electronically with the SEC, which are available free of charge. The address of the website is http://www.sec.gov. If you do not have Internet access, requests for copies of such documents should be directed to Erke Huang, Chief Financial Officer, at Bit Digital, Inc., 33 Irving Place, New York, New York 10003.

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the Ordinary Shares being offered by this prospectus. This prospectus is part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the shares we are offering pursuant to this prospectus, you should refer to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the SEC’s public reference room and website referred to above.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Bit Digital, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Bit Digital, Inc. and its subsidiaries (collectively, the “Company”) as of December 31, 2020, the related consolidated statements of operations, comprehensive loss, shareholders’ equity, and cash flows for the year ended December 31, 2020, and the related notes to the consolidated financial statements and schedule (collectively, the financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the year ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, and audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Very truly yours,

/s/ Audit Alliance LLP

We have served as the Company’s auditor since 2021.

Singapore

March 30, 2021

F-2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Shareholders of Golden Bull Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Golden Bull Limited (the “Company”) as of December 31, 2019, and the related consolidated statements of operations, comprehensive loss, shareholders’ equity, and cash flows for the year ended December 31, 2019, and the related notes and schedules (collectively referred to as the financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019, and the results of its operations and its cash flows the year in the ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, and audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ JLKZ CPA LLP

We have served as the Company’s auditor since 2020.

Flushing, New York

July 29, 2020

F-3

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

and Shareholders of Golden Bull Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Golden Bull Limited (the “Company”) as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive loss, shareholders’ equity, and cash flows for each of the years in the three year period ended December 31, 2018, and the related notes and schedules (collectively referred to as the financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, and audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Friedman LLP

We have served as the Company’s auditor since 2017.

New York, New York

April 30, 2019

F-4

BIT DIGITAL, INC.

CONSOLIDATED BALANCE SHEETS

As of December 31, 2020 and 2019

(Expressed in U.S. dollars, except for the number of shares)

	December 31, 2020	December 31, 2019*
ASSETS
Current Assets
Cash and cash equivalents	$405,133	$15,988
USDC	56,005	-
Cryptocurrencies	6,237,917	-
Other current assets	2,020,374	12,501
Assets of discontinued operations	-	531,767
Total Current Assets	8,719,429	560,256

Restricted cash, noncurrent	-	600,000
Deposits for equipment	1,324,963	110,000
Property and equipment, net	29,849,157	-
Assets of discontinued operations, noncurrent	-	3,246,277
Total Assets	$39,893,549	$4,516,533

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$1,365,716	$-
Due to related parties	336,722	120,000
Other payables and accrued liabilities	191,536	266,047
Current liabilities of discontinued operations	-	43,546
Total Current Liabilities	1,893,974	429,593

Total Liabilities	1,893,974	429,593

Commitments and Contingencies

Shareholders’ Equity
Common shares, $0.01 par value, 150,000,000 and 50,000,000 shares authorized, 48,043,788 and 15,399,185 shares issued and outstanding of December 31, 2020 and 2019, respectively	480,438	153,992
Share subscription receivables	-	(45,457)
Additional paid-in capital	53,219,626	17,610,220
Statutory reserve	-	6,189
Accumulated deficit	(15,700,489)	(13,790,152)
Accumulated other comprehensive loss	-	(100,185)
Total Bit Digital, Inc.’s Shareholders’ Equity	37,999,575	3,834,607
Noncontrolling interests	-	252,333
Total Equity	37,999,575	4,086,940
Total Liabilities and Equity	$39,893,549	$4,516,533

*	The consolidated balance sheets as of December 31, 2019 have been retroactively reclassified to reflect the discontinued operations as discussed elsewhere in the prospectus.

The accompanying notes are an integral part of these consolidated financial statements.

F-5

BIT DIGITAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

For the Years Ended December 31, 2020, 2019 and 2018

(Expressed in U.S. dollars, except for the number of shares)

	For the Years Ended December 31,
	2020	2019*	2018*
Revenue from cryptocurrency mining	$21,065,113	$-	$-

Cost and operating expenses
Cost of revenues (exclusive of depreciation and amortization shown below)	(14,104,628)	-	-
Depreciation and amortization expenses	(3,324,655)	-	-
General and administrative expenses	(2,515,117)	(1,993,325)	(1,891,213)
Total operating expenses	(19,944,400)	(1,993,325)	(1,891,213)

Income (Loss) from Operations	1,120,713	(1,993,325)	(1,891,213)

Realized gain on exchange of cryptocurrencies	805,557	-	-
Interest income	41	-	-
Other expenses	(1,965)	-	-
Net income (loss) from continuing operations before income taxes	1,924,346	(1,993,325)	(1,891,213)
Income tax expenses	-	-	-
Net income (loss) from continuing operations	1,924,346	(1,993,325)	(1,891,213)

Net loss from discontinued operations	(3,834,683)	(7,682,866)	(1,645,913)

Net loss	$(1,910,337)	$(9,676,191)	$(3,537,126)
Other comprehensive loss
Foreign currency translation adjustment	-	(75,120)	(391,463)
Reclassified to net loss from discontinued operations, net of tax	100,185	-	-
	100,185	(75,120)	(391,463)
Comprehensive loss	$(1,810,152)	$(9,751,312)	$(3,928,589)
Weighted average number of ordinary share outstanding
Basic and Diluted	30,591,122	15,197,815	14,392,001
Loss per share
Basic and Diluted	$(0.06)	$(0.62)	$(0.24)

*	The consolidated statements of operations and comprehensive loss for the years ended December 31, 2019 and 2018 have been retroactively reclassified to reflect the discontinued operations as discussed elsewhere in the prospectus.

The accompanying notes are an integral part of these consolidated financial statements.

F-6

BIT DIGITAL, INC.

CONSOLIDATED STATEMENTS OF EQUITY

For the Years Ended December 31, 2020, 2019 and 2018

(Expressed in U.S. dollars, except for the number of shares)

					Retained earnings		Accumulated
			Shares	Additional	(accumulated deficit)		other
	Ordinary Shares		Subscription	paid-in	Statutory		comprehensive	Noncontrolling
	Shares	Par Value	Receivables	capital	reserves	Unrestricted	loss	interest	Total
Balance, December 31, 2017	13,000,000	130,000	(45,457)	12,312,828	6,189	(893,921)	330,706	605,111	12,445,456
Issuance of original Ordinary Shares through Initial public offering, net	1,550,000	15,500	-	2,465,554	-	-	-	-	2,481,054
Issuance of over-allotment Ordinary Shares	232,500	2,325	-	839,325		-	-	-	841,650
Issuance of exercised warrants shares	63,645	636	-	(636)		-	-	-	-
Issuance of Ordinary Shares to service consultants	53,040	530	-	238,150		-	-	-	238,680
Net loss attributable to BIT Digital, Inc. (formerly known as “Golden Bull Limited”)	-	-	-	-	-	(3,425,981)	-		(3,425,981)
Net loss attributable to noncontrolling interest	-	-	-	-	-	-	-	(111,145)	(111,145)
Foreign currency translation	-	-	-	-	-	-	(364,653)	(26,810)	(391,463)
Balance, December 31, 2018	14,899,185	148,992	(45,457)	15,855,220	6,189	(4,319,902)	(33,947)	467,156	12,078,251
Issuance of original Ordinary Shares through Initial public offering, net	-	-	-	-	-	-	-	-	-
Issuance of over-allotment Ordinary Shares	500,000	5,000	-	1,755,000	-	-	-	-	1,760,000
Issuance of exercised warrants shares	-	-	-	-	-	-	-	-	-
Issuance of Ordinary Shares to service consultants	-	-	-	-	-	-	-	-	-
Net loss attributable to BIT Digital, Inc.	-	-	-	-	-	(9,470,250)	-	-	(9,470,250)
Net loss attributable to noncontrolling interest	-	-	-	-	-	-	-	(205,941)	(205,941)
Foreign currency translation	-	-	-	-	-	-	(66,238)	(8,882)	(75,120)
Balance, December 31, 2019	15,399,185	$153,992	$(45,457)	$17,610,220	$6,189	$(13,790,152)	$(100,185)	$252,333	$4,086,940
Issuance of Ordinary Shares to pursuant to certain private placements	28,000,000	280,000	-	19,520,000	-	-	-	-	19,800,000
Issuance of Ordinary Shares to in exchange of bitcoin miners	4,344,603	43,446	-	15,423,341	-	-	-	-	15,466,787
Issuance of Ordinary Shares to service consultants	300,000	3,000	-	453,000	-	-	-	-	456,000
Disposition of peer-to-peer lending business and the car rental business	-	-	45,457	213,065	(6,189)	-	-	(252,333)	-
Net loss	-	-	-	-	-	(1,910,337)	-	-	(1,910,337)
Reclassified to net loss from discontinued operations, net of tax	-	-	-	-	-	-	100,185	-	100,185
Balance, December 31, 2020	48,043,788	$480,438	$-	$53,219,626	$-	$(15,700,489)	$-	$-	$37,999,575

The accompanying notes are an integral part of these consolidated financial statements.

F-7

BIT DIGITAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

	For the Years Ended December 31,
	2020	2019*	2018*
Net loss	$(1,910,337)	$(9,676,191)	$(3,537,126)
Less: Net loss from discontinued operations	3,834,683	7,682,866	1,645,913
Net income (loss) from continuing operations	1,924,346	(1,993,325)	(1,891,213)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property and equipment	3,324,655	-	-
Loss from acquisition of a subsidiary	1,964	-	-
Amortization of stock compensation expenses for services	456,000	1,760,000	758,750
Changes in operating assets and liabilities:
USDC	409,221	-	-
Cryptocurrencies	(21,849,598)	-	-
Other current assets	(1,762,167)	(335,523)	(2,183,285)
Accounts payable	14,284,286	-	-
Other payables and accrued liabilities	(207,803)	426,567	-
Net Cash Used in Operating Activities from Continuing Operations	(3,419,096)	(142,281)	(3,315,748)
Net Cash Used in Operating Activities from Discontinued Operations	-	(1,205,201)	(1,734,328)
Net Cash Used in Operating Activities	(3,419,096)	(1,347,482)	(5,050,076)

Cash Flows from Investing Activities:
Purchases of property and equipment	(4,505,491)	-	-
Deposits for property and equipment	-	(110,000)	-
Proceeds from sales of cryptocurrencies	2,447,406	-	-
Capital contribution to affiliated entity	-	-	(1,760,000)
Acquisition of cash in connection with acquisition of a subsidiary	11,326	-	-
Net Cash Used in Investing Activities from Continuing Operations	(2,046,759)	(110,000)	(1,760,000)
Net Cash Used in Investing Activities from Discontinued Operations	-	(806,167)	(1,573,726)
Net Cash Used in Investing Activities	(2,046,759)	(916,167)	(3,333,726)

Cash Flows from Financing Activities:
Proceeds from borrowings from related parties	7,000	-	-
Proceeds from issuance of common stock under private placement transaction	5,248,000	-	-
Proceeds from issuance of Ordinary Shares through initial public offerings, net	-	-	5,944,147
Net Cash Provided by Financing Activities	5,255,000	-	5,944,147

Effect of exchange rate changes on cash and cash equivalents	-	(40,126)	(82,698)
Net decrease in cash, cash equivalents and restricted cash	(210,855)	(2,303,775)	(2,522,353)
Cash, cash equivalents and restricted cash at beginning of year	630,650	2,934,425	5,456,778
Cash, cash equivalents and restricted cash at end of year	419,795	630,650	2,934,425
Less: Cash and cash equivalent from discontinued operations	14,662	14,662	2,334,425
Cash, cash equivalents and restricted cash from continuing operations, end of year	$405,133	$615,988	$600,000
Supplemental Cash Flow Information
Cash paid for interest expense	$-	$-	$-
Cash paid for income tax	$-	$-	$-

Reconciliation of cash, cash equivalents and restricted cash
Cash and cash equivalents	$405,133	$15,988	$-
Restricted cash	-	600,000	600,000
Cash, cash equivalents and restricted cash	$405,133	$615,988	$600,000

Non-cash transactions of investing and financing activities
Issuance of Ordinary Shares in exchange of bitcoin miners	$15,466,787	$-	$-
Issuance of Ordinary Shares to consultants and service providers	$456,000	$1,760,000	$238,680
Prepaid initial public offerings costs offset against initial public offerings proceeds	$-	$-	$2,382,763
Purchases of property and equipment in USDC	$(14,416,498)	$-	$-
Collection of USDC from private placement	$14,552,000	$-	$-
Collection of USDC from loans from a related party	$329,722	$-	$-

*	The consolidated statements of cash flows for the years ended December 31, 2019 and 2018 have been retroactively reclassified to reflect the discontinued operations as discussed elsewhere in the prospectus.

The accompanying notes are an integral part of these consolidated financial statements.

F-8

BIT DIGITAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

Bit Digital, Inc. (“BTBT” or the “Company”), formerly known as Golden Bull Limited, is a holding company incorporated on February 17, 2017, under the laws of the Cayman Islands. The Company is currently engaged in the bitcoin mining business through its wholly owned subsidiaries in the United States and Hong Kong. On August 7, 2020, the Company changed its Nasdaq trading symbol to “BTBT”. On September 10, 2020, the Company officially changed its name from “Golden Bull Limited” to “Bit Digital, Inc.”, which the management believes more closely reflects the Company’s bitcoin mining business.

On June 3, 2019, Golden Bull USA was incorporated in the State of New York, which is a wholly owned subsidiary of the Company.

On April 8, 2020, 2020 the Company acquired Bit Digital Hong Kong Limited (“Bit Digital Hong Kong”) (formerly known as XMAX Chain Limited), as a wholly-owned subsidiary in Hong Kong. Bit Digital Hong Kong was purchased from an unaffiliated third party. This entity was formed in Hong Kong on March 1, 2018. After the acquisition, Bit Digital Hong Kong became a wholly owned subsidiary of the Company and the name was changed to Bit Digital Hong Kong Limited. Bit Digital Hong Kong is a Hong Kong company engaged in bitcoin mining business. On the acquisition date, Bit Digital Hong Kong had negative net assets of $674, and the Company recorded a loss of $1,964 from the acquisition.

On September 1, 2020, we established Bit Digital USA, Inc. (“BT USA”), a wholly owned subsidiary incorporated in Delaware, United States, through which we intend to operate bitcoin mining business with our miners in the United States. In September, we commenced trial operations with 100 units of miners under operation in Texas, United States.

DISPOSITION OF PEER-TO-PEER LENDING BUSINESS AND CAR RENTAL BUSINESS IN PRC

On September 8, 2020, the Board approved the disposal of Point Cattle Holdings Limited, a former wholly owned subsidiary of the Company in the British Virgin Islands, and its subsidiaries and VIEs, through which the Company previously operated its peer-to-peer lending business and the car rental business in PRC. Upon the sale, we discontinued our peer-to-peer lending business and the car rental business in the PRC (“discontinued operations”). In addition to our bitcoin mining business, we plan to operate our car rental business through Golden Bull USA, Inc., a wholly owned subsidiary based in the United States once the Coronavirus pandemic is curtailed.

On the same date, the Company entered into a certain share purchase agreement (the “Disposition SPA”) by and among a BVI company, Sharp Whale Limited (the “Purchaser”), Point Cattle Holding Limited (the “Subsidiary”) and the Company (the “Seller”). Pursuant to the Disposition SPA, the Purchaser purchased the Subsidiary in exchange for nominal consideration of $10.00 and other good and valuable consideration.

The accompanying consolidated financial statements reflect the activities of the Company and each of the following entities:

Name	Background	Ownership
Golden Bull USA	● A United States company ● Incorporated on June 3, 2019 ● Engaged in car rental business	100% owned by Bit Digital, Inc.
BIT DIGITAL HONG KONG LIMITED	● A Hong Kong company ● Acquired on April 8, 2020 ● Engaged in bitcoin mining business	100% owned by Bit Digital, Inc.
BIT DIGITAL USA, INC.	● A United States company ● Incorporated on September 1, 2020 ● Engaged in bitcoin mining business	100% owned by Bit Digital, Inc.
BIT DIGITAL CANADA INC.	● A Canadian company ● Incorporated on February 23, 2020 ● Engaged in bitcoin mining business	100% owned by Bit Digital, Inc.

F-9

BIT DIGITAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”).

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

Use of estimates

In preparing the consolidated financial statements in conformity with U.S. GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on information as of the date of the consolidated financial statements. Significant estimates required to be made by management include, but are not limited to, the valuation of cryptocurrencies and other current assets, useful lives of property and equipment, the recoverability of long-lived assets, provision necessary for contingent liabilities and realization of deferred tax assets. Actual results could differ from those estimates.

Fair value of financial instruments

ASC 825-10 requires certain disclosures regarding the fair value of financial instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

●	Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted market prices for identical or similar assets in markets that are not active, inputs other than quoted prices that are observable and inputs derived from or corroborated by observable market data.

●	Level 3 - inputs to the valuation methodology are unobservable.

Fair value of cryptocurrencies is based on quoted prices in active markets. The fair value of the Company’s other financial instruments including cash and cash equivalents, restricted cash, deposits, other receivables, accounts payable, due to related parties, accounts payable and other payables, approximate their fair values because of the short-term nature of these assets and liabilities.

F-10

BIT DIGITAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Cash and cash equivalents

Cash includes cash on hand and demand deposits in accounts maintained with commercial banks. The Company considers all highly liquid investment instruments with an original maturity of three months or less from the date of purchase to be cash equivalents.

Cryptocurrencies

Cryptocurrencies (including bitcoin and bitcoin cash) are included in current assets in the accompanying consolidated balance sheets. Cryptocurrencies purchased are recorded at cost and cryptocurrencies awarded to the Company through its mining activities are accounted for in connection with the Company’s revenue recognition policy disclosed below.

Cryptocurrencies held are accounted for as intangible assets with indefinite useful lives. An intangible asset with an indefinite useful life is not amortized but assessed for impairment annually, or more frequently, when events or changes in circumstances occur indicating that it is more likely than not that the indefinite-lived asset is impaired. Impairment exists when the carrying amount exceeds its fair value, which is measured using the quoted price of the cryptocurrency at the time its fair value is being measured. In testing for impairment, the Company has the option to first perform a qualitative assessment to determine whether it is more likely than not that an impairment exists. If it is determined that it is not more likely than not that an impairment exists, a quantitative impairment test is not necessary. If the Company concludes otherwise, it is required to perform a quantitative impairment test. To the extent an impairment loss is recognized, the loss establishes the new cost basis of the asset. Subsequent reversal of impairment losses is not permitted.

Purchases of cryptocurrencies by the Company are included within investing activities in the accompanying consolidated statements of cash flows, while cryptocurrencies awarded to the Company through its mining activities are included within operating activities on the accompanying consolidated statements of cash flows. The sales of cryptocurrencies are included within investing activities in the accompanying consolidated statements of cash flows and any realized gains or losses from such sales are included in “realized gain (loss) on exchange of cryptocurrencies” in the consolidated statements of operations and other comprehensive loss. The Company accounts for its gains or losses in accordance with the first-in first-out method of accounting.

F-11

BIT DIGITAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Property and equipment

Property and equipment are stated at cost. The straight-line depreciation method is used to compute depreciation over the estimated useful lives of the assets, as follows:

Useful life
Cryptocurrency mining equipment	3 years

Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to expense as incurred. Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized. The cost and related accumulated depreciation of assets retired or sold are removed from the respective accounts, and any gain or loss is recognized in in “other income (expenses)” in the consolidated statements of operations and other comprehensive loss.

Impairment of long-lived assets

Long-lived assets, including plant and equipment are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company would reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values.

Revenue recognition

The Company recognizes revenue in accordance with ASC 606 Revenue from Contracts with Customers (“ASC 606”).

To determine revenue recognition for contracts with customers, the Company performs the following five steps: (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation.

The Company recognizes revenue when it transfers its goods and services to customers in an amount that reflects the consideration to which the Company expects to be entitled in such exchange.

F-12

BIT DIGITAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue recognition (continued)

Cryptocurrency mining

The Company has entered into digital asset mining pools by executing contracts with the mining pool operators to provide computing power to the mining pool.  The contracts are terminable at any time by either party and the Company’s enforceable right to compensation only begins when the Company provides computing power to the mining pool operator. In exchange for providing computing power, the Company is entitled to a fractional share of the fixed cryptocurrency award the mining pool operator receives (less digital asset transaction fees to the mining pool operator which are recorded as a component of cost of revenues), for successfully adding a block to the blockchain. The Company’s fractional share is based on the proportion of computing power the Company contributed to the mining pool operator to the total computing power contributed by all mining pool participants in solving the current algorithm.

Providing computing power in digital asset transaction verification services is an output of the Company’s ordinary activities. The provision of providing such computing power is the only performance obligation in the Company’s contracts with mining pool operators. The transaction consideration the Company receives, if any, is noncash consideration, which the Company measures at fair value on the date received, which is not materially different than the fair value at contract inception or the time the Company has earned the award from the pools.  The consideration is all variable. Because it is not probable that a significant reversal of cumulative revenue will not occur, the consideration is constrained until the mining pool operator successfully places a block (by being the first to solve an algorithm) and the Company receives confirmation of the consideration it will receive, at which time revenue is recognized. There is no significant financing component in these transactions.

Fair value of the cryptocurrency award received is determined using the quoted price of the related cryptocurrency at the time of receipt.

There is currently no specific definitive guidance under GAAP or alternative accounting framework for the accounting for cryptocurrencies recognized as revenue or held, and management has exercised significant judgment in determining the appropriate accounting treatment. In the event authoritative guidance is enacted by the FASB, the Company may be required to change its policies, which could have an effect on the Company’s consolidated financial position and results from operations.

In September 2020, the Company disposed of the peer-to-peer lending business and the car rental business in the PRC. In accordance with ASC 205-20-45, the results of all discontinued operations, less applicable income taxes, are reported as components of net income (loss) separate from the net loss of continuing operations for the years ended December 31, 2019 and 2018. During the years ended December 31, 2019 and 2018, the Company generated revenues from transaction fees and management fees from the peer-to-peer lending business.

Transaction Fees:

Transaction fees are paid by borrowers to the Company for the work performed through its platform. These fees are recognized as a component of operating revenue at the time of loan issuance. The amount of these fees is based upon the loan amount and other terms of the loan, including credit grade, maturity and other factors. These fees are non-refundable upon the issuance of loan.

Management Fees:

Loan borrowers pay a management fee on each loan payment to compensate the Company for services provided in connection with facilitation of the loan transactions. The Company records management fees as a component of operating revenue at the time of loan issuance. The amount of these fees is based upon the loan amount and other terms of the loan, including credit grade, maturity and other factors. These fees are non-refundable upon the issuance of loan.

In applying judgment, the Company considered customers’ expectations of performance, materiality and the core principles of ASC Topic 606. The aforementioned revenues are recognized and the Company’s performance obligations (control of services) are generally transferred to the customers at the time of loan issuance. The Company’s contracts with borrowers generally do not include any variable consideration.

Cost of revenue

The Company’s cost of revenue consists primarily of direct production costs related to mining operations, including utilities and other service charges, but excluding depreciation and amortization, which are separately stated in the Company’s consolidated statements of operations.

F-13

BIT DIGITAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income taxes

The Company accounts for income taxes under the asset and liability method, in which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. A valuation allowance is required to the extent any deferred tax assets may not be realizable.

ASC Topic 740, Income Taxes, (“ASC 740”), also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s consolidated financial statements. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in material changes to its financial position.

Loss per share

The Company computes loss per share (“EPS”) in accordance with ASC 260, “Earnings per Share” (“ASC 260”). ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as net loss divided by the weighted average common shares outstanding for the period. Diluted presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. For the years ended December 31, 2020, 2019 and 2018, there were no dilutive shares.

Comprehensive loss

Comprehensive loss consists of two components, net loss and other comprehensive loss. The foreign currency translation gain or loss resulting from translation of the financial statements expressed in RMB to US$ is reported in other comprehensive loss in the consolidated statements of operations and other comprehensive loss.

Statement of cash flows

In accordance with ASC 230, “Statement of Cash Flows,” cash flows from the Company’s operations are formulated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statements of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheets.

F-14

BIT DIGITAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Commitments and contingencies

In the normal course of business, the Company is subject to contingencies, such as legal proceedings and claims arising out of its business, which cover a wide range of matters. Liabilities for contingencies are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

If the assessment of a contingency indicates that it is probable that a material loss is incurred and the amount of the liability can be estimated, then the estimated liability is accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the nature of the guarantee would be disclosed.

Discontinued operation

In accordance with ASU No. 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, a disposal of a component of an entity or a group of components of an entity is required to be reported as discontinued operations if the disposal represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results when the components of an entity meets the criteria in paragraph 205-20-45-1E to be classified as held for sale. When all of the criteria to be classified as held for sale are met, including management, having the authority to approve the action, commits to a plan to sell the entity, the major current assets, other assets, current liabilities, and noncurrent liabilities shall be reported as components of total assets and liabilities separate from those balances of the continuing operations. At the same time, the results of all discontinued operations, less applicable income taxes (benefit), shall be reported as components of net income (loss) separate from the net income (loss) of continuing operations in accordance with ASC 205-20-45.

As of December 31, 2020, the Company’s peer-to-peer lending business and the car rental business in the PRC met all the conditions required in order to be classified as a discontinued operation (Note 1). Accordingly, the operating results of peer-to-peer lending business and the car rental business in the PRC are reported as a loss from discontinued operations in the accompanying consolidated financial statements for all periods presented. In addition, the assets and liabilities related to our peer-to-peer lending business and the car rental business in the PRC are reported as assets and liabilities of discontinued operations in the accompanying consolidated balance sheets on December 31, 2019. For additional information, see Note 10, “Disposition of Point Cattle”.

F-15

BIT DIGITAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent accounting pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326), which requires entities to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost. ASU 2016-13 was subsequently amended by Accounting Standards Update 2018-19, Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Accounting Standards Update 2019-04 Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments, and Accounting Standards Update 2019-05, Targeted Transition Relief. For public entities, ASU 2016-13 and its amendments are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. For all other entities, this guidance and its amendments will be effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Early application will be permitted for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. As an emerging growth company, the Company plans to adopt this guidance effective August 1, 2023. The Company is currently evaluating the impact of its pending adoption of ASU 2016-13 on its consolidated financial statements.

In June 2018, the FASB issued ASU 2018-07, “Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting,” which expands the scope of ASC 718 to include share-based payment transactions for acquiring goods and services from non-employees. An entity should apply the requirements of ASC 718 to non-employee awards except for specific guidance on inputs to an option pricing model and the attribution of cost. The amendments specify that ASC 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The Company adopted the new guidance beginning on October 1, 2019. The adoption of this guidance did not have a material impact on our financial position, results of operations and cash flows.

In August 2018, the FASB Accounting Standards Board issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework Changes to the Disclosure Requirements for Fair Value Measurement” (“ASU 2018-13”). ASU 2018-13 modifies the disclosure requirements on fair value measurements. ASU 2018-13 is effective for all entities for fiscal years and interim periods within those fiscal years beginning after December 15, 2019, with early adoption permitted for any removed or modified disclosures. The removed and modified disclosures will be adopted on a retrospective basis and the new disclosures will be adopted on a prospective basis. The Company does not expect this guidance will have a material impact on its consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740)—Simplifying the Accounting for Income Taxes. ASU 2019-12 is intended to simplify accounting for income taxes. It removes certain exceptions to the general principles in Topic 740 and amends existing guidance to improve consistent application. ASU 2019-12 is effective for fiscal years beginning after December 15, 2020 and interim periods within those fiscal years, which is 2022 fiscal year for us, with early adoption permitted. The Company does not expect adoption of the new guidance to have a significant impact on its consolidated financial statements.

F-16

BIT DIGITAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. CRYPTOCURRENCIES

The following table presents additional information about cryptocurrencies:

Amounts
Balance at January 1, 2020	-
Receipt of cryptocurrencies from mining services	$21,065,113
Sales of cryptocurrencies	(15,534,982)
Lending of cryptocurrencies to a third party (Note 4)	(97,771)
Realized gain on sale of cryptocurrencies	805,557
Balance at December 31, 2020	$6,237,917

4. OTHER CURRENT ASSETS

The other current assets were comprised of the following:

	December 31, 2020	December 31, 2019

Deposits (a)	$1,909,800	$-
Due from a third party (b)	97,771	-
Others	12,803	12,501
Total	$2,020,374	$12,501

(a)	As of December 31, 2020, the balance of deposits represented the deposits made to two service providers who paid utility charges in mining facilities on behalf of the Company. The deposits are refundable upon expiration of the agreement between the Company and the service provider, which was due within 12 months from the effective date of the agreement.

(b)	As of December 31, 2020, the balance of due from a third party represented lending of 5.19 bitcoins, at cost of $18,838 per coin. The bitcoins are repayable on demand. As of the date of this report, the third party has repaid the bitcoins.

5. PROPERTY AND EQUIPMENT, NET

Property and equipment, net was comprised of the following:

	December 31, 2020	December 31, 2019

Miners	$33,173,812	$-
Less: accumulated depreciation	(3,324,655)	-
Property and equipment, net	$29,849,157	$-

Depreciation expenses were $3,324,655, $nil and $nil for the years ended December 31, 2020, 2019 and 2018, respectively.

F-17

BIT DIGITAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. ORDINARY SHARES

On September 4, 2020, our Annual Meeting of Shareholders passed the resolution to the Amendment of the Memorandum of Association to increase authorized common shares from 50,000,000 to 150,000,000. In January 2021, the increase in authorized ordinary shares was made effective on the Company’s filings with the Registrar of Companies of the Cayman Islands. As of December 31, 2020, 2019 and 2018 there were 48,043,788, 15,399,185 and 14,899,185 ordinary shares, respectively, issued and outstanding.

On May 27, 2019, the Company issued 500,000 restricted shares to its service providers as compensation for consulting services. The fair value of the services provided was in in the total amount of $1,760,000, at a per share price at the market price of the grant date.

On May 8, 2020, the Company issued 300,000 restricted shares to service providers as compensation for consulting services. The fair value of the services provided was in in the total amount of $456,000, at a per share price at the market price of the grant date.

On May 8, 2020, the Company completed the sale of 6,500,000 restricted ordinary shares at $0.40 per share for gross proceeds of $2,600,000. On July 6, 2020, the Company completed the sale of 21,500,000 restricted ordinary shares at $0.80 per share for gross proceeds of $17,200,000. The proceeds from both private placements were used mainly to purchase miners.

On November 9, 2020, the Company entered into certain asset purchase agreements (the “APA”) with certain “Non-U.S. Persons” (the “Sellers”) as defined in Regulation S of the Securities Act of 1933, as amended (the “Securities Act”) in connection with a private placement (the “Offering”). Pursuant to the APA, the Company agreed to issue to an aggregate of 4,344,603 ordinary shares, par value $0.01 per share, at a per share price of $3.20, or total consideration from such offering of $13,902,742, to acquire $13,902,742 worth of bitcoin miners with total hash rate of 1,003.5 Ph/s. The Company closed the acquisition on December 3, 2020.

F-18

BIT DIGITAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. INCOME TAXES

The Company is governed by the Income Tax Law of the Cayman Islands, Inland Revenue Ordinance of Hong Kong and the U.S. Internal Revenue Code of 1986, as amended. The Company accounts for income taxes using the asset/liability method prescribed by ASC 740, “Accounting for Income Taxes.” Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if, based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized as income or loss in the period that includes the enactment date.

Cayman Islands

Under the current and applicable laws of the Cayman Islands, the Company is not subject to tax on income or capital gain. Additionally, upon payments of dividends by the Company to its shareholders, no Cayman Islands withholding tax will be imposed.

Hong Kong

Hong Kong profits tax at a rate of 16.5%. However, the Group did not generate any assessable profits arising in or derived from Hong Kong for the year ended December 31, 2020, 2019 and 2018, and accordingly no provision for Hong Kong profits tax has been made in these periods.

United States of America

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “Tax Act”) was signed into law, which has made significant changes to the Internal Revenue Code. Those changes include, but are not limited to, a U.S. corporate tax rate decrease from 35% to 21% effective for tax years beginning after December 31, 2017, the transition of U.S international taxation from a worldwide tax system to a territorial system, and a one-time transition tax on the deemed repatriation of cumulative foreign earnings as of December 31, 2017. Accordingly, Golden Bull USA and BT USA reevaluated its deferred tax assets on net operating loss carryforward in the U.S and concluded there was no effect on the Company’s income tax expenses as Golden Bull USA and BT USA have no deferred tax assets generated since inception.

The following table reconciles the U.S. effective tax rate:

	For the Years Ended December 31,
	2020	2019	2018

US Federal rate	21%	21%	21%
Valuation allowance	(21)%	(21)%	(21)%
Effective tax rate	0%	0%	0%

F-19

BIT DIGITAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. INCOME TAXES (CONTINUED)

The tax effects of temporary differences and tax loss and credit carry forwards that give rise to significant portions of deferred tax assets and liabilities at December 31, 2020 and 2019 are comprised of the following:

	December 31, 2020	December 31, 2019

Net operating loss carryforwards	$241,803	-
Less: valuation allowance	(241,803)	-
	$-	$-

The Company has approximately $1.15 million of U.S. federal and state tax Net Operating Losses (“NOL”s) that may be available to offset future taxable income, if any. The federal net operating loss carryforwards of $1.15 million, if not utilized, will expire in 2037.

Furthermore, as a result of changes in the ownership of our common stock and changes in our business operations, our ability to use our federal NOLs may be limited under Internal Revenue Code Section 382 and 383. State NOLs are subject to similar limitations in many cases.  As a result, our substantial NOLs may not have any value to us.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and taxing strategies in making this assessment. In case the deferred tax assets will not be realized in future periods, the Company has provided a valuation allowance for the full amount of the deferred tax assets at December 31, 2020. The valuation allowance was $241,803 during the year ended December 31, 2020.

The Company has not identified any uncertain tax positions requiring a reserve as of December 31, 2020 and 2019. The Company’s policy is to recognize interest and penalties that would be assessed in relation to the settlement value of unrecognized tax benefits as a component of income tax expense. The Company did not accrue either interest or penalties for the years ended December 31, 2020, 2019 and 2018, respectively.

The Company is subject to U.S. federal income tax and primarily Texas state income tax. The Company has not been under tax examination in any jurisdiction for the years ended December 31, 2020, 2019 and 2018, respectively.

F-20

BIT DIGITAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. RELATED PARTIES

During the Company’s normal business operations in the year ended December 31, 2020, the Company borrowed funds of $336,722 from the Company’s shareholders and senior management as working capital to support the Company’s operations when needed. Among the borrowings of $341,722, $329,772 was in the form of USDC. Such borrowings were non-interest bearing and due on demand. As of December 31, 2020, the balance of due to related parties was $336,722, comprised of balance of $329,722 due to Mr. Erke Huang, the Company’s interim Chief Executive Officer and Chief Financial Officer, and balance of $7,000 due to one shareholder.

As of December 31, 2019, the balance of due to related parties was $120,000, representing advances of working capital from one shareholder.

9. CONTINGENCIES

On January 20, 2021, a securities class action lawsuit was filed against the Company and its Chief Executive Officer and Chief Financial Officer titled Anthony Pauwels v. Bit Digital, Inc., Min Hu and Erke Huang (Case No. 1:21-cv-00515) (U.S.D.C. S.D.N.Y.). A second class action lawsuit was filed, substantially identical on January 26, 2021, titled, Yang v. Bit Digital, Inc., Min Hu and Erke Huang (Case No. 1:21-cv- 00721). Several other related cases have since been filed seeking lead plaintiff status. The class action is on behalf of persons that purchased or acquired our Ordinary Shares between December 21, 2020 and January 8, 2021, a period of volatility in our stock, as well as volatility in the price of bitcoin. We believe the complaints are based solely upon a research article issued on January 11, 2021, which included false claims and to which the Company responded in a press release filed on Form 6-K on January 19, 2021. We intend to seek dismissal of the lawsuits and will vigorously defend the action.

From time to time, the Company is a party to various legal actions arising in the ordinary course of business. The Company accrues costs associated with these matters when they become probable and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

10. DISPOSITION OF POINT CATTLE

On September 8, 2020, the Company entered into a certain share purchase agreement (the “Disposition SPA”) by and among a BVI company, Sharp Whale Limited (the “Purchaser”), Point Cattle Holding Limited (“Point Cattle”, or the “Subsidiary”) and the Company (the “Seller”). Pursuant to the Disposition SPA, the Purchaser purchased the Subsidiary in exchange for nominal consideration of $10.00 and other good and valuable consideration. Point Cattle Holdings Limited was a former wholly owned subsidiary of the Company in the British Virgin Islands, and its subsidiaries and VIEs, through which the Company previously operated its peer-to-peer lending business and the car rental business in PRC.

On September 8, 2020, the parties completed all the share transfer registration procedure as required by the laws of British Virgin Islands and all the other closing conditions have been satisfied, as a result, the disposition contemplated by the Disposition SPA is completed. Upon completion of the disposition, the Purchaser became the sole shareholder of Point Cattle and as a result, assumed all assets and obligations of all the subsidiaries and VIE entities owned or controlled by Point Cattle. Upon the closing of the transaction, the Company does not bear any contractual commitment or obligation to the microcredit business or the employees of Point Cattle and its subsidiaries and VIEs, nor to the Purchaser.

On the same date, management was authorized to approve and commit to a plan to sell Point Cattle, therefore the major assets and liabilities relevant to the disposal are reported as components of total assets and liabilities separate from those balances of the continuing operations. At the same time, the results of all discontinued operations, less applicable income taxes, are reported as components of net income (loss) separate from the net loss of continuing operations in accordance with ASC 205-20-45. Considering the suspension of peer-to-peer lending business and the car rental business in the PRC, the net assets relevant to the sale of Point Cattle was fully impaired by the Company for the year ended December 31, 2020. The loss of $100,185 representing reclassification of accumulated translation adjustments to disposal loss was recognized as the net loss from disposal of discontinued operation in the year ended December 31, 2020.

F-21

BIT DIGITAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. DISPOSITION OF POINT CATTLE (CONTINUED)

In accordance with ASU No. 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, a disposal of a component of an entity or a group of components of an entity is required to be reported as discontinued operations if the disposal represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results when the components of an entity meets the criteria in paragraph 205-20-45-1E to be classified as held for sale. When all of the criteria to be classified as held for sale are met, including management, having the authority to approve the action, commits to a plan to sell the entity, the major current assets, other assets, current liabilities, and noncurrent liabilities shall be reported as components of total assets and liabilities separate from those balances of the continuing operations. At the same time, the results of all discontinued operations, less applicable income taxes (benefit), shall be reported as components of net income (loss) separate from the net income (loss) of continuing operations in accordance with ASC 205-20-45.

As the transaction was closed on September 8, 2020, the Company had no assets and liabilities held for sale in the in the consolidated balance sheet as of December 31, 2020.

The following is a reconciliation of the amounts of major classes of income from operations classified as discontinued operations in the consolidated statements of operations and comprehensive loss for the years ended December 31, 2020, 2019 and 2018:

	For the Years Ended December 31,
	2020	2019	2018
Discontinued Operations
Revenues	$-	$4,572,153	$7,889,201
Operating expenses	-	(12,129,167)	(10,182,832)
Other income, net	-	680,951	186,547
Income tax expenses	-	(806,803)	461,171
Impairment of net assets	(3,734,498)	-	-
Net gain from discontinued operations	(100,185)	-	-
Net loss from discontinued operations	$(3,834,683)	$(7,682,866)	$(1,645,913)

	For the Years Ended December 31, 2019
	Statements of operations filed in last year’s consolidated financial statements	Discontinued operations	Statements of operations filed in this year’s consolidated financial statements

Revenues	$4,572,153	$4,572,153	$-
Operating expenses	(14,122,492)	(12,129,167)	(1,993,325)
Other income, net	680,951	680,951	-
Income tax expenses	(806,803)	(806,803)	-
Net loss from continuing operations	(9,676,191)	-	(1,993,325)
Net loss from discontinued operations	-	(7,682,866)	(7,682,866)
Net loss	$(9,676,191)	$(7,682,866)	$(9,676,191)

	For the Years Ended December 31, 2018
	Statements of operations filed in last year’s consolidated financial statements	Discontinued operations	Statements of operations filed in this year’s consolidated financial statements

Turnover	$7,889,201	$7,889,201	$-
Operating expenses	(12,074,045)	(10,182,832)	(1,891,213)
Other income, net	186,547	186,547	-
Income tax benefits	461,171	461,171	-
Net loss from continuing operations	(3,537,126)	-	(1,891,213)
Net loss from discontinued operations	-	(1,645,913)	(1,645,913)
Net loss	$(3,537,126)	$(1,645,913)	$(3,537,126)

F-22

BIT DIGITAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. SUBSEQUENT EVENTS

1) Entry into an $80 million purchase agreement

On January 11, 2021, the Company entered into an $80 million purchase agreement (the “Purchase Agreement”), together with a registration rights agreement (the “Rights Agreement”) with an accredited institutional investor (the “Investor”). The Company executed a Securities Purchase Agreement on December 31, 2020 with the Investor to purchase an aggregate principal amount of $1,650,000 of convertible subordinated bridge notes which shall be repaid or automatically converted into the Company’s ordinary shares, $0.01 par value (“Ordinary Shares”) prior to commencement of sales under the Purchase Agreement. On February 5 and March 12, 2021, the Company completed the sale of subordinated convertible notes of $1,100,000 and $550,000, respectively, to an accredited institutional investor pursuant to the Purchase Agreement.

The purchase price of the Ordinary Shares purchased by the Investor under the Purchase Agreement will be derived from prevailing market prices of the Company’s Ordinary Shares immediately preceding the time of sale. The Company will control the timing and amount of future sales, if any, of Ordinary Shares to the Investor. The Investor has no right to require the Company to sell any Ordinary Shares to the Investor, but the Investor is obligated to make purchases as the Company directs, subject to certain conditions.

Under the Purchase Agreement, from and after the Commencement Date, the Company has the right, from time to time in its sole discretion and subject to certain conditions and limitations set forth in the Purchase Agreement, to direct the Investor to purchase up to the lesser of (i) $2,500,000 in Ordinary Shares; and (ii) 75% of the average dollar volume of Ordinary Shares for the lowest 8 of 10 Trading Days prior to providing notice to the Investor. The Company may effect a regular purchase at the Regular Purchase Price equal to 85% of the arithmetic average of the three (3) lowest volume weighed average prices (“VWAP”) calculated for the period five (5) Trading Days prior to and ending five (5) Trading Days after delivery of pre-settlement purchase shares based on an estimate and true-up. The Company may also effect an alternate purchase at the Alternate Purchase Price equal to 80% of the arithmetic average of the VWAPs calculated for the period on and ending five (5) Trading Days after delivery of pre-settlement shares based on an estimate and true-up.

2) Changes in management and directors

On February 3, 2020, the Company’s Board of Directors accepted the resignation of Ping Liu as Chairwoman of the Board, as she resigned for personal health reasons. The Board then elected Zhaohui Deng (previously misidentified as Chaohui Deng), an independent director, as Chairman of the Board.

The Board removed Min Hu as Chief Executive Officer, as he was not participating in the Company’s bitcoin mining operations. Mr. Hu will remain an independent director of the Company. The Board then named Erke Huang, currently Chief Financial Officer and a director, also as Interim Chief Executive Officer while an ongoing search for a new CEO continues.

The Board also accepted the resignation of Hong Yu as Chief Strategy Officer and a director. Mr. Yu decided it was in the Company’s best interests for him to pursue his other opportunities. Separately, the Company has engaged two senior corporate strategy consultants in the United States with extensive experience spanning traditional financial services and digital assets, as well as associated legal and regulatory matters.  The addition of these resources significantly expands Bit Digital’s existing capabilities, and in partnership with Bit Digital’s management team, the consultants will help develop the evolution of Bit Digital’s business model and lead its expansion and growth strategy.  Following a transition period, the consultants are expected to be announced as senior executives of Bit Digital.

3) Class Action

On January 20, 2021, a securities class action lawsuit was filed against the Company and its Chief Executive Officer and Chief Financial Officer titled Anthony Pauwels v. Bit Digital, Inc., Min Hu and Erke Huang (Case No. 1:21-cv-00515) (U.S.D.C. S.D.N.Y.). A second class action lawsuit was filed on January 26, 2021, substantially identical, titled Yang v. Bit Digital, Inc., Min Hu and Erke Huang (Case No. 1:21-cv-00721) (U.S.D.C. S.D.N.Y.). Please refer to Note 9, Contingencies.

F-23

6,412,500 Ordinary Shares

BIT DIGITAL, INC.

The date of this prospectus is May 20, 2021